 As filed with the Securities and Exchange Commission on February 12, 1999

                                                      Registration No. 333-43471
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                 POST-EFFECTIVE

                              AMENDMENT NO. 2
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                 of Securities of Certain Real Estate Companies

                               ----------------
                            NOVASTAR FINANCIAL, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)

                        1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                    (Address of Principal Executive Offices)

                                Scott F. Hartman
          Chairman of the Board, Secretary and Chief Executive Officer
                            NOVASTAR FINANCIAL, INC.
                        1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                                 (913) 362-1090
                    (Name and Address of Agent for Service)

                                   Copies to:

           W. Lance Anderson                    Phillip R. Pollock, Esq.
 President and Chief Operating Officer               TOBIN & TOBIN
        NOVASTAR FINANCIAL, INC.             500 Sansome Street, 8th Floor
    1900 West 47th Place, Suite 205             San Francisco, CA 94104
           Westwood, KS 66205                        (415) 433-1400
             (913) 362-1090
                               ----------------

  Approximate Date of Commencement of Proposed Sale to the Public: At any time and from time to time after the effective date of this Post-effective Amendment to Registration Statement

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]

                               ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

PROSPECTUS

                         NOVASTAR FINANCIAL, INC.            [LOGO OF NOVASTAR]


                         7,199,998 SHARES COMMON STOCK
                       3,649,999 STOCK PURCHASE WARRANTS


CONSIDER CAREFULLY THE
RISK FACTORS BEGINNING ON
PAGE 12 OF THIS
PROSPECTUS, INCLUDING THE
FOLLOWING:

 . We have a limited
  operating history and
  incurred significant
  losses in the fourth
  quarter of 1998.

 . Our profitability is
  dependent upon our
  ability to borrow money
  in sufficient amounts
  and on favorable terms.
  Recently, the subprime
  mortgage market faced a
  liquidity crisis with
  respect to the
  availability of short-
  term borrowings from
  major lenders and long-
  term borrowings through
  securitizations. We
  suffered significant
  losses. There is no
  assurance that these
  circumstances will not
  reoccur and have a
  material adverse effect
  upon us.

 . Unexpected or rapid
  changes in interest
  rates could negatively
  effect our subprime
  mortgage lending
  business.

 . Our stock is subject to
  certain restrictions on
  ownership and
  transferability which
  generally prohibit any
  person from owning more
  than 9.8% of our
  outstanding shares.


  This prospectus relates to:

  . 3,549,999 shares of our common stock, par value $.01 per share, being offered by certain selling securityholders;

  . 3,649,999 stock purchase warrants held by selling securityholders, each warrant exercisable for one share of our common stock, and

  . 3,649,999 shares of common stock issuable upon the exercise of warrants.


  The selling securityholders or their successors may offer these securities for sale from time to time:

  . either through underwriters or directly to other purchasers;

  . in one or more transactions in the over-the-counter market or in private transactions;

  . at prices and on terms then prevailing or at negotiated prices.

  Under certain circumstances, the selling securityholders and any broker-dealers that act in connection with the sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act.

  We will not receive any proceeds from the sale of securities by the selling securityholders. We will receive the proceeds from the issuance and sale of common stock pursuant to the exercise of the warrants.

  The warrants are exercisable until February 3, 2001 at a $15.00 exercise price, subject to certain anti-dilution protections. If all warrants are exercised, we will receive proceeds, before expenses, of $54,749,985.00.

  Our common stock is listed on the New York Stock Exchange under the symbol "NFI". On February 9, 1999, the last reported sale price was $6 1/4 per share. Our warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             FEBRUARY 12, 1999

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................    4
 Overview of NovaStar Financial, Inc......................................    4
 General..................................................................    4
 The Offering.............................................................    5
 Securities Offered.......................................................    5
 Use of Proceeds..........................................................    5
 Summary Risk Factors.....................................................    6
 Our Business.............................................................    7
 Mortgage Lending.........................................................    8
 Portfolio Management.....................................................    8
 The Structure of Our Company and Principal Affiliates....................    9
 Recent Developments......................................................   10
 Summary Financial and Other Data.........................................   11
RISK FACTORS..............................................................   12
 Overall Enterprise of NovaStar Financial, Inc. ..........................   12
 Our dependence upon borrowings can result in significant liquidity
  constraints.............................................................   12
 We have a limited operating history  and incurred significant net losses
  in the fourth quarter of 1998...........................................   12
 Forgivable notes may adversely affect results of operations..............   12
 We depend on key personnel for successful operations.....................   12
 We need additional equity financing to support future growth.............   13
 Should we fail to maintain REIT status, we would be subject to tax as a
  regular corporation.....................................................   13
 We lack voting control of our taxable affiliate NovaStar Mortgage........   13
 Failure to qualify for Investment Company Act exemption may adversely
  affect our ability to use leverage and to conduct our business..........   13
 Future revisions in policies and strategies at the discretion of Board of
  Directors may adversely affect operations...............................   14
 Subprime Mortgage Lending Operation......................................   14
 Changes in interest rates may adversely affect results of operations.....   14
 Intense competition in the subprime mortgage industry may result in reduced net income or in revised underwriting standards which would
  adversely affect operations.............................................   14
 Higher loan-to-value ratios increase the risk that we may not recover, on
  default, full amounts due on mortgage loans.............................   15
 Loans made to subprime mortgage borrowers entail higher delinquency and
  loss rates..............................................................   15
 Failure to renew or obtain adequate funding under warehouse and repurchase agreements may materially adversely impact our lending
  operations..............................................................   15
 Interest rate fluctuations may adversely affect the value of our mortgage
  loans in process or held for sale or securitization.....................   15
 Competition with other prospective purchasers of mortgage loans for business with independent brokers and lenders may result in fluctuations
  in volume and cost of acquiring mortgage loans..........................   15
 New laws and regulations, new administrative or judicial interpretations or our failure to comply with existing federal, state, and local
  legislation or regulation could adversely affect our operations.........   16
 Failure to comply with future regulatory interpretations or judicial decisions regarding broker compensation programs may adversely affect
  results of operations...................................................   16

 Contamination of properties securing mortgage loans by hazardous
  substances would result in our facing environmental liabilities.........   17
 Acquisition and Management of a Portfolio of Mortgage Assets.............   17
 General economic and financial conditions in mortgage and financial
  markets may affect our results of operations............................   17
 Interest rate fluctuations may result in a decrease in net interest
  income..................................................................   17
 Interest rates on our borrowings adjust differently than those on related adjustable rate mortgages which may adversely affect our net interest
  income..................................................................   18
 Interest rate caps on adjustable rate mortgages may adversely affect our
  net interest income.....................................................   18
 Changes in anticipated prepayment rates may adversely affect net interest
  income..................................................................   18
 Failure to hedge effectively against interest rate changes may adversely
  affect results of operations............................................   19
 Limitations on effective hedging may adversely affect attempts to
  mitigate risk of variable rate liabilities..............................   19
 Hedging poses a credit risk..............................................   20
 Hedging poses a legal risk...............................................   20
 Hedging poses a basis risk...............................................   20
 We face loss exposure on single family mortgage assets...................   20
 We face loss exposure due to the credit risks of subprime mortgage
  loans...................................................................   21
 We face loss exposure due to the underlying real estate..................   21
 Market factors may limit our ability to acquire mortgage assets at yields
  which are favorable relative to borrowing costs.........................   21
 We face substantial leverage and potential net interest and operating
  losses in connection with borrowings....................................   22
 Our failure to refinance outstanding borrowings on favorable terms may
  affect results of operations............................................   22
 Decline in market value of mortgage assets may limit our ability to borrow, result in lenders initiating margin calls and require us to sell
  mortgage assets in adverse market conditions............................   22
 Adverse changes in the securitization market could impair our ability to acquire and finance mortgage loans through securitizations on a
  favorable or timely basis...............................................   23
 Lack of loan performance data prohibits prediction of future results.....   23
 Illiquidity of investments restricts resale of mortgage securities.......   23
 Lack of geographic diversification of properties underlying mortgage assets may subject such mortgage assets to greater risk of default in
  event of hazards that affect such region................................   23
 Investment in the Common Stock in the Offering...........................   24
 Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and
  warrants to receive a premium for their securities......................   24
 Potential future offerings may dilute the equity of our stockholders or
  reduce the price of shares of our common stock..........................   24
 There is no assurance of an active public trading market.................   24
 Possible volatility of stock price may adversely impact the liquidity of our common stock and may result in losses to stockholders who sell
  shares of common stock..................................................   24

 Future sales of restricted securities could have an adverse effect on the
  market price of our common stock.........................................   25
NOVASTAR FINANCIAL, INC....................................................   26
USE OF PROCEEDS............................................................   26
DIVIDEND POLICY AND DISTRIBUTIONS..........................................   26
DIVIDEND REINVESTMENT PLAN.................................................   27
CAPITALIZATION.............................................................   27
MARKET PRICES AND DIVIDEND DATA............................................   28
SELECTED FINANCIAL AND OTHER DATA..........................................   29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................   30
 Safe Harbor Statement.....................................................   30
 Basis of Presentation.....................................................   30
 Financial Condition and Results of Operations as of and for the period
  Ended December 31, 1996..................................................   30
 Events Subsequent to September 30, 1998...................................   31
 Liquidity and Capital Resources...........................................   32
 Forgivable Notes Receivable from Founders.................................   33
 Financial Condition as of September 30, 1998 and December 31, 1997........   34
 Results of Operations--Nine Months Ended September 30, 1998 Compared to
  Nine Months Ended September 30, 1997.....................................   42
 Fees from NovaStar Mortgage, Inc. ........................................   45
 Other Income..............................................................   45
 Provisions for Credit Losses..............................................   45
 General and Administrative Expenses.......................................   48
 Equity in Earnings (Loss) of NFI Holding Corporation......................   49
 Value of Mortgages Added through Wholesale Operations.....................   51
 Results of Operations--Year Ended December 31, 1997.......................   52
 Earnings of NFI Holding Corporation.......................................   55
 Taxable Income (Loss).....................................................   55
 Interest Rate Sensitivity.................................................   56
 Capital Allocation Guidelines.............................................   57
 Inflation.................................................................   59
 Impact of Recently Issued Accounting Pronouncements.......................   59
 The Year 2000.............................................................   60
BUSINESS...................................................................   62
 Mortgage Lending Operation ...............................................   62
 Market Overview...........................................................   62
 Competition...............................................................   63
 Loan Origination..........................................................   64
 Marketing and Production Strategy.........................................   66
 Underwriting and Quality Control Strategy.................................   67
 Mortgage Loan Servicing Strategy..........................................   70
 Portfolio Management......................................................   71
 Types of Mortgage Assets..................................................   72
 Financing for Mortgage Lending Operations and Mortgage Security
  Acquisitions.............................................................   74
 Mortgage Loans Held as Collateral for Structured Debt.....................   75
 Credit Risk Management Policies...........................................   75
 Capital and Leverage Policies.............................................   76
 Interest Rate Risk Management.............................................   77

 Prepayment Risk Management................................................   80
 Taxable Affiliates........................................................   80
 Properties................................................................   81
 Legal Proceedings.........................................................   81
MANAGEMENT.................................................................   82
 Directors and Executive Officers..........................................   82
 Other Senior Officers.....................................................   83
 Terms of Directors and Officers...........................................   84
 Committees of the Board...................................................   84
 Compensation of Directors.................................................   85
 Compensation Committee Interlocks.........................................   85
 Executive Compensation....................................................   86
 Stock Option Grants.......................................................   87
PRINCIPAL SECURITYHOLDERS..................................................   92
 Beneficial Ownership of Common Stock by Large Securityholders.............   92
 Beneficial Ownership of Common Stock by Directors and Management..........   93
CERTAIN TRANSACTIONS.......................................................   94
 Transactions with Management..............................................   94
 Indebtedness of Management................................................   94
 Certain Business Relationships............................................   94
CONFLICT OF INTEREST POLICY................................................   95
SELLING SECURITYHOLDERS....................................................   96
FEDERAL INCOME TAX CONSEQUENCES............................................  103
 General...................................................................  103
 Opinion of special tax counsel............................................  103
 Qualification as a REIT...................................................  104
 Taxation of NovaStar Financial............................................  106
 Taxation of Taxable Affiliates............................................  107
 Termination or Revocation of REIT Status..................................  108
 Taxation of the Company's Stockholders....................................  108
 Taxation of Tax-Exempt Entities...........................................  109
 Foreign Investors.........................................................  109
 Recordkeeping Requirement.................................................  109
 Backup Withholding........................................................  110
 State and Local Taxes.....................................................  110
 ERISA Investors...........................................................  110
DESCRIPTION OF CAPITAL STOCK...............................................  111
 General...................................................................  111
 Historical Capital Structure..............................................  111
 Common Stock..............................................................  111
 Preferred Stock...........................................................  111
 Registration Rights.......................................................  112
 Private Placement Purchase Terms Agreement................................  112
 Repurchase of Shares and Restriction on Transfer..........................  113
 Indemnification...........................................................  115
 Limitation of Liability...................................................  115
 Business Acquisitions Statutes............................................  115
 Control Share Acquisitions................................................  116
 Transfer Agent and Registrar..............................................  116
DESCRIPTION OF WARRANTS....................................................  117
PLAN OF DISTRIBUTION.......................................................  118
LEGAL MATTERS..............................................................  119
EXPERTS....................................................................  119
WHERE YOU CAN FIND MORE INFORMATION........................................  119
GLOSSARY...................................................................  120
FINANCIAL STATEMENTS.......................................................  F-1

                               PROSPECTUS SUMMARY

  This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully to understand all of the terms of the offering. We include a glossary beginning on page 120.

                      Overview of NovaStar Financial, Inc.

General

  We are a specialty finance company which:

  . acquires single family residential subprime mortgage loans;

  . borrows money to finance its assets using warehouse facilities, including repurchase agreements;

  . issues collateralized debt obligations to finance its subprime mortgage loans in the long-term;

  . purchases mortgage securities in the secondary mortgage market; and

  . manages the resulting combined portfolio of mortgage loans and securities in a tax-advantaged real estate investment trust structure.

  We were incorporated and initially capitalized on September 13, 1996. As a result of our private placement offering on December 9, 1996, we received net proceeds of $47 million. We completed an initial public offering of 4,059,500 shares of common stock on December 1, 1997. We received proceeds of $67 million from our initial public offering, after paying the underwriting discounts and other related expenses.

  We own 100 percent of the preferred stock of NFI Holding, Inc. and Scott Hartman and Lance Anderson, our founders, own the common stock of NFI Holding. As a result, we receive 99 percent of the income and dividends of NFI Holding and the founders receive one percent. NFI Holding owns the common stock of NovaStar Mortgage, Inc.

  NovaStar Mortgage originates subprime residential mortgage loans. NovaStar Mortgage has developed a nationwide network of wholesale loan brokers and correspondents who submit loans to NovaStar Mortgage. These brokers and correspondents are independent from any of the NovaStar entities. NovaStar Mortgage underwrites these loans and funds approved loans. For the nine months ended September 30, 1998, NovaStar Mortgage originated (funded) $735 million in subprime mortgage loans. We have acquired many of the loans originated by NovaStar Mortgage. However, in times where sufficient capital is not available to us, NovaStar Mortgage will sell loans.

  Based on industry sources, the estimated size of the subprime mortgage loan market in 1997 was approximately $100 billion in annual originations. Historically, the subprime mortgage loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. We believe the subprime mortgage market is still highly fragmented, with no single competitor having a dominant market share.

  Generally the people to whom NovaStar Mortgage lends money have substantial equity in the property securing the loan. They are considered "subprime" borrowers because they have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. These borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because these borrowers typically use the proceeds of the loans to consolidate and refinance debt and to finance home improvements, education and other consumer needs, loan volume is less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending. Although the NovaStar Mortgage underwriting guidelines include several levels of risk classification, 77% of the principal balance of the loans originated by NovaStar Mortgage and purchased by us in 1998 were to borrowers in the A credit grade category. One important consideration in underwriting subprime loans is the nature and value of the collateral securing the loans. We believe that the amount of equity present in the real estate securing our loans mitigates the risks inherent in subprime lending. Borrowers' primary residences secured approximately 93% of the loans originated and purchased in 1998. The maximum loan-to-value ratio allowed for first mortgage borrowers in our highest credit grade is 95%. However, the average loan-to-value ratio on loans originated by NovaStar Mortgage in 1998 was approximately 81%.

  We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a result, our earnings are generally not subject to federal income tax to the extent that we distribute our earnings to stockholders and maintain our qualification as a REIT. We believe the REIT structure is the most desirable for owning mortgage loans and securities due to the elimination of corporate-level income taxation. In addition, we are not structured as a traditional financial institution, which accepts deposits. Therefore, we are subject to substantially less regulatory oversight and expect to incur lower compliance expenses compared to banks, thrifts and many other originators or holders of mortgage loans and securities. We are self-advised and self-managed.

                               The Offering

Securities Offered

  This prospectus covers offerings of up to:

  . 3,549,999 shares of issued and outstanding common stock held by the selling securityholders;

  . 3,649,999 warrants that are owned by the selling securityholders; and

  . 3,649,999 shares of common stock that may be subsequently acquired by the selling securityholders from us upon the exercise of warrants.

Use of Proceeds

  We will receive no proceeds from the sale of common stock or warrants by the selling securityholders. We will use the proceeds from the issuance of common stock pursuant to the exercise of the warrants to fund the acquisition of mortgage loans, as described in this prospectus and, pending such use, to reduce borrowings.

                              SUMMARY RISK FACTORS

  Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

  . Our dependence upon borrowings can result in significant liquidity constraints. Our profitability is dependent upon our ability to borrow money on favorable terms. In October 1998, the subprime mortgage market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints.

  . We have a limited operating history and incurred significant net losses in the fourth quarter of 1998. We have not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Historical operating performance may be of limited relevance in predicting future performance. We incurred significant net losses in the fourth quarter of 1998.

  . Forgivable notes may adversely affect results of operations. In our private placement, Messrs. Hartman and Anderson each acquired units paid for with promissory notes. Principal due on the notes will be forgiven if the return to private placement investors meets certain benchmarks. The non-cash charge against earnings resulting from forgiveness of the notes could have a material adverse effect on our results of operations and dividends paid to stockholders during periods forgiven.

  . We depend on key personnel for successful operations. Our operations and those of NovaStar Mortgage depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. The loss of either of these individuals could have a material adverse effect upon our businesses and results of operations.

  . Should we fail to maintain REIT status, we would be subject to tax as a regular corporation. If we fail to maintain our qualification as a REIT, we would be subject to federal income tax as a regular corporation. We intend to conduct our business at all times in a manner consistent with the REIT provisions of the Code.

  . Changes in interest rates may adversely affect results of operations. Our results of operations are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans in expected volumes necessary to support fixed overhead expense levels.

  . Intense competition in the subprime mortgage industry may result in reduced net income or in revised underwriting standards which would adversely affect operations. We face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and other mortgage REITs. Any increase in the competition among lenders to originate or purchase subprime mortgage loans may result in either reduced interest income on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan-to-value ratios on properties securing subprime mortgage loans.

  . Loans made to subprime mortgage borrowers entail higher delinquency and loss rates. Lenders in the subprime mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Loans made to subprime mortgage borrowers generally entail a higher risk of delinquency and foreclosure than loans made to borrowers with better credit and may result in higher levels of realized losses. Any failure by us to adequately address the risks of subprime lending would have a material adverse impact on our results of operations, financial condition and business prospects.

  . Lack of loan performance data prohibits prediction of future results. The mortgage loans we purchased have been outstanding for a relatively short period of time. Consequently, the delinquency, foreclosure and loss experience of these loans to date may not be indicative of future results. It is unlikely that we will be able to sustain delinquency, foreclosure and loan loss rates at their present levels as the portfolio becomes more seasoned.

  . Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending operations. We are currently dependent upon a few lenders to provide the primary credit facilities for our funding of mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on our lending operations.

  . Interest rate fluctuations may result in a decrease in net interest income. Interest rate fluctuations may affect our earnings as a result of potential changes in the spread between the interest rates on our borrowings and the interest rates on our mortgage assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may adversely affect our earnings.

  . Failure to hedge effectively against interest rate changes may adversely affect results of operations. Asset/liability management hedging strategies involve risk and may not be effective in reducing our exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent us from effectively implementing the strategies that we determine, absent such compliance, would best insulate us from the risks associated with changing interest rates.

  . We face loss exposure due to the underlying real estate. A substantial portion of our mortgage assets consists of (i) single family mortgage loans or (ii) mortgage securities evidencing interests in single family mortgage loans. We will be subject to the risk of loss on such mortgage assets arising from borrower defaults to the extent not covered by third-party credit enhancement.

  . Market factors may limit our ability to acquire mortgage assets at yields which are favorable relative to borrowing costs. Despite management's experience in the acquisition of mortgage assets and its relationships with various mortgage suppliers, there can be no assurance that we will be able to acquire sufficient mortgage assets from mortgage suppliers at spreads above our cost of funds.

  . Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and warrants to receive a premium for their securities. In order for us to meet the requirements for qualification as a REIT, our charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.8% of the outstanding shares. This restriction may inhibit market activity and the resulting opportunity for the holders of our common stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions.

                               Our Business

  There are two general aspects to our business:

  . mortgage lending through NovaStar Mortgage, primarily in the subprime market; and

  . management of a portfolio of mortgage loans and securities, including loans acquired from NovaStar Mortgage and through secondary market purchases.

Mortgage Lending

  NovaStar Mortgage opened its wholesale origination operation in January 1997 and originated its first mortgage loan in February 1997. Loan production has increased as shown below. We acquired substantially all loans originated by NovaStar Mortgage through June 30, 1998. After June 30, 1998, NovaStar Mortgage has retained virtually all of its loans to be sold to independent companies. Generally, mortgage loans can be acquired and financed at approximately
96 percent of par. Capital is required to fund the remaining portion of loan acquisition. Because of market conditions, we were unable to raise capital during 1998. As a result, NovaStar Financial discontinued acquiring the loans originated by NovaStar Mortgage.

                                                    Wholesale Mortgage Loan
                                                          Originations
                                                --------------------------------
                                                Number of Loans Principal Amount
                                                --------------- ----------------
                                                         (in thousands)
      1996:                                            --           $    --
      1997, by quarter:
        First..................................         68            12,688
        Second.................................        509            77,692
        Third..................................      1,025           136,582
        Fourth.................................      1,552           183,012
                                                     -----          --------
          Total--1997..........................      3,154          $409,974
                                                     =====          ========
        First..................................      2,033          $207,976
        Second.................................      3,133           294,303
        Third..................................      2,576           232,333
                                                     -----          --------
          Total--1998..........................      7,742          $734,612
                                                     =====          ========

  During the nine months ended September 30, 1998, we also acquired mortgage loans with an aggregate principal amount of $498.3 million and agency-issued mortgage securities with an aggregate principal amount of $350.3 million.

Portfolio Management

  In our portfolio management, we:

  . acquire mortgage securities and mortgage loans which satisfy our requirements for the overall asset/liability strategy;

  . borrow funds under repurchase agreements and other warehouse facilities to finance subprime mortgage loan securities acquisitions;

  . issue debt obligations securitized by mortgage loans to provide long-term non-recourse financing;

  . monitor interest rate sensitivity through progressive analytical techniques and seek to mitigate interest rate risk by using various hedging techniques to match the cost and terms of funding sources with that of the yield and terms of mortgage loans and securities; and

  . adhere to our capital allocation guidelines in the application of equity and debt financing to acquire mortgage loans and securities.

           The Structure of Our Company and Principal Affiliates

  Scott Hartman and Lance Anderson own 100 percent of the voting common stock of NFI Holding. NFI Holding was capitalized through the purchase of common stock by Scott Hartman and Lance Anderson in the amount of $20,000 and the purchase of non-voting preferred stock by us in the amount of $1,980,000.
Mr. Hartman and Mr. Anderson receive one percent of the economic benefits derived from dividends and distributions of NFI Holding as a result of their common stock ownership. We receive 99 percent of the dividends of NFI Holding as a result of our preferred stock ownership. Accordingly, we indirectly receive 99 percent of the dividends of NovaStar Mortgage by virtue of our ownership interest in NFI Holding. In addition, Mr. Hartman and Mr. Anderson serve as the sole directors of both Holding and NovaStar Mortgage.

  In contracts with us, NovaStar Mortgage has agreed to:

  . sell subprime mortgage loans NovaStar Mortgage originates to us, if we agree to acquire the loans,

  . service our subprime mortgage loans, and

  . provide certain administrative services to us.

  Without voting control of NovaStar Mortgage, there can be no assurance that these contracts, which are subject to renewal, will continue indefinitely. In addition, while Messrs. Hartman and Anderson have entered into an agreement of shareholders, which contains management and control provisions and restrictions on transfer of NFI Holding common stock, there can be no assurance that the agreement will be enforced in a timely manner against the individuals, their heirs or representatives. We refer you to "Risk Factors--Lack of Voting Control of Taxable Affiliates" and "Certain Transactions--Transactions with Management" in this prospectus for more detail.

         [ORGANIZATION CHART OF NOVASTAR FINANCIAL, INC. APPEARS HERE]

                              Recent Developments

  As a result of significant liquidity constraints imposed upon us by certain key lenders subsequent to September 30, 1998, management took the following actions in October 1998:

  On October 11, 1998, our Board of Directors agreed to defer payment of the dividend we declared on September 22, 1998 ($0.35 per share, $2.8 million in total) until April 15, 1999.

  On various dates during October 1998, we, along with NovaStar Mortgage, executed contracts for the sale of all securities we owned. All securities sales settled during October at an aggregate loss of $15.4 million.

  On various dates during October 1998, we executed contracts for the termination of interest rate swap agreements with a notional amount of $455 million, representing 42 percent of all interest rate agreements we owned. The terminations settled in October 1998 at an aggregate loss of $8.0 million. We continue to own interest rate cap agreements, but have significantly reduced liquidity risk exposure relating to our interest rate agreements.

  On October 13, 1998, we executed a 90-day financing agreement with GMAC/Residential Funding Corporation, secured by certain mortgage interests. Under the terms of the agreement, we borrowed $15 million to support immediate cash needs. In addition, we agreed to pay a $3 million commitment fee at maturity of the note. The resulting $18 million obligation bears interest at one-month LIBOR plus five percent. Additionally, subject to completion of a warrant agreement, GMAC/RFC will acquire 812,731 warrants for the purchase of our common stock at a price of $4.5625, the closing price of the common stock on October 12, 1998. We are presently in negotiations with GMAC/RFC regarding terms to establish a long-term strategic alliance. However, no assurance can be given that the alliance will be established. If a strategic alliance is successfully negotiated, GMAC/RFC has the option to waive $2 million of the commitment fees discussed above and we will issue an additional 811,919 warrants to GMAC/RFC at the same price. During January 1999, the financing agreement with GMAC/RFC was extended through February 28, 1999. Management does not expect to extend the financing agreement beyond that date.

  Additional events, as described below, occurred subsequent to September 30, 1998. Although these events were not a direct result of the events discussed above, they affect our liquidity position.

  On various dates during October 1998, NovaStar Mortgage accepted bids from third parties for the sale of approximately $221 million, or 94 percent of loans it owned as of September 30, 1998. Gains exceeding $3 million are expected to be recognized on these transactions. However, final terms of the sales will be determined after due diligence is performed on subject loans. Through January 31, 1999, $160 million of these loans sales had settled for which gains have been recognized totaling $2.9 million. Management of NovaStar Mortgage expects to continue marketing its originated loans for sale to third parties.

  On October 21, 1998, we finalized the second closing on the securitization of asset-backed bonds, the first closing of which was during the third quarter. In the second closing, approximately $43 million of loans were added to the trust assets of NovaStar Home Equity Series 1998-2.

                        Summary Financial and Other Data
                (dollars in thousands, except per share amounts)

                          For the Nine Months                          For the
                          Ended September 30,         For the        Period Ended
                          --------------------       Year Ended      December 31,
                             1998       1997     December 31, 1997       1996(1)
                          ----------  --------   ----------------- ----------------
Statement of Operations
 Data
 Interest income........  $   79,155  $ 21,545      $   36,961         $   155
 Interest expense.......      60,948    16,224          28,185             --
 Net interest income....      18,207     5,321           8,776             155
 Provision for credit
  losses................       3,400     1,444           2,453             --
 Net interest income
  after provision for
  credit losses.........      14,807     3,877           6,323             155
 Equity in loss of NFI
  Holding Corporation...      (2,455)     (141)             28             --
 General and
  administrative
  expenses..............      12,563     4,764           8,241             457
 Net income (loss)......       5,567      (702)         (1,135)           (302)
 Basic earnings (loss)
  per share.............  $     0.69  $  (0.19)     $    (0.26)        $ (0.08)
 Diluted earnings (loss)
  per share(2)..........  $     0.64  $  (0.19)     $    (0.26)        $ (0.08)
                          As of September 30,            As of December 31,
                          --------------------   ----------------------------------
                             1998       1997           1997              1996
                          ----------  --------   ----------------- ----------------
Balance Sheet Data
 Mortgage assets:
 Mortgage loans.........  $  944,228  $418,897      $  574,984             --
 Mortgage securities....     390,276   267,835         517,246         $13,239
 Total assets...........   1,693,325   699,133       1,126,252          59,811
 Collateralized mortgage
  obligations...........     948,590       --          408,867             --
 Repurchase agreements..     579,697   644,195         556,443             --
 Stockholders' equity...     109,848    47,036         116,489          46,380
                           As of or for the
                             Period Ended                          As of or for the
                             September 30,       As of or for the    Period Ended
                          --------------------      Year Ended       December 31,
                             1998       1997     December 31, 1997       1996(1)
                          ----------  --------   ----------------- ----------------
Other Data
 Acquisition of
  wholesale loan
  production of NovaStar
  Mortgage:
 Principal at funding...  $  734,612  $226,961      $  409,974             --
 Average principal
  balance per loan......  $       95  $    142      $      130             --
 Weighted average
  interest rate:
  Adjustable-rate
   mortgage loans.......        10.0%     10.0%          10.13%            --
  Fixed rate mortgage
   loans................        10.0%     10.6%          10.46%            --
 Loans with prepayment
  penalties.............          72%       73%             73%            --
 Weighted average
  prepayment penalty
  period (in years)(4)..         2.4       2.7             2.4             --
 Net interest spread....        2.20%     1.73%           1.30%            --
 Net yield..............        1.93%     2.02%           1.84%            --
 Annualized return on
  average assets, before
  forgiveness of notes
  receivable from
  founders..............        0.60%    (0.25)%         (0.01)%         (0.50)%
 Annualized return on
  average equity, before
  forgiveness of notes
  receivable from
  founders..............        7.52%    (1.75)%         (0.06)%         (0.65)%
 Taxable income (loss)..  $    9,031  $    871      $    1,434         $  (173)
 Taxable income (loss)
  per share.............  $     1.11  $   0.12      $     0.18         $ (0.05)
 Dividends declared per
  share(3)..............  $     1.00  $   0.18      $     0.28             --
 Number of account
  executives............          55        29              36             --

--------

(1) NovaStar Financial, Inc. was formed on September 13, 1996. Operations began in substance after the private placement, which closed on December 9, 1996.

(2) Diluted earnings (loss) per share is based on the weighted average shares of common stock and preferred stock outstanding, and includes the effect of warrants and options.
(3) The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions."
(4) Includes only those loans with a prepayment penalty.

                                  RISK FACTORS

Overall Enterprise of NovaStar Financial, Inc.

 Our dependence upon borrowings can result in significant liquidity constraints

  Our profitability is dependent upon our ability to borrow money on favorable terms. In October 1998, the subprime mortgage market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints and we entered into a short-term financing arrangement for approximately $18 million. That arrangement is due to mature, unless extended, on February 28, 1999. In the event the long-term securitization market remains constrained, NovaStar Financial's ability to increase its portfolio and earnings will be adversely affected. We refer you to "Recent Developments" in the prospectus summary and "Events Subsequent to September 30, 1998" in "Management's Discussion and Analysis of Financial Condition and Results of Operation" for more detail about the liquidity constraints, the resulting significant net losses for the fourth quarter of 1998, and our short term financing arrangement. Please read further in this "Risk Factors" section for more detail on the risks related to liquidity.

 We have a limited operating history and incurred significant net losses in the fourth quarter of 1998

  We began operations in December 1996 after the closing of a private placement. Our affiliate, NovaStar Mortgage, began its mortgage lending operation in late January 1997 and began servicing loans on July 15, 1997. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. Although we generated net income in the first three quarters of 1998, we incurred significant net losses for the fourth quarter of 1998 due to certain events that occurred early in the fourth quarter of 1998 as discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations, Events Subsequent to September 30, 1998" section of this prospectus.

 Forgivable notes may adversely affect results of operations

  Messrs. Hartman and Anderson each acquired 108,333 units at the price of $15.00 per unit in our private placement. Hartman and Anderson paid for the units by delivering promissory notes to us. Each promissory note was in the amount of $1,624,995, bearing interest at eight percent per annum, and was secured by the units acquired. The principal amount of the notes was divided into three equal parts which we refer to as "tranches." We will forgive principal due if the return to private placement investors meets certain benchmarks as follows: one tranche will be forgiven if we generate a total return to the private placement investors equal to or greater than 15% in any one fiscal year; all tranches will be forgiven if the total cumulative return to private placement investors reaches 100% prior to December 31, 2001. Return to investors includes dividends paid and any appreciation in the average price per share of the common stock and the related warrant during the period. For each tranche forgiven, we will recognize a non-cash charge against earnings of $1,083,330 for the related accounting period. Incentive targets were met and one tranche was forgiven in 1997. Incentive targets were not met in 1998 and, therefore, debt was not forgiven. The charges against earnings resulting from forgiveness of the notes could have a material adverse effect on the results of our operations and on the dividends paid to shareholders, including investors in this offering, during periods forgiven. We refer you to "Management-- Executive Compensation."

 We depend on key personnel for successful operations

  Our operations and the operations of NovaStar Mortgage depend heavily on the contributions of Scott Hartman and Lance Anderson. Both Mr. Hartman and Mr. Anderson would be difficult to replace. The loss of either of these individuals could materially adversely effect our business and operating results. We refer you to "Management--Executive Compensation."

 WE NEED ADDITIONAL EQUITY FINANCING TO SUPPORT FUTURE GROWTH

  To fully implement our strategy to grow our portfolio of mortgage assets, we will need to raise additional capital periodically. Accordingly, we expect to undertake both future equity offerings and long-term securitized debt offerings. There is no assurance that we will successfully and economically raise the capital it will require through such offerings. We refer you to "Risk Factors--Effect on Stockholders of Potential Future Offerings."

 SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION

  We intend to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our classification as a REIT for federal income tax purposes, we must satisfy tests with respect to the sources of our income, the nature and type of our assets, the amount of our distributions to stockholders, and concentration of the ownership of our stock. If we fail to qualify as a REIT in any taxable year and the relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation and our stockholders would be subject to the same tax treatment as stockholders of such corporation. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible in computing our taxable income. As a result, we could be subject to income tax liability and the cash available for distribution to our stockholders would be significantly reduced or eliminated. Further, we could also be disqualified from re-electing REIT status for the four taxable years following the year we became disqualified.

  There is no assurance that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or with respect to the federal income tax consequences of such qualification. Any such changes may reduce or eliminate our competitive advantage over non-REIT competitors. We refer you to "Federal Income Tax Consequences--Qualification as a REIT" and "--Taxation of the Company."

 WE LACK VOTING CONTROL OF OUR TAXABLE AFFILIATE NOVASTAR MORTGAGE

  We formed NFI Holding to serve as a holding company for our taxable affiliates in order to legally separate the mortgage loan origination operation and other lines of business from the REIT entity. This was done for regulatory, tax, risk management and other reasons. Scott Hartman and Lance Anderson own 100% of the voting common stock of NFI Holding while we own 100% of NFI Holding's nonvoting preferred stock. The common stock is entitled to one percent of dividend distributions of NFI Holding and the preferred stock is entitled to 99% of such distributions. NFI Holding wholly owns NovaStar Mortgage, and the REIT thus owns a beneficial interest in 99% of any future dividend distributions from NovaStar Mortgage. NovaStar Mortgage has contracted with us to: sell subprime mortgage loans it originates to us, service subprime mortgage loans for us, provide certain administrative services to us. Without voting control of NovaStar Mortgage, you cannot be assured that our contracts with NovaStar Mortgage, which are subject to renewal, will continue indefinitely. In addition, while Messrs. Hartman and Anderson have entered into an agreement of shareholders which contains certain management and control provisions and restrictions on transfer of the common stock, you cannot be assured that the agreement will be enforced in a timely manner against the individuals, their heirs or representatives. We refer you to "Certain Transactions--Transactions with Management."

 FAILURE TO QUALIFY FOR INVESTMENT COMPANY ACT EXEMPTION MAY ADVERSELY AFFECT OUR ABILITY TO USE LEVERAGE AND TO CONDUCT OUR BUSINESS

  We conduct our business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business. Any such failure to qualify for such exemption could have a material adverse effect on us.

 Future revisions in policies and strategies at the discretion of Board of Directors may adversely affect operations

  Management has established our operating policies and strategies set forth in this prospectus. However, these policies and strategies may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the independent directors, without stockholder approval. The ultimate effect of these changes may be positive or negative.

Subprime Mortgage Lending Operation

 Changes in interest rates may adversely affect results of operations

  Any period of unexpected or rapid changes in interest rates is likely to adversely affect results of our operations. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire subprime mortgage loans in expected volumes necessary to support fixed overhead expense levels. Decrease in interest rates cause loans in the portfolio to prepay more quickly. This could result in our amortizing more of the premium we paid for the mortgage loans and would, therefore, decrease net interest income.

 Intense competition in the subprime mortgage industry may result in reduced net income or in revised underwriting standards which would adversely affect operations

  NovaStar Financial and NovaStar Mortgage face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and certain other mortgage REITs. As NovaStar Mortgage expands into the national market and particular geographic markets, it will face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, origination channels and pricing.

  The subprime market is currently undergoing substantial changes. There are new entities leaving and exiting into the market creating a changing competitive environment. Furthermore, certain large national finance companies and prime mortgage originators have begun to implement plans to adapt their prime mortgage origination programs and to allocate resources to the origination of subprime mortgage loans. Certain of these larger mortgage companies and commercial banks have begun to offer products similar to those which are offered by NovaStar Mortgage and have begun to target customers similar to those targeted by NovaStar Mortgage. In the future, NovaStar Mortgage may also face competition from government sponsored entities, such as Fannie Mae and Freddie Mac, formerly known as FNMA and FHLMC, respectively. For example, Freddie Mac has issued securities collateralized by subprime mortgage loans originated by a financial institution.

  The entrance of these competitors into NovaStar Mortgage's market could have a material adverse effect on our operating results and on our financial condition. Increased competition could result in either reduced net interest income on subprime mortgage loans compared to present levels or in revised underwriting standards permitting higher loan-to-value ratios on properties securing subprime mortgage loans. Increased competition may also increase the demand for NovaStar Mortgage's experienced personnel and the potential that such personnel will leave NovaStar for its competitors. There is no assurance that NovaStar Mortgage will be able to compete successfully in this market environment. Any failure in this regard could have a material adverse effect on our operating results and on our financial condition. Fluctuations in interest rates and general and localized economic conditions may also affect the competition NovaStar Mortgage faces. Competitors with lower costs of capital have a competitive advantage over us. During periods of declining rates, competitors may solicit our customers to refinance their loans. In addition, during periods of economic slowdown or recession, our borrowers may face financial difficulties and be more receptive to the offers of our competitors to refinance their loans.

 Higher loan-to-value ratios increase the risk that we may not recover, on default, full amounts due on mortgage loans

  Our current underwriting guidelines allow for the acquisition of originated loans with up to a 95% loan-to-value ratio. The higher the loan-to-value ratio, the greater the risk that we may be unable to recover full amounts due on our mortgage loans when a borrower defaults and we foreclose and sell the underlying collateral. As of September 30, 1998, the average loan-to-value ratio of our mortgage loan portfolio was 79%. Our failure to adequately address the risk of high loan-to-value products would have a material adverse effect on our operating results and on our financial condition.

 Loans made to subprime mortgage borrowers entail higher delinquency and loss rates

  Lenders in the subprime mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Loans made to subprime mortgage borrowers generally entail a higher risk of delinquency and foreclosure than loans made to borrowers with better credit and may result in higher levels of realized loss. Most of our loans are made to borrowers who do not qualify for loans from conventional mortgage lenders. As of September 30, 1998, 7% of our mortgage loan portfolio was comprised of loans made to borrowers graded "C" and 2% of our portfolio was comprised of loans made to borrowers graded "D", "C" and "D" being our two lowest credit grade classifications. There is no assurance that our underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to subprime mortgage borrowers. Our failure to adequately address the risk of subprime lending would have a material adverse impact on our operating results, our financial condition and our business prospects.

 Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending operations

  We finance substantially all of the mortgage loans through interim financing facilities including our bank warehouse credit line and repurchase agreements, and with equity. These borrowings have been and will be repaid with the proceeds we receive from financing mortgage loans through securitization or selling them for cash. We are dependent upon a few lenders to provide the primary credit facilities for our mortgaging loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements, find buyers for loan originations or issue asset-backed bonds could have a material adverse impact on our lending operations.

 Interest rate fluctuations may adversely affect the value of our mortgage loans in process or held for sale or securitization

  Changes in interest rates can have a variety of effects on our mortgage loan origination business. The market value of fixed-rate mortgage loans has a greater sensitivity to changes in market interest rates than adjustable-rate mortgage loans. To the extent an interest rate is established for a mortgage loan in process prior to the time such mortgage loan is funded, a gain or loss on the sale of the mortgage loan may result from changes in interest rates during the period between the time the interest rate is established and the time the mortgage loan is committed for sale. A sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage loans being held by us will reduce the market value of the mortgage loans. This may cause lenders to require additional collateral. In addition, our results of operations from our origination of mortgage loans can be adversely affected to the extent rising interest rates decrease the volume of mortgage loan originations and the revenue derived therefrom.

 Competition with other prospective purchasers of mortgage loans for business with independent brokers and lenders may result in fluctuations in volume and cost of acquiring mortgage loans.

  NovaStar Financial and NovaStar Mortgage depend upon independent mortgage loan brokers and mortgage lenders for our originations and purchases of new mortgage loans. Our competitors also seek to establish relationships with brokers and correspondents. Our future results may become more exposed to fluctuations in the volume and cost of acquiring our mortgage loans resulting from competition from other prospective purchasers of mortgage loans.

 New laws and regulations, new administrative or judicial interpretations or our failure to comply with existing federal, state, and local legislation or regulation could adversely affect our operations

  Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or, in part, based on borrower income, type of mortgage loan or principal amount. Because many of our mortgage loans will be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans offered by us.

  The Clinton administration's fiscal 2000 budget would place several constraints on the activities and ownership of a taxable REIT subsidiary. If the proposal results in material changes to current rules and regulations on taxable REIT subsidiaries, there could be a material adverse effect on our operations.

  The businesses of NovaStar Financial and NovaStar Mortgage are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. They are also subject to various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of the businesses' operations. There can be no assurance that we will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for us. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions, all of which could cause a material adverse impact on our profitability.

  These laws and regulations are subject to legislative, administrative and judicial interpretation, and some have been infrequently interpreted or only recently enacted, all of which can result in ambiguity with respect to permitted conduct. Any ambiguity under the regulations to which we are subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action law suits, with respect to our compliance with the applicable laws and regulations. As a mortgage lender, NovaStar Mortgage will be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

 Failure to comply with future regulatory interpretations or judicial decisions regarding broker compensation programs may adversely affect results of operations

  Future regulatory interpretations or judicial decisions may require us to change our broker compensation programs or else face material monetary judgments or other penalties. Any such changes or penalties may have a material adverse effect on our operating results, financial condition and on our business prospects. Several law suits have been filed against a number of mortgage lenders alleging that such lenders have violated the Real Estate Settlement Procedures Act ("RESPA") by making payments to independent mortgage brokers. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA, and are therefore illegal. Several federal district courts construing RESPA in these cases have reached conflicting results. In 1998, the United States Court of Appeals for the Eleventh Circuit ruled in two decisions in Culpepper v. Inland Mortgage Corporation that the payment by the lender to the broker in the circumstance of that particular case constituted a prohibited referral fee under RESPA. The case was remanded to the district court for further proceedings. If the pending cases on lender payments to brokers are ultimately resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Our broker compensation programs currently utilize such payments.

 Contamination of properties securing mortgage loans by hazardous substances would result in our facing environmental liabilities

  Properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on properties, we may be required to remove those substances or sources and clean up the property. The company may also be liable to tenants and other users of neighboring properties. Such clean-up costs and liabilities may be extensive and may materially and adversely affect our profitability. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean-up.

Acquisition and Management of a Portfolio of Mortgage Assets

 General economic and financial conditions in mortgage and financial markets may affect our results of operations

  The results of our mortgage assets portfolio operation are affected by various factors, many of which are beyond our control. The performance of our mortgage assets portfolio depends on, among other things, the level of net interest income generated by our mortgage assets, the market value of such mortgage assets and the supply and demand for such mortgage assets. Our net interest income varies primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans included in or underlying the mortgage assets, conditions in financial markets, the fiscal and monetary policies of the U.S. government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect our activities, our operating results depend, on large part, upon our ability to manage our interest rate and prepayment risks while maintaining our status as a REIT. Prolonged failure to manage such risks would adversely affect our profitability. We refer you to "Risk Factors--Failure to hedge effectively against interest rate changes may adversely affect results of operations."

 Interest rate fluctuations may result in a decrease in net interest income

  Our adjustable-rate mortgage assets bear adjustable interest or pass-through rates based on short-term interest rates, and substantially all of our borrowings bear interest at short-term rates and have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence our net interest income. While rising short-term interest rates generally increase the yields on our adjustable rate mortgage assets, rising short-term interest rates also increase the cost of our borrowings which are utilized to fund the mortgage assets. To the extent such costs escalate more rapidly than the yields, our net interest income may be reduced or a net loss may result. Conversely, falling short-term interest rates may decrease the interest cost on our borrowings more rapidly than the yields on the mortgage assets and hence may increase our net interest income. There is no assurance as to the amount or timing of changes in interest rates or their effect on our mortgage assets or net interest income.

  As of September 30, 1998, 67% of our mortgage loans, $623 million, had adjustable rate characteristics. Adjustable-rate mortgage loans are inherently riskier than fixed rate mortgage loans. These loans have interest rates that may rise, resulting in higher mortgage payments for the borrower. Adjustable rate loans are usually underwritten at a higher interest rate, to ensure that the borrower has the ability to make mortgage payments as the rate on the mortgage loan increases. An increasing interest rate environment will force the borrower to make higher mortgage payments, which could result in higher delinquencies, foreclosures and losses.

 Interest rates on our borrowings adjust differently than those on related adjustable rate mortgages which may adversely affect our net interest income

  A substantial portion of all mortgage loans we own have adjustable terms today or are fixed today, but will adjust at some point in the future. Interest rates on our borrowings are and generally will be based on short-term indices. To the extent any of our mortgage assets are financed with borrowings bearing interest based on or varying with an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In this event, if the index used for the mortgage assets is a "lagging" index, such as the 11th District Cost of Funds, that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, our net interest income will be adversely affected in periods of increasing market interest rates. Additionally, our ARM assets will be subject to periodic rate adjustments which may be more or less frequent than the increases or decreases in rates borne by the borrowings or financing we utilize. Accordingly, in a period of increasing interest rates, we could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on our ARMs or mortgage assets backed by ARMs.

  As of September 30, 1998, 76% of our mortgage assets bear adjustable rates. These assets adjust with either six month LIBOR or the one-year CMT rate. All of our borrowings bear variable rates of interest. Rates on our repurchase agreements are variable based on the terms to maturity of individual agreements. As of September 30, 1998, these agreements were tied to one-month LIBOR. The rate on our warehouse line of credit adjusts based upon the Federal Funds rate.

 Interest rate caps on adjustable rate mortgages may adversely affect our net interest income

  Adjustable rate mortgages are typically subject to periodic and lifetime interest rate caps that limit the amount an ARM interest rate can change during any given period. Our borrowings will not be subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, we could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation while the interest rates on our ARMs and mortgage assets backed by ARMs would be limited by caps. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARM being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our ARMs than is required to pay interest on the related borrowings, which will not have such payment caps.

 Changes in anticipated prepayment rates may adversely affect net interest income

  Prepayment rates vary from time to time and may cause changes in the amount of our net interest income. Prepayments of ARMs and mortgage assets backed by ARMs usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such ARMs and decrease when mortgage interest rates exceed the then-current interest rate on ARMs, although such effects are not predictable. Prepayment experience may also be affected by the geographic location of the property securing the mortgage loans, the assumability of the mortgage loans, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by the ability of the borrower to convert an ARM to a fixed-rate loan by and by conditions in the fixed-rate mortgage market. If the interest rate on ARMs increase at a rate greater than the interest rate on fixed-rate mortgage loans, prepayments on ARMs may tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a rate greater than anticipated. We will seek to minimize prepayment risk through a variety of means to the extent they are available to us at reasonable cost at various points in time. These means may include structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage assets with prepayment prohibitions and penalties and investing in certain mortgage security structures which have prepayment protection. In addition, we may purchase interest-only strips to a limited extent. The basis risk that will exist between an interest-only strips and the other assets in the portfolio could increase our risk in interest rate environments where interest-only strip would amortize quickly.

  Changes in anticipated prepayment rates of mortgage assets could affect us in several adverse ways. Faster than anticipated prepayment of any mortgage asset that we purchased at a premium would generally result in a faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of our net interest income by such amount. A portion of the adjustable-rate single family mortgage loans which we may acquire, either directly as mortgage loans or through mortgage securities backed by ARMs, will generally bear initial interest rates which are lower than their "fully-indexed" rates. In the event that such an asset prepays faster than anticipated prior to or soon after the time of adjustment to a fully-indexed rate, we will have experienced an adverse effect on our net interest income during the time we held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM.

  Subprime borrowers are frequently in a unique position to receive economic gain from refinancing due to improving their mortgage and consumer credit profiles through timely payments on outstanding loans. As a result, a subprime borrower may be able to lower the rate on their home loan without a change in interest rates.

 Failure to hedge effectively against interest rate changes may adversely affect results of operations

  Our operating strategy subjects us to interest rate risks. We follow an asset/liability management program intended to protect against interest rate changes and prepayments. Nevertheless, developing an effective asset/liability management strategy is complex and no strategy can completely insulate us from risks associated with interest rate changes and prepayments. In addition, there is no assurance that our hedging activities will have the desired beneficial impact on our operating results or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. We may increase our hedging activity, and thus increase our hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. Moreover, federal tax laws applicable to REITs may substantially limit our ability to engage in asset/liability management transactions. Such federal tax laws may prevent us from effectively implementing hedging strategies that we determine, absent such restrictions, would best insulate us from the risks associated with changing interest rates and prepayments. We refer you to "Risk Factors--Interest rate fluctuations may result in a decrease in net interest income," "Business-- Portfolio of Mortgage Assets--Interest Rate Risk Management" and "Federal Income Tax Consequences--Qualification as a REIT--Sources of Income" in this prospectus for more detail.

 Limitations on effective hedging may adversely affect attempts to mitigate risk of variable rate liabilities

  We purchase interest rate caps and interest rate swaps to attempt to mitigate the risk of variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising interest rates. In this way, we intend generally to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions and the need to maintain our status as a REIT. In this regard, the amount of income we may earn from interest rate swaps and caps is subject to substantial limitations under the REIT provisions of the Code. We may hedge the risk of our borrowing costs on our variable rate liabilities increasing faster than our income, due to the effect of the periodic and lifetime caps on our mortgage assets, through the acquisition of (a) qualified REIT assets, such as interest-only REMIC regular interests, that function in a manner similar to hedging instruments, (b) qualified hedges, the income from which qualifies for the 95% income test, but not the 75% income test for REIT qualification purposes, and (c) other hedging instruments, whose income qualifies for neither the 95% income test nor the 75% income test. The latter form of hedging may be accomplished through one of our taxable affiliates. This determination may result in management electing to have us bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable. We refer you to "Business--Interest Rate Risk Management" and "Federal Income Tax Consequences--Qualification as a REIT--Sources of Income" in this prospectus for more detail.

 Hedging poses a credit risk

  In the event that we purchase interest rate caps or other interest rate agreements to hedge against lifetime and periodic rate or payment caps, and the provider of interest rate agreements becomes financially unsound or insolvent, we may be forced to unwind our interest rate agreements with such provider and may take a loss on such interest rate agreements. Although we intend to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, there is no assurance that we can avoid such third party risks.

 Hedging poses a legal risk

  We accept legal risk in entering into interest rate swap and cap agreements. No assurance can be given as to the enforceability of these agreements. An agreement that is not enforceable may subject us to unexpected interest rate risk and have a material adverse affect on results of operations.

 Hedging poses a basis risk

  We also accept basis risk in entering into interest rate swap and cap agreements. Basis risk occurs as the performance of hedged financing sources vary from expectations and differ from the performance of the hedging instrument. For instance, we hedge our borrowing to mitigate interest rate risk of mortgage assets that are fixed or we reprice at different times or based on different indices. Although the hedging item may reduce interest rate risk, borrowers may prepay at speeds which vary from initial expectation. Absent proper monitoring, we could have a hedging instrument in place without an underlying financing source. The consequence of which may be a material adverse effect on results of operations.

  We are not regulated in regards to our hedging activities. However, in order to maintain our exemption from the registration requirements of the Commodities Exchange Act, we are limited with respect to investments in futures contracts, options on futures contracts and options on commodities.

 We face loss exposure on single family mortgage assets

  A substantial portion of our investment portfolio consists of single family mortgage loans or mortgage assets evidencing interests in single family mortgage loans. We will generally bear the risk of loss on any such mortgage assets we purchase in the secondary mortgage market or through our mortgage lending business. To the extent third parties have been contracted to provide the credit enhancement, we are dependent in part upon the credit worthiness and claims-paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited in amount and losses in excess of the limitation would be borne us.

  Accordingly, during the time we hold such mortgage loans, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance, such as those occurring from earthquakes or floods. In the event of a default on any single family mortgage loan held by us, including, without limitation, resulting from higher default levels as a result of declining property values and worsening economic conditions, among other factors, we would bear the risk of loss of principal to the extent of any deficiency between the value of the related real property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans would also cease to be eligible collateral for borrowings and would have to be financed by us out of other funds until ultimately liquidated, resulting in increased financing costs and reduced net income or a net loss.

  We may pool and finance or sell through securitizations a substantial portion of the single family mortgage loans we acquire. In securitizations, we continue to bear risk of loss on the underlying mortgage loans.

 We face loss exposure due to the credit risks of subprime mortgage loans

  Credit risks associated with non-conforming mortgage loans, especially subprime mortgage loans, may be greater than those associated with prime mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal difference between non-conforming subprime mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the borrowers, the documentation required for approval of the borrowers, the types of properties securing the mortgage loans, loan sizes and the borrowers occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming mortgage loans and could have an adverse effect on us to the extent that we invest in those mortgage loans or securities secured by such mortgage loans.

 We face loss exposure due to the underlying real estate

  Many of the risks of holding subprime mortgage loans and retaining, after securitization, credit risk derived therefrom reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of subprime mortgage loans. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition, including environmental considerations, may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage securities. Foreclosure laws in various states may extend the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Certain borrowers on underlying mortgages may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected.

 Market factors may limit our ability to acquire mortgage assets at yields which are favorable relative to borrowing costs

  Our net income depends, in large part, on our ability to acquire mortgage assets at favorable spreads over our borrowing costs. In acquiring mortgage assets, we compete with other REITs, securities dealers, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, Ginnie Mae, Fannie Mae, Freddie Mac and other entities purchasing mortgage assets. In addition, there are several mortgage REITs similar to us, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for our purchase.

  Despite management's experience in the acquisition of mortgage assets and its relationships with various mortgage suppliers, there is no assurance that we will be able to acquire sufficient mortgage assets from mortgage suppliers at spreads above our cost of funds. We will also face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

 WE FACE SUBSTANTIAL LEVERAGE AND POTENTIAL NET INTEREST AND OPERATING LOSSES IN CONNECTION WITH BORROWINGS

  We employ a financing strategy to increase the size of our mortgage asset portfolio by borrowing a substantial portion of the market value of our mortgage assets. The portion borrowed may vary depending upon the mix of the mortgage assets in our portfolio and the application of our policies with respect to such mix or mortgage assets. If the returns on the mortgage assets purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, due to increases in haircuts (i.e., the discount from face value applied by a lender or purchaser with respect to our mortgage securities), decreases in the market value of our mortgage assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, we may not be able to achieve the degree of leverage we believe to be optimal. This may cause us to be less profitable than we might be otherwise. We use our capital allocation guidelines to manage the amount of debt incurred and leverage employed in our balance sheet. These guidelines have been approved by the Board of Directors, who also have the ability to change them. As of September 30, 1998, our equity represented 6.5% of assets. We refer you to "Business--Portfolio Management--Capital and Leverage Policies."

 OUR FAILURE TO REFINANCE OUTSTANDING BORROWINGS ON FAVORABLE TERMS MAY AFFECT RESULTS OF OPERATIONS

  Additionally, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. Our business strategy relies on short-term financing agreements to fund mortgage asset originations and purchases. We have not at the present time entered into any commitment agreements under which a lender would be required to enter into new borrowing agreements during a specified period of time; however, we may enter into one or more of such commitment agreements in the future if deemed favorable. In the event we not able to renew or replace maturing borrowings, we could be required to sell mortgage assets under adverse market conditions and could incur losses as a result. In addition, in such event, we may be required to terminate hedge positions, which could result in further costs us. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage assets in which our portfolio is concentrated will reduce the market value of the mortgage assets, which would likely cause lenders to require additional collateral. At the same time, the market value of the assets in which our liquidity capital is invested may have decreased. A number of such factors in combination may cause us difficulties, including a possible liquidation of a major portion of our mortgage assets at disadvantageous prices with consequent losses, which could have a materially adverse effect on our profitability and our solvency.

  A majority of our borrowings are collateralized borrowings, primarily in the form of reverse repurchase agreements and similar borrowings, the availability of which are based on the market value of the mortgage assets pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of borrowings under reverse repurchase agreements generally corresponds to LIBOR or the Federal Funds rate plus a spread. The cost of borrowings under other sources of funding which we may use may refer or correspond to other short-term indices, plus a margin. The margins on such borrowings over or under LIBOR, the Federal Funds rate or such other short-term indices vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the actual cash flow characteristics are other than as expected, we may experience reduced net interest income.

 DECLINE IN MARKET VALUE OF MORTGAGE ASSETS MAY LIMIT OUR ABILITY TO BORROW, RESULT IN LENDERS INITIATING MARGIN CALLS AND REQUIRE US TO SELL MORTGAGE ASSETS IN ADVERSE MARKET CONDITIONS.

  A decline in the market value of our portfolio of mortgage assets may limit our ability to borrow or result in lenders initiating margin calls. A lender's margin call requires a pledge of cash or additional mortgage assets to re-establish the ratio of the amount of the borrowing to the value of the collateral. This remains true despite the employment of hedging strategies. We could be required to sell mortgage assets under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage assets, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of our bankruptcy, certain reverse repurchase agreements may qualify for special treatment under the bankruptcy laws, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the bankruptcy laws and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom we had a reverse repurchase agreement, we might experience difficulty recovering the collateral subject to such agreement if the agreement were to be repudiated and our claim against the bankrupt lender for any resulting damages were to be treated simply as one of an unsecured creditor. Should this occur, our claims would be subject to significant delay. In addition, recoveries, if and when received, may be substantially less than the damages we actually suffered. There is no assurance that we will be able to avoid such third-party risks.

  To the extent that we are compelled to liquidate mortgage assets that are qualified REIT assets to repay borrowings, we may be unable to comply with the REIT provisions of the Code regarding assets and sources of income requirements. This could ultimately jeopardize our status as a REIT or could result in the imposition of substantial punitive taxes to us.

 Adverse changes in the securitization market could impair our ability to acquire and finance mortgage loans through securitizations on a favorable or timely basis

  Any such impairment could have a material adverse effect on our operating results and financial condition. In addition, in order to gain access to the securitization market, we generally expect to rely upon credit enhancements provided by one or more monoline insurance carriers. Any substantial reductions in the size or availability of the securitization market for the Company's loans, or the unwillingness of insurance companies to provide credit enhancement for our mortgage securities could have a material adverse effect on our operating results and financial condition.

 Lack of loan performance data prohibits prediction of future results

  The loans we purchased have been outstanding for a relatively short period of time. Consequently, the delinquency, foreclosure and loss experience of these loans to date may not be indicative of future results. It is unlikely that we will be able to sustain delinquency, foreclosure and loan loss rates, at their present levels as the portfolio becomes more seasoned.

 Illiquidity of investments restricts resale of mortgage securities

  Until October 1998, a substantial portion of our portfolio was invested in mortgage securities, for which the secondary trading market is not as well developed as the market for certain other mortgage securities (or which are otherwise considered less marketable or illiquid). In addition, we may invest in mortgage securities, which have been sold in private placements and have not been registered under the Securities Act. Unregistered mortgage securities may be subject to restrictions on resale that may limit our ability to sell them when it might be most desirable to do so. Some of our investments may lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of our mortgage assets may be adversely impacted. There is no limit in the percentage of our investments that may be invested in illiquid mortgage assets.

 Lack of geographic diversification of properties underlying mortgage assets may subject such mortgage assets to greater risk of default in event of hazards that affect such region

  We seek geographic diversification of the properties underlying our mortgage assets and have established a diversification policy. Nevertheless, properties underlying such mortgage assets may be located in the same or a limited number of geographical regions. For example, as of September 30, 1998, 19% and 12% of our mortgage loan portfolio was comprised of loans secured by California and Florida real estate, respectively. To the extent that properties underlying such mortgage assets are located in the same geographical region, such mortgage assets may be subject to a greater risk of default than other comparable mortgage assets in the event of adverse economic, political or business developments and natural hazard risks that may affect such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying mortgages.

Investment in the Common Stock in the Offering

 Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and warrants to receive a premium for their securities

  Our charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into a class or classes of preferred stock. The issuance of preferred stock could have the effect of making an attempt to gain control of NovaStar Financial more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, could have a preference on dividend payments over our common stock which could affect our ability to make dividend distributions to the holders of our common stock.

  In order that we may meet the requirements for qualification as a REIT at all times, the charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% of the outstanding shares of capital stock.

  These provisions may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their securities that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8 percent of the outstanding shares of capital stock.

  In addition, certain provisions of Maryland law relating to "business combinations" and a "control share acquisition" and of our charter and bylaws, e.g., staggered terms for directors, may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control which would be beneficial to shareholders and might otherwise result in a premium over then prevailing market prices.

 Potential future offerings may dilute the equity of our stockholders or reduce the price of shares of our common stock

  We expect to increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, mortgage-backed obligations and senior or subordinated debt. All debt securities and classes of preferred stock will be senior to the common stock in the event of our liquidation. Additional equity offerings may dilute the equity of our stockholders or reduce the price of shares of our common stock, or both. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

 There is no assurance of an active public trading market

  There is no assurance that an active public trading market for the common stock will be sustained.

 Possible volatility of stock price may adversely impact the liquidity of our common stock and may result in losses to stockholders who sell shares of common stock

  In the active trading market for the common stock, the market price of our common stock may experience fluctuations unrelated to our operating performance. In particular, the price of our common stock may be affected by general market price movements as well as developments specifically related to the specialty finance industry such as interest rate movements and credit quality trends.

  It is likely that the market price of our common stock will be influenced by any variation between the net yield on our mortgage assets and prevailing market interest rates and by the markets perception of our ability to achieve earnings growth. Our earnings will be derived primarily from any positive spread between the yield on our mortgage assets and the cost of our borrowings. During the period immediately following our receipt of new proceeds from an offering or other source, prior to the time we have fully implemented our financing strategy to employ those proceeds, our earnings and levels of dividend distributions may be lower than if the financing strategy were fully implemented, which may affect the market value of our common stock. In addition, the positive spread between the yield on our mortgage assets and the cost of borrowings will not necessarily be larger in high interest rate environments than in low interest rate environments regardless of our business strategy to achieve such result. Accordingly, in periods of high interest rates, our net income and, therefore, the dividend yield on our common stock may be less attractive compared with alternative investments, which could negatively impact the price of our common stock. If the anticipated or actual net yield on our mortgage assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on the mortgage assets and the cost of our borrowings, the market price of our common stock may be materially adversely affected. In addition, if the market price of other REIT stocks decline for any reason, or there is a broad-based decline in real estate values or in the value of our portfolio of mortgage assets, the market price of the common stock may be adversely affected. During any period when the market price of our common stock has been adversely affected due to any of the foregoing reasons, the liquidity of our common stock may be negatively impacted and stockholders who may desire or be required to sell their shares of common stock may experience losses.

 Future sales of restricted securities could have an adverse effect on the market price of our common stock

  At February 1, 1999, we had outstanding 8,130,069 shares of common stock, of which 3,549,818 shares of common stock, together with 3,649,818 warrants now outstanding and a like number of shares of common stock issuable upon exercise of those warrants are covered by the Shelf Registration Statement of which this prospectus is a part. An additional 812,731 were issued in October 1998 to GMAC/Residential Funding Corporation and are expected to be subject to their own shelf registration statement. An additional 216,666 shares of common stock not being offered in this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Such restricted securities will be available for resale, subject to the volume limitations imposed by Rule 144 and, unless held by our affiliates, will become unrestricted two years from the date of issuance. The holders of the remaining restricted shares of common stock have certain registration rights with respect to those shares.

  As of December 31, 1998, options to purchase 383,820 shares of common stock were outstanding under our Stock Option Plan, which will vest on various dates extending through December 30, 2002. We filed a Form S-8 registration statement to permit shares issued pursuant to the exercise of options to be sold. We refer you to "Recent Developments" and "Description of Capital Stock-- Registration Rights" in this prospectus for more detail.

                            NOVASTAR FINANCIAL, INC.

  We were founded by Scott Hartman and Lance Anderson and incorporated in the State of Maryland on September 13, 1996. We have elected to be a REIT for federal income tax purposes. As a result of our REIT status, we will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends.

  NFI Holding, Inc. was incorporated in the State of Delaware on February 6, 1997. One hundred percent of the voting common stock of NFI Holding is owned equally by our founders. See "Management." We own one hundred percent of the preferred stock of NFI Holding, for which we receive 99 percent of dividends paid by NFI Holding. NFI Holding owns NovaStar Mortgage, NovaStar Capital, NovaStar Mortgage Funding Corporation II and NovaStar REMIC Financing Corporation. NovaStar Mortgage was incorporated in the State of Virginia on May 16, 1996. Although NovaStar Mortgage was formed in 1996, substantial operations did not commence until January 1997. NovaStar Capital, a Delaware corporation, was incorporated on June 24, 1998. NovaStar Mortgage Funding Corporation II and NovaStar REMIC Financing Corporation were incorporated in the State of Delaware on January 25, 1999. On October 1, 1997, we founded NovaStar Assets Corporation, a wholly-owned, REIT-qualifying subsidiary, in conjunction with our first issuance of a collateralized mortgage obligation, and on December 3, 1997, we founded NovaStar Certificates Financing Corporation, a second wholly-owned REIT-qualifying subsidiary. NovaStar Capital Access Corporation, an inactive corporation organized in Delaware on February 26, 1998, is also one of our wholly-owned REIT-qualifying subsidiaries.

  Our basic function is to manage our mortgage loans and securities. NovaStar Mortgage serves as a source for loan origination--a primary source of our mortgage loans. In addition, NovaStar Mortgage services our loans. Through June 30, 1998, we purchased substantially all of NovaStar Mortgage's loan originations. Beginning July 1, 1998, NovaStar Mortgage began retaining the loans it originates to be sold in the open market.

  We are self-advised and self-managed. Our management oversees our day-to-day operations, subject to supervision by our Board of Directors. Our management team has considerable expertise in the origination, acquisition and management of mortgage loans and securities and asset/liability management. The principal executive offices of NovaStar Financial and NovaStar Mortgage are at 1901 W. 47th Place, Suite 105, Westwood, Kansas 66205, telephone (913) 362-1090. Novastar Mortgage operates a loan origination facility at 23046 Avenue De La Carlota, Laguna Hills, California 92653.

                                USE OF PROCEEDS

  We will receive no proceeds from the sale of common stock or warrants by the selling securityholders, but we will receive the net proceeds from the sale of underlying common stock. Net proceeds from the sale of the underlying common stock will be used to purchase mortgage assets and for working capital and general corporate purposes. Pending these uses, the net proceeds may be temporarily invested to the extent consistent with the REIT provisions of the Code, or alternatively, may be used to temporarily pay down warehouse borrowing facilities. We anticipate that we will fully invest our net proceeds in mortgage loans or securities as soon as reasonably practicable upon receipt of such proceeds. No mortgage assets have been specifically identified in which to invest our net proceeds of this offering.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  We generally intend to distribute substantially all of our taxable income each year to our stockholders so as to comply with the REIT provisions of the Code. Taxable income does not ordinarily equal net income as calculated in accordance with GAAP. We generally intend to make dividend distributions quarterly. We intend to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the first regular quarterly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made at the discretion of the Board of Directors. Dividends will depend on taxable income, our financial condition, maintenance of REIT status and other factors as the Board of Directors deems relevant.

  Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We will annually furnish to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital.

  We declared dividends in the amount of $0.28 per share during 1997. During 1998, we declared dividends of $1.00 per share, of which $0.35 will be paid in April 1999.

                           DIVIDEND REINVESTMENT PLAN

  We may adopt a dividend reinvestment plan for stockholders who wish to reinvest all or part of their distributions in additional shares of common stock. Generally, under a dividend reinvestment plan dividends paid with respect to shares of capital stock are automatically invested in additional shares of stock at a discount to the then current market price.

  Stockholders who own more than a specified number of shares of common stock will be eligible to participate in the dividend reinvestment plan following the effectiveness of the registration of securities issuable thereunder. This offering is not related to the proposed dividend reinvestment plan, nor have we prepared or filed a registration statement with the SEC registering the shares to be issued under the dividend reinvestment plan. Prior to buying shares through the dividend reinvestment plan, participants will be provided with a dividend reinvestment plan prospectus, which will constitute a part of such dividend reinvestment plan registration statement. Our transfer agent will act as the trustee and administrator of the dividend reinvestment plan.

  Stockholders will not be automatically enrolled in the dividend reinvestment plan. Each stockholder desiring to participate in the dividend reinvestment plan must complete and deliver to the agent an enrollment form, which will be sent to each eligible stockholder following the effectiveness of the registration of the shares to be issued under the dividend reinvestment plan. Participation in the dividend reinvestment plan will commence with all dividends and distributions payable after receipt of a participant's authorization, provided that the authorization must be received by the agent at least two business days prior to the record date for any dividends in order for any stockholder to be eligible for reinvestment of such dividends.

                                 CAPITALIZATION

  The table below sets forth our capitalization as of September 30, 1998 and as adjusted to give effect to the exercise of all warrants.

                                                         AS OF SEPTEMBER 30,
                                                                1998
                                                       ------------------------
                                                        ACTUAL   AS ADJUSTED(1)
                                                       --------  --------------
                                                           (IN THOUSANDS)
      STOCKHOLDERS' EQUITY:
      Capital stock, $0.01 par value, 50,000,000
       shares authorized:
        Common Stock; 8,127,314 (actual) and
         11,777,313 (as adjusted) shares issued and
         outstanding..................................       81          117
      Additional paid-in capital......................  121,358      176,071
      Accumulated deficit(2)..........................   (5,416)      (5,416)
      Other comprehensive deficit.....................   (4,777)      (4,777)
      Forgivable notes receivable from founders.......   (1,398)      (1,398)
                                                       --------     --------
          Total....................................... $109,848     $164,597
                                                       ========     ========

--------
(1) Does not include 286,250 shares of common stock options outstanding under our Stock Option Plan, of which 160,000 are outstanding to executive officers and directors. We refer you to "Management--Executive Compensation."
(2) Does not include the significant losses incurred in the fourth quarter 1998 as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Events Subsequent to September 30, 1998" of this Prospectus.

                        MARKET PRICES AND DIVIDEND DATA

  Our common stock is traded on the NYSE under the symbol "NFI." The warrants are traded through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's OTC Bulletin Board Service. The following table sets forth, for the periods indicated, the high and low sales prices per share of common stock on the NYSE and the cash dividends paid or payable per share of stock.

                                                                            Cash Dividends
                                 Common Stock Prices           ------------------------------------------------
                                 -------------------                              Date   Date Paid     Amount
                                   High       Low                   Class       Declared or Payable   Per Share
                                 -------------------                -----       -------- ----------   ---------
10/31/97 to 12/31/97(1)          18 13/16  14 1/2              Preferred Stock   3/13/97   4/30/97      $0.05
1/1/98 to 3/31/98                21 1/8    15 15/16                              6/18/97   7/30/97      $0.05
4/1/98 to 6/30/98                21        16 3/8                                9/18/97  10/20/97      $0.08
7/1/98 to 9/30/98                17 13/16  11 3/8              Common Stock     12/19/97   1/27/98      $0.10
10/1/98 to 12/31/98              12 7/8     3                                    3/25/98   4/14/98      $0.30
1/1/99 to 2/9/99                 7 3/16     5 3/4                                6/23/98   7/14/98      $0.35
                                                                                 9/22/98   1/15/99(2)   $0.35

--------
(1) Our common stock began trading on October 31, 1997.

(2) We deferred the payment of this dividend due to certain events that occurred early in the fourth quarter of 1998 as discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations, Events Subsequent to September 30, 1998" section of this prospectus.

  On February 9, 1999, the last reported sales price for the common stock was $6 1/4 per share. As of February 1, 1999 our 8,130,069 shares of common stock were held by more than 2,000 stockholders.

                       SELECTED FINANCIAL AND OTHER DATA
                (dollars in thousands, except per share amounts)

  The following selected financial data are derived from the financial statements of NovaStar Financial, Inc. for the periods presented and should be read in conjunction with the more detailed information therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

                                                      For the Year    For the
                                                         Ended      Period Ended
                               For the Nine Months    December 31,  December 31,
                               Ended September 30,        1997        1996(1)
                               --------------------   ------------  ------------
                                  1998       1997
Statement of Operations Data
 Interest income.............  $   79,155  $ 21,545    $   36,961     $   155
 Interest expense............      60,948    16,224        28,185         --
 Net interest income.........      18,207     5,321         8,776         155
 Provision for credit
  losses.....................       3,400     1,444         2,453         --
 Net interest income after
  provision for credit
  losses.....................      14,807     3,877         6,323         155
 Equity in loss of NFI
  Holding Corporation........      (2,455)     (141)           28         --
 General and administrative
  expenses...................      12,563     4,764         8,241         457
 Net income (loss)...........       5,567      (702)       (1,135)       (302)
 Basic earnings (loss) per
  share......................  $     0.69  $  (0.19)   $    (0.26)    $ (0.08)
 Diluted earnings (loss) per
  share(2)...................  $     0.64  $  (0.19)   $    (0.26)    $ (0.08)
                               As of September 30,       As of December 31,
                               --------------------   --------------------------
                                  1998       1997         1997          1996
Balance Sheet Data
 Mortgage assets:
 Mortgage loans..............  $  944,228  $418,897    $  574,984         --
 Mortgage securities.........     390,276   267,835       517,246     $13,239
 Total assets................   1,693,325   699,133     1,126,252      59,811
 Collateralized mortgage
  obligations................     948,590       --        408,867         --
 Repurchase agreements.......     579,697   644,195       556,443         --
 Stockholders' equity........     109,848    47,036       116,489      46,380
                                                      As of or for  As of or for
                                                        the Year     the Period
                                As of or for the         Ended         Ended
                                  Period Ended        December 31,  December 31,
                                  September 30,           1997        1996(1)
                               --------------------   ------------  ------------
                                  1998       1997
Other Data
 Acquisition of wholesale
  loan production of NovaStar
  Mortgage:
 Principal at funding........  $  734,612  $226,962    $  409,974         --
 Average principal balance
  per loan...................  $       95  $    142    $      130         --
 Weighted average interest
  rate:
  Adjustable-rate mortgage
   loans.....................        10.0%     10.0%        10.13%        --
  Fixed rate mortgage loans..        10.0%     10.6%        10.46%        --
 Loans with prepayment
  penalties..................          72%       73%           73%        --
 Weighted average prepayment
  penalty period (in
  years)(4)..................         2.4       2.7           2.4         --
 Net interest spread.........        2.20%     1.73%         1.30%        --
 Net yield...................        1.93%     2.02%         1.84%        --
 Annualized return on average
  assets, before forgiveness
  of notes receivable from
  founders...................        0.60%    (0.25)%       (0.01)%     (0.50)%
 Annualized return on average
  equity, before forgiveness
  of notes receivable from
  founders...................        7.52%    (1.75)%       (0.06)%     (0.65)%
 Taxable income (loss).......  $    9,031  $    871    $    1,434     $  (173)
 Taxable income (loss) per
  share......................  $     1.11  $   0.12    $     0.18     $ (0.05)
 Dividends declared per
  share(3)...................  $     1.00  $   0.18    $     0.28         --
 Number of account
  executives.................          55        29            36         --

--------

(1) NovaStar Financial, Inc. was formed on September 13, 1996. Operations began in substance after the private placement, which closed on December 9, 1996.

(2) Diluted earnings (loss) per share is based on the weighted average shares of common stock and preferred stock outstanding, and includes the effect of warrants and options.

(3) The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP.
(4) Includes only those loans with a prepayment penalty.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the preceding Selected Financial and Other Data and the Financial Statements of NovaStar Financial, Inc. and the Notes thereto, included elsewhere in this Prospectus as well as the Annual Report to Shareholders and Annual Report on Form 10-K of NovaStar Financial, Inc. for the fiscal year ended December 31, 1997.

Safe Harbor Statement

  "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this discussion regarding NovaStar Financial, Inc. and its business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" commencing on page 15. In addition, there are many important factors that could cause NovaStar's actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, general economic conditions, interest rate levels and risk, prepayment speeds, delinquency and loss rates, changes in the asset securitization industry or the REIT provisions of the Internal Revenue Code, demand for NovaStar's service, the impact of certain covenants in loan agreements of NovaStar, the degree to which NovaStar is leveraged, its needs for and availability of financing, its access to capital and other risks identified in NovaStar's Securities and Exchange Commission filings. In addition, it should be noted that past financial and operational performance of NovaStar Financial is not necessarily indicative of future financial and operational performance.

Basis of Presentation

  NovaStar Financial owns 100 percent of the common stock of NovaStar Assets Corporation, NovaStar Certificates Financing Corporation and NovaStar Mortgage Funding Corporation. These entities were established as special purpose entities used in the Company's issuance of collateralized mortgage obligations. The consolidated financial statements of NovaStar Financial include the financial condition and results of operations of these entities.

  NovaStar Financial owns 100 percent of the non-voting preferred stock of NFI Holding Corporation (Holding) for which it receives 99 percent of any dividends paid by Holding. Scott Hartman and Lance Anderson, the founders of NovaStar Financial, Inc., own the voting common stock of Holding. NovaStar Mortgage, Inc. is a wholly owned subsidiary of Holding. Certain key officers of NovaStar Financial serve as officers of Holding and NovaStar Mortgage and the founders are the only members of the Board of Directors of Holding and NovaStar Mortgage. In June 1998, Holding formed NovaStar Capital, Inc. to purchase and sell mortgage loans. NovaStar Financial accounts for its investment in Holding using the equity method.

Financial Condition and Results of Operations as of and for the period Ended December 31, 1996

  NovaStar Financial was incorporated on September 13, 1996 and commenced operations in December 1996 after raising $47 million through a private placement offering. During the period from inception to December 31, 1996, investments earned $155,000, while general and administrative costs were $457,000, resulting in a net loss of $302,000. NovaStar Financial did not acquire significant mortgage assets nor hire a large staff until after December 31, 1996. As a result, operating income and expense during 1996 were small in comparison to 1997 and 1998. Financial results for the period from September 13, 1996 to December 31, 1996 do not provide relevant comparative financial information.

Events Subsequent to September 30, 1998

  As of September 30, 1998, NovaStar Financial had an arrangement with a lender whereby NovaStar Financial could borrow up to 50 percent of the value of the residual interests in collateralized mortgage obligations of NovaStar Financial, Inc. Borrowing capacity under this arrangement was in excess of $30 million. However, the lender restricted access to funds under this arrangement to $25 million as of September 30, 1998. In October, the lender withdrew its financing under this arrangement. This event, combined with declining market prices for its securities and off-balance-sheet financial instruments, caused management to take several actions, as discussed in following paragraphs, to restore liquidity and to reduce further exposure to liquidity risk. As a result of these actions, NovaStar Financial anticipates incurring a significant net loss during the fourth quarter of 1998.

  On October 11, 1998, the Board of Directors of NovaStar Financial agreed to defer payment of the third quarter dividend of $0.35 per share until April 15, 1999.

  On various dates during October 1998, NovaStar Financial and NovaStar Mortgage executed contracts for the sale of all securities owned by NovaStar Financial and NovaStar Mortgage. All securities sales settled during October at an aggregated loss of $15.4 million.

  On various dates during October 1998, NovaStar Financial terminated interest rate swap agreements with a notional amount of $455 million, representing 42 percent of all interest rate agreements owned by NovaStar Financial. The terminations settled in October 1998 at an aggregate loss of $8.0 million.

  On October 13, 1998, NovaStar Financial executed a 90-day financing agreement with GMAC/Residential Funding Corporation, secured by certain mortgage interests of NovaStar Financial. Under the terms of the agreement, NovaStar Financial borrowed a $15 million loan to support immediate cash needs. In addition, NovaStar Financial agreed to pay a $3 million commitment fee at maturity of the note. The resulting $18 million obligation bears interest at one-month LIBOR plus five percent. Additionally, GMAC/RFC will acquire 812,731 warrants for the purchase of NovaStar Financial's common stock at a price of $4.5625, the closing price of the common stock on October 12, 1998. NovaStar Financial is presently in negotiations with GMAC/RFC regarding terms to establish a long-term strategic alliance. However, no assurance can be given that an alliance will in fact be executed. If a strategic alliance is successfully negotiated, GMAC/RFC has the option to waive $2 million of the commitment fees discussed above and we will issue 811,919 of the warrants at a price of $4.5625. During January 1999, the financing agreement with GMAC/RFC was extended through February 28, 1999. Management does not expect to extend the financing agreement beyond that date.

  Additional events, as described below, occurred subsequent to September 30, 1998. Although these events were not a direct result of the above-described events, they affect the liquidity position of NovaStar Financial.

  On various dates during October 1998, NovaStar Mortgage accepted bids for the sale of approximately $221 million, or 94 percent of loans it owned as of September 30, 1998. Gains exceeding $3 million are expected to be recognized on these transactions. However, final terms of these sales will be determined after due diligence is performed on subject loans. Through January 31, 1999, $160 million of these loans sales had settled for which gains have been recognized totaling $2.9 million.

  On October 21, 1998, NovaStar Financial finalized the second closing on the securitization of asset-backed bonds, the first closing of which occurred during the second quarter. In the second closing, approximately $43 million of loans were added to the trust assets of NovaStar Home Equity Series 1998-2.

  After completing the above transactions, the balance sheet of NovaStar Financial will consist primarily of subprime mortgage loans financed with non-recourse asset-backed bonds. Table I is a condensed balance sheet as of September 30, 1998 with a comparative pro-forma balance sheet assuming the foregoing transactions had been executed on that date, excluding the sales of mortgage loans expected to occur during the fourth quarter.

                                    Table I
                            Condensed Balance Sheets
                               September 30, 1998

                                                           September 30, 1998
                                                          ---------------------
                                                            Actual   Pro Forma
      Assets
        Cash and cash equivalents........................ $      --  $   15,638
        Restricted cash..................................     55,383     12,683
        Mortgage loans...................................    944,228    987,781
        Available-for-sale securities....................    408,276        --
        Due from NFI Holding Corporation.................    259,312    215,758
        Other assets.....................................     26,126     21,008
                                                          ---------- ----------
            Total assets................................. $1,693,325 $1,252,868
                                                          ========== ==========
      Liabilities and Stockholders' Equity
        Liabilities:
          Collateralized mortgage obligations............ $  948,590 $  948,590
          Repurchase agreements..........................    579,697    151,521
          Warehouse line of credit.......................     46,779     35,079
          Short-term note payable........................        --      18,000
          Accounts payable and accrued expenses..........      8,411      8,346
                                                          ---------- ----------
            Total liabilities............................  1,583,477  1,161,536
          Stockholders' equity...........................    109,848     91,332
                                                          ---------- ----------
            Total liabilities and stockholders' equity... $1,693,325 $1,252,868
                                                          ========== ==========

  In the foreseeable future, NovaStar Financial does not expect to purchase a significant amount of loans originated by NovaStar Mortgage, and NovaStar Mortgage is expected to sell a majority of the mortgage loans it originates to unrelated entities for cash. Net income will be generated from the spread on securitized loans, general and administrative expenses and equity in earnings of NFI Holding Corporation. Earnings of NFI Holding Corporation will primarily include gains on the sales of mortgage loans originated by NovaStar Mortgage and general and administrative expenses.

  Additional information regarding liquidity and events subsequent to September 30, 1998 are included in "Liquidity and Capital Resources."

Liquidity and Capital Resources

  Subsequent to September 30, 1998, access to a key financing source was withdrawn, as discussed in "Events Subsequent to September 30, 1998." The events and actions discussed therein are important to the discussion below regarding liquidity and capital resources.

  Liquidity, as used herein, means the need for, access to and uses of cash. Primary needs for cash include the acquisition of mortgage loans, principal repayment and interest on borrowings, operating expenses and dividend payments. The business of NovaStar requires substantial cash to support its operating activities. Principal, interest and fees received on mortgage assets will serve to support the cash needs of NovaStar Financial. Drawing upon various borrowing arrangements typically satisfies major cash requirements. Historically, access to public markets has been a source of long-term cash resources. The events in early October 1998 changed the liquidity position of NovaStar. Financing sources have been restricted.

  The actions taken in the fourth quarter of 1998 have significantly reduced cash requirements of NovaStar Financial. The mortgage loans owned by NovaStar Financial carry no liquidity risk as they are financed with non-recourse CMOs. Management expects interest income on the loans to cover financing and operating costs.

NovaStar Mortgage requires cash to fund loan originations and cover operating costs. In the short-term, these costs will be covered using the proceeds from the sale of mortgage loans. Management expects to cover costs and generate capital through loan sales.

  The long-term business plan calls for raising capital. Until capital can be efficiently raised, NovaStar will continue to originate loans to be sold to third parties. Management believes NovaStar can be operated indefinitely in this manner.

  In addition to the mortgage loans that have been securitized and are reflected on the balance sheet of NovaStar Financial, NovaStar Mortgage continues to originate subprime mortgage loans expected to be sold to third parties. As of September 30, 1998, NovaStar Mortgage had $238 million of subprime mortgage loans. Sales commitments have been accepted for $221 million of these loans. Management expects to continue selling loans originated by NovaStar Mortgage during the fourth quarter of 1998 and into 1999. Loans financed with warehouse and repurchase credit facilities are subject to changing market valuation and margin calls.

  Table II is a summary of financing arrangements and available borrowing capacity under those arrangements as of November 9, 1998.

                                    Table II
                              Liquidity Resources
                    November 9, 1998 (dollars in thousands)

                                     Maximum
                                    Borrowing  Value of
             Resource                 Limit   Collateral Borrowings Availability
             --------               --------- ---------- ---------- ------------
First Union National Bank:
  Committed warehouse line of
   credit.........................  $ 75,000   $ 34,895   $ 16,913    $17,982
  Committed secured whole loan
   repurchase agreement...........   100,000     85,816     85,816        --
Merrill Lynch Mortgage Capital,
 Inc..............................   150,100    150,100    150,100        --
Residual financing available under
 CMOs.............................    18,000         (A)    18,000
                                                          --------    -------
    Total.........................                        $270,829    $17,982
                                                          ========    =======
Total availability as percent of:
  Total assets....................                                       1.06%
                                                                      =======
  Total stockholders' equity......                                      16.37%
                                                                      =======

--------

(A) Management's estimates of the value of the residuals range from $50 to $70 million.

  During the nine months ended September 30, 1998, operating and financing activities generated cash of $4 million and $533 million, while investing activities used cash of $537 million.

Forgivable Notes Receivable from Founders

  NovaStar's founders purchased 216,666 units in the 1996 private placement in exchange for forgivable promissory notes. A unit consisted of one share of convertible preferred stock and one common stock warrant. Principal on these notes will be forgiven if certain incentive performance targets are achieved. The incentive tests relate to the return generated to investors in the private placement, including the appreciation in the NovaStar Financial stock price, the value of the warrants, and dividends paid. One tranche will be forgiven for each fiscal year NovaStar Financial generates a return of 15 percent to investors in the private placement. All three tranches will be forgiven if a 100 percent return is generated within five years. For the period from the closing of the private placement through December 31, 1997, a return exceeding 15 percent to the private placement investors was generated and the first tranche of these notes was forgiven resulting in a non-cash charge of $1,083,000 during the fourth quarter of 1997.

  Based on financial performance and the stock price during the first three quarters of the year, management anticipated forgiveness of the second tranche of these notes. As a result, non-cash charges to earnings have been recorded during the first three quarters of 1998 in the amount of $812,000. Based on actions taken by management as described in "Events Subsequent to September 30, 1998" and the current stock value, it appears unlikely that the second tranche of the notes receivable from founders will be forgiven. Final determination regarding forgiveness will be made during the fourth quarter of 1998. If the second tranche is not forgiven, all amounts that have been charged off during 1998 will be reinstated.

Financial Condition as of September 30, 1998 and December 31, 1997

  During the nine months ended September 30, 1998, NovaStar Mortgage originated approximately 8,000 subprime residential mortgage loans with an aggregate principal amount of $735 million, of which $498 million was acquired by NovaStar Financial. However, unlike previous periods, NovaStar Financial discontinued virtually all of its purchase of NovaStar Mortgage's loan originations during the third quarter of 1998 as NovaStar Mortgage intends to sell the majority of its third quarter production to independent third parties. The balance sheet of NovaStar Financial continues to become more heavily weighted toward subprime mortgage loans. As of September 30, 1998, subprime mortgage loans comprise 71 percent of the mortgage assets compared with 51 percent at December 31, 1997.

  During the nine months ended September 30, 1998, NovaStar Financial sold $7.5 million of loans purchased from NovaStar Mortgage to unrelated third parties for cash, recognizing gains on these transactions of $315,000. Two securitizations were completed during the nine months ended September 30, 1998, pooling $618 million of mortgage loans as collateral of which $43 million was added during the fourth quarter of 1998.

  Under the terms of its CMOs, NovaStar Financial is entitled to repurchase the mortgage loan collateral when their aggregate principal balance falls below 35 percent for issue 97-01 and 25 percent for issues 97-02, 98-01 and 98-02. Subprime mortgage loans are not readily obtainable financial assets. As a result, NovaStar Financial retains effective control over the transferred assets as defined in paragraph 9c. of Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and further clarified by paragraph 30 of SFAS No. 125. Accordingly, NovaStar Financial records its CMO transactions as secured borrowings, rather than sales of the transferred loans.

  Table III is a summary of wholesale loan originations and bulk acquisitions for 1998 and 1997. Table IV presents a more detailed analysis of wholesale loan originations.

                                   Table III
           Wholesale Loan Originations (A) and Bulk Acquisitions (B)
     Nine Months Ended September 30, 1998 and Year Ended December 31, 1997
                             (dollars in thousands)

                                 Wholesale           Bulk
                              Originations (A) Acquisitions (B)      Total
                              ---------------- ---------------- ----------------
                              Number           Number           Number
                                of   Principal   of   Principal   of   Principal
                              Loans   Amount   Loans   Amount   Loans   Amount
                              ------ --------- ------ --------- ------ ---------
1998:
  Third quarter.............. 2,576  $232,333     79  $  8,165  2,655  $240,498
  Second quarter............. 3,133   294,303    --        --   3,133   294,303
  First quarter.............. 2,033   207,976    --        --   2,033   207,976
                              -----  --------  -----  --------  -----  --------
    1998 total............... 7,742  $734,612     79  $  8,165  7,821  $742,777
                              =====  ========  =====  ========  =====  ========
1997:
  Fourth quarter............. 1,552  $183,012    --   $    --   1,552  $183,012
  Third quarter.............. 1,025   136,582    --        --   1,025   136,582
  Second quarter.............   509    77,692    530    49,808  1,039   127,500
  First quarter..............    68    12,688  1,422   157,432  1,490   170,120
                              -----  --------  -----  --------  -----  --------
    1997 total............... 3,154  $409,974  1,952  $207,240  5,106  $617,214
                              =====  ========  =====  ========  =====  ========

--------
(A) Loans originated by NovaStar Mortgage
(B) First two quarters of 1997 represent bulk acquisitions by NFI; third quarter of 1998 represents bulk acquisitions by NovaStar Capital, Inc.

                                    Table IV
            1998 and 1997 Quarterly Wholesale Loan Originations (A)
                             (dollars in thousands)

                                                          Weighted Average
                                                  Price  -------------------   Percent
                         Number           Average  Paid  Loan- Credit            with
                           of              Loan     to    to-  Rating         Prepayment
                         Loans  Principal Balance Broker Value  (B)   Coupon   Penalty
                         ------ --------- ------- ------ ----- ------ ------  ----------
1998:
  Third quarter......... 2,576  $232,333   $ 90   101.4    81%  4.37  10.11%      79%
  Second quarter........ 3,133   294,303     94   101.3    81   4.43   9.93       71
  First quarter......... 2,033   207,976    102   101.4    81   4.45   9.93       65
                         -----  --------
    1998 total.......... 7,742  $734,612     95   101.4    81   4.42   9.99       72
                         =====  ========
1997:
  Fourth quarter........ 1,552  $183,012    118   101.6    81   4.32  10.09       71
  Third quarter......... 1,025   136,582    133   101.6    79   4.21  10.12       66
  Second quarter........   509    77,692    153   102.1    77   4.23  10.17       84
  First quarter.........    68    12,688    187   102.3    75   4.22   9.64       78
                         -----  --------
    1997 total.......... 3,154  $409,974    130   101.7    79   4.26  10.10       73
                         =====  ========

--------
(A) Loans originated by NovaStar Mortgage
(B) AAA=7, AA=6, A=5, A-=4, B=3, C=2, D=1

  Subprime borrowers generally include individuals that do not qualify for agency/conventional lending programs because of a lack of available documentation or previous credit difficulties, but have equity in their homes. Often, they are individuals or families who have built up high-rate consumer debt and are attempting to use the equity in their home to consolidate debt and lower their monthly payments. The credit grade assigned is a function of the relative strength or weakness of the borrower's credit and/or the nature and extent of documents that can be provided to support income. NovaStar Mortgage underwrites the loans using guidelines that have been approved by NovaStar Financial.

  Table V is a presentation of loans as of September 30, 1998 and December 31, 1997 and their credit grades.

                                    Table V
                         Mortgage Loans by Credit Grade
     As of September 30, 1998 and December 31, 1997 (dollars in thousands)

                                                   As of September 30, 1998
                                       Maximum --------------------------------
                                        Loan-            Weighted   Weighted
                           Allowed       to-    Current  Average     Average
Credit Rating          Mortgage Lates   value  Principal  Coupon  Loan-to-value
-------------          --------------- ------- --------- -------- -------------
AA....................     0 x 30        95    $115,975    9.48       83.3%
A.....................     1 x 30        90     367,921    9.82       79.6
A-....................     2 x 30        90     222,011   10.25       80.7
B.....................  3 x 30, 1x 60    85     141,165   10.52       77.5
                       5 x 30, 2 x 60,
C.....................     1 x 90        80      62,965   11.09       72.3
D..................... 6 x 30, 3 x 60,
                           2 x 90        65      14,398   11.97       62.2
                                               --------
  Total...............                         $924,435   10.11       79.2
                                               ========
                                                   As of December 31, 1997
                                       Maximum --------------------------------
                                        Loan-            Weighted   Weighted
                           Allowed       to-    Current  Average     Average
Credit Rating          Mortgage Lates   value  Principal  Coupon  Loan-to-value
-------------          --------------- ------- --------- -------- -------------
AA....................     0 x 30        95    $ 16,654    9.61%      85.4%
A.....................     1 x 30        90     251,751    9.91       77.9
A-....................     2 x 30        90     145,314   10.20       78.4
B.....................  3 x 30, 1x 60    85      99,317   10.50       76.5
C..................... 5 x 30, 2 x 60,
                           1 x 90        80      35,483   11.09       71.1
D..................... 6 x 30, 3 x 60,
                           2 x 90        65      10,917   12.05       63.7
                                               --------   -----       ----
  Total...............                         $559,436   10.20%      77.3%
                                               ========   =====       ====

  Table VI is a summary of loans originated by NovaStar Mortgage by state. Table VII is a summary of all mortgage loans owned by NovaStar Financial as of September 30, 1998 compared with December 31, 1997 by state.

                                    Table VI
                    Mortgage Loan Originations by State (A)
     Nine Months Ended September 30, 1998 and Year Ended December 31, 1997

                                    Percent of Total Originations during Quarter
                                       (based on original principal balance)
                                    --------------------------------------------
                                           1998                  1997
                                    ------------------ -------------------------
Collateral Location                 Third Second First Fourth Third Second First
-------------------                 ----- ------ ----- ------ ----- ------ -----
Florida............................   17%   16%    12%    9%    10%    8%     1%
California.........................    6     9     15    19     24    26     40
Washington.........................    5     6      7     8     11    16     15
Michigan...........................    5     5      5     5      3   --     --
Texas..............................    5     3      3     3      4     7      2
North Carolina.....................    5     3      2     1      1            1
Ohio...............................    4     5      2     2      2     2    --
Nevada.............................    4     3      6     5      4     2    --
Oregon.............................    3     4      5     6      6     9      7
Maryland...........................    2     3      4     5      6     5     13
Utah...............................    2     3      3     6      6     9     13
Virginia...........................    2     2      2     5      6     2    --
Oklahoma...........................  --      1      1     1      1     2      5
All other states...................   40    40     35    26     17    12      4

--------
(A) Loans originated by NovaStar Mortgage, Inc.

                                   Table VII
                            Mortgage Loans by State
                 As of September 30, 1998 and December 31, 1997

                                                    Percent of Portfolio
                                                (based on original principal
                                                          balance)
                                            ------------------------------------
      Collateral Location                   September 30, 1998 December 31, 1997
      -------------------                   ------------------ -----------------
      California...........................         19%                27%
      Florida..............................         12                  8
      Washington...........................          8                  9
      Oregon...............................          5                  6
      Utah.................................          4                  6
      Texas................................          4                  5
      All other states.....................         48                 39

  As of September 30, 1998, the carrying value of mortgage securities totaled $390.3 million compared with $517.2 million as of December 31, 1997. As more capital is allocated to subprime mortgage loans, less is available for mortgage securities. As a result, during the nine months ended September 30, 1998, NovaStar Financial sold mortgage securities with an amortized cost of $323.3 million compared with $100.6 million for the period ended September 30, 1997. Net gains were recognized on these sales totaling $182,000 during the nine months ended September 30, 1998. No gains or losses were recognized during the nine months ended September 30, 1997. NovaStar Financial acquired mortgage securities with an aggregate cost of $354.9 million for the period ended September 30, 1998 compared with $376.0 for the same period of 1997. Tables VIII and XI are summaries of the securities acquired during 1998 and 1997 by quarter and the portfolio as of September 30, 1998 and December 31, 1997.

                                   Table VIII
                         Mortgage Security Acquisitions
 Nine Months Ended September 30, 1998 and Year Ended December 31, 1997 (dollars
                                 in thousands)

                                                                Net    Weighted
                                                              Price to Average
                                  Principal Premium Discount    Par     Coupon
                                  --------- ------- --------  -------- --------
1998:
Third quarter...................  $    --   $  --   $   --       --       -- %
Second quarter--Federal National
 Mortgage Association...........    80,237     823      --     101.0     6.40
First quarter:
  Federal National Mortgage
   Association..................    40,929     444      --     101.1     6.12
  Government National Mortgage
   Association..................   229,130   3,726     (364)   101.5     6.39
1997:
Fourth quarter:
  Federal National Mortgage
   Association..................    46,779   1,856      --     104.0     8.00
  Government National Mortgage
   Association..................   233,546   2,649   (1,457)   100.5     5.74
Third quarter--Federal Home Loan
 Mortgage Corporation...........     2,202      87      --     104.0     7.40
Second quarter:
  Federal National Mortgage
   Association..................   247,219   5,174      --     102.1     7.48
  Federal Home Loan Mortgage
   Corporation..................   102,083   2,450      --     102.4     6.90
First quarter:
  Federal National Mortgage
   Association..................     7,491     231      --     103.1     7.57
  Government National Mortgage
   Association..................     8,931     174      --     101.9     7.13

                                    Table IX
                          Mortgage Security Portfolio
     As of September 30, 1998 and December 31, 1997 (dollars in thousands)

                                         As of September 30, 1998
                            ---------------------------------------------------
                                              Gross
                                      ----------------------           Weighted
                                      Unamortized Unaccreted Carrying  Average
                            Principal   Premium    Discount   Value     Coupon
                            --------- ----------- ---------- --------  --------
Federal National Mortgage
 Association..............  $259,860    $5,565      $  --    $265,424    7.04%
Government National
 Mortgage Association.....   123,211       282        (225)   123,268    5.40
Federal Home Loan Mortgage
 Corporation..............     4,160       136         --       4,296    7.54
                            --------    ------      ------   --------
                            $387,231    $5,983      $ (225)   392,989    6.52%
                            ========    ======      ======
Net unrealized loss.......                                     (2,713)
                                                             --------
Carrying value............                                   $390,276
                                                             ========
                                         As of December 31, 1997
                            ---------------------------------------------------
                                              Gross
                                      ----------------------           Weighted
                                      Unamortized Unaccreted Carrying  Average
                            Principal   Premium    Discount   Value     Coupon
                            --------- ----------- ---------- --------  --------
Federal National Mortgage
 Association..............  $266,083    $6,690      $  --    $272,773    7.55%
Government National
 Mortgage Association.....   233,407     2,640       1,302    234,745    5.74
Federal Home Loan Mortgage
 Corporation..............     5,357       177         --       5,534    7.71
                            --------    ------      ------   --------
                            $504,847    $9,507      $1,302    513,052    6.98%
                            ========    ======      ======
Net unrealized gain.......                                      4,194
                                                             --------
Carrying value............                                   $517,246
                                                             ========

  As described under the section labeled "Events Subsequent to September 30, 1998", all of the securities portfolio at September 30, 1998 was sold in October 1998 at losses aggregating $15.4 million.

  Mortgage loan originations are funded with various warehouse facilities prior to securitization. Loans originated through the lending operations of NovaStar Mortgage have typically been funded initially through a $75 million warehouse line with First Union National Bank under which NovaStar Financial and NovaStar Mortgage are co-borrowers. Repurchase agreements are used to finance mortgage loan purchases. Funds borrowed against master repurchase agreements are also used to acquire loans from NovaStar Mortgage. Residual financing is another short-term borrowing instrument currently available to NovaStar Financial.

  Using individual assets as collateral for repurchase agreements, NovaStar Financial has financed acquisitions of agency-issued mortgage securities. These agreements have been executed with a number of reputable securities dealers. Under the terms of all financing arrangements, lending institutions require "over-collateralization." The value of the collateral generally must exceed the allowable borrowing by two to five percent. As a result, NovaStar Financial must have capital available to cover this "haircut."

  Table X displays the amounts outstanding under borrowing arrangements as of September 30, 1998 and December 31, 1997.

                                    Table X
                                   Borrowings
        September 30, 1998 and December 31, 1997 (dollars in thousands)

                                      As of
                                  September 30,
                                      1998
                                -----------------
                                         Weighted             Average Daily
                                Weighted Days to           Balance During the
                                Average  Reset or           Nine Months Ended
                                  Rate   Maturity Balance  September 30, 1998
                                -------- -------- -------- -------------------
Repurchase agreements secured
 by mortgage securities........   5.44%        4  $397,176      $511,460
Master repurchase agreement
 secured by mortgage loans.....   6.38        31   182,521       156,854
                                                  --------
  Total repurchase agreements..                    579,697
Warehouse line of credit.......           Demand    46,779        20,043
                                                  --------
  Total borrowings.............                   $626,476
                                                  ========
                                      As of
                                December 31, 1997
                                -----------------
                                         Weighted             Average Daily
                                Weighted Days to           Balance During the
                                Average  Reset or          Twelve Months Ended
                                  Rate   Maturity Balance   December 31, 1997
                                -------- -------- -------- -------------------
Repurchase agreements secured
 by mortgage securities........   5.92%       87  $501,430      $172,829
Master repurchase agreement
 secured by mortgage loans.....   6.69        31    55,013       170,344
                                                  --------
  Total repurchase agreements..                    556,443
Warehouse line of credit.......           Demand    40,250        18,402
                                                  --------
  Total borrowings.............                   $596,693
                                                  ========

  On a long-term basis, NovaStar Financial finances its mortgage loans using collateralized mortgage obligations (CMOs). Investors in CMOs are repaid based on the performance of the mortgage loans collateralizing the CMOs. CMOs are outstanding as long as the mortgage loans are outstanding. However, under the CMOs issued by NovaStar, NovaStar Financial the right to reacquire the mortgage loans collateralizing the CMO when certain events occur is retained by NovaStar Financial. These non-recourse financing arrangements match the loans with the financing arrangement for long periods of time, as compared to repurchase agreements that mature frequently with interest rates that reset frequently and have liquidity risk in the form of margin calls. Table XI displays the amounts outstanding under collateralized mortgage obligations as of September 30, 1998 and December 31, 1997.

                                    Table XI
                      Collateralized Mortgage Obligations
        September 30, 1998 and December 31, 1997 (dollars in thousands)

                                      As of September 30, 1998
                         -------------------------------------------------------
                           Collateralized
                              Mortgage
                             Obligation         Underlying Mortgage Loans
                         ------------------- -----------------------------------
                                                                    Estimated
                                                         Weighted    Weighted
                         Remaining  Interest Carrying    Average  Average Months
                         Principal    Rate    Value       Coupon   to Maturity
                         ---------  -------- --------    -------- --------------
NovaStar Home Equity
 Series:
  Issue 1997-1.......... $181,770     5.97%  $192,084     10.43%        24
  Issue 1997-2..........  179,371     5.84    184,013     10.45         26
  Issue 1998-1..........  283,020     5.70    290,240     10.14         24
  Issue 1998-2..........  308,986     5.70    273,308(A)   9.99         37
  Debt issuance costs,
   net..................   (4,557)                --
                         --------            --------
                         $948,590            $939,645
                         ========            ========

--------
(A) Does not include $43 million of loans added as collateral during October
    1998.

                                       As of December 31, 1997
                         -------------------------------------------------------
                           Collateralized
                              Mortgage
                             Obligation         Underlying Mortgage Loans
                         ------------------- -----------------------------------
                                                                    Estimated
                                                         Weighted    Weighted
                         Remaining  Interest Carrying    Average  Average Months
                         Principal    Rate    Value       Coupon   to Maturity
                         ---------  -------- --------    -------- --------------
NovaStar Home Equity
 Series:
  Issue 1997-1.......... $250,262     5.95%  $263,468     10.28%        35
  Issue 1997-2..........  160,376     6.25    170,298(A)  10.20         36
  Debt issuance costs,
   net..................   (1,771)                --
                         --------            --------
                         $408,867            $433,766
                         ========            ========

--------
(A) Does not include $50 million of loans added as collateral during January
    1998

  In periods of decreasing interest rates, borrowers are more likely to refinance their mortgages to obtain a lower interest rate and monthly payment. Even in rising rate environments, borrowers tend to collectively repay their mortgage principal balances earlier than is required by the terms of their mortgages. This is particularly true for subprime borrowers who are seeking to upgrade their credit rating to obtain a lower interest rate. Table XII displays the historical prepayment speeds for mortgage loans collateralizing CMOs issued by NovaStar. Table XVI provides an analysis of prepayment characteristics of the mortgage loans owned by NovaStar.

                                   Table XII
                                Prepayment Speed

                                            Constant Prepayment Rate (Annual
                                                        Percent)
                                         ---------------------------------------
                                         One-month Three-month Twelve-month Life
                                         --------- ----------- ------------ ----
As of September 30, 1998
NovaStar Home Equity Series:
  1997-1................................   35.5       34.9         --       29.8
  1997-2................................   28.3       26.0         --       17.7
  1998-1................................   13.3       12.8         --        9.6
  1998-2................................    9.4        --          --        7.8
As of December 31, 1997
NovaStar Home Equity Series:
  1997-1................................   18.6       15.7         --       15.7
  1997-2................................   10.5        --          --       10.5

  To mitigate exposure to prepayment risk and in order to retain those borrowers whose credit is considered desirable, NovaStar created a portfolio retention department in the latter part of 1997 that encourages borrowers who have satisfactorily met their obligations to refinance or rate modify their loans with NovaStar. Of the loans that prepaid during the first nine months of 1998, $11.5 million, or ten percent of the loans were successfully refinanced and $1.9 million, or two percent of the loans, were rate-modified. For the third quarter of 1998, $5.1 million, or eleven percent of the loans were successfully refinanced and $1.2 million or three percent of the loans were rate-modified. Although these loans are considered prepayments for the purposes of the information in Table XII, they remain in the NovaStar loan portfolio.

  Table XIII summarizes quarterly mortgage asset activity during 1998 and 1997 and Table XIV details the amount of premium as a percent of principal at quarter end for 1998 and 1997.

                                   Table XIII
                      Mortgage Assets Activity (thousands)

                                                  Mortgage
                           Mortgage Loans        Securities             Total
                          ------------------  ------------------  -------------------
                          Principal  Premium  Principal  Premium  Principal   Premium
                          ---------  -------  ---------  -------  ----------  -------
Balance, January 1,
 1997...................  $    --    $   --   $  12,821  $   434  $   12,821  $   434
Acquisitions............   170,120    10,530     16,422      405     186,542   10,935
Principal repayments and
 amortization...........      (338)      (53)      (977)     (28)     (1,315)     (81)
                          --------   -------  ---------  -------  ----------  -------
Balance, March 31,
 1997...................   169,782    10,477     28,266      811     198,048   11,288
Acquisitions............   127,500     4,100    349,302    7,624     476,802   11,724
Principal repayments and
 amortization...........    (6,989)     (420)    (2,332)    (133)     (9,321)    (553)
Dispositions............       --        --     (98,267)  (2,309)    (98,267)  (2,309)
                          --------   -------  ---------  -------  ----------  -------
Balance, June 30, 1997..   290,293    14,157    276,969    5,993     567,262   20,150
Acquisitions............   136,582     2,449      2,202       87     138,784    2,536
Principal repayments and
 amortization...........   (22,227)     (913)   (19,291)    (383)    (41,518)  (1,296)
                          --------   -------  ---------  -------  ----------  -------
Balance, September 30,
 1997...................   404,648    15,693    259,880    5,697     664,528   21,390
Acquisitions............   183,012     3,314    280,325    3,048     463,337    6,362
Principal repayments and
 amortization...........   (28,224)   (1,146)   (26,095)    (363)    (54,319)  (1,509)
Dispositions............       --        --      (9,263)    (177)     (9,263)    (177)
                          --------   -------  ---------  -------  ----------  -------
Balance, December 31,
 1997...................   559,436    17,861    504,847    8,205   1,064,283   26,066
Acquisitions............   207,976     3,758    270,059    3,806     478,035    7,564
Principal repayments and
 amortization...........   (27,224)   (1,160)   (63,892)    (731)    (91,116)  (1,891)
Dispositions............       --        --    (310,113)  (5,294)   (310,113)  (5,294)
                          --------   -------  ---------  -------  ----------  -------
Balance, March 31,
 1998...................   740,188    20,459    400,901    5,986   1,141,089   26,445
Acquisitions............   290,350     5,148     80,237      823     370,587    5,971
Principal repayments and
 amortization...........   (43,849)   (1,506)   (47,201)    (451)    (91,050)  (1,957)
Dispositions............    (2,843)      (53)       --       --       (2,843)     (53)
                          --------   -------  ---------  -------  ----------  -------
Balance, June 30, 1998..   983,846    24,048    433,937    6,358   1,417,783   30,406
Acquisitions............       --        --         --       --          --       --
Principal repayments and
 amortization...........   (54,745)   (1,442)   (38,925)    (493)    (93,670)  (1,935)
Dispositions............    (4,666)      (56)    (7,781)    (107)    (12,447)    (163)
                          --------   -------  ---------  -------  ----------  -------
Balance, September 30,
 1998...................  $924,435   $22,550  $ 387,231  $ 5,758  $1,311,666  $28,308
                          ========   =======  =========  =======  ==========  =======

                                   Table XIV
                       Premium as a Percent of Principal

                                                                         Total
                                                    Mortgage  Mortgage  Mortgage
                                                     Loans   Securities  Assets
                                                    -------- ---------- --------
      As of:
        September 30, 1998.........................   2.44%     1.49%     2.16%
        June 30, 1998..............................   2.44      1.47      2.14
        March 31, 1998.............................   2.76      1.49      2.32
        December 31, 1997..........................   3.19      1.63      2.45
        September 30, 1997.........................   3.88      2.19      3.22
        June 30, 1997..............................   4.88      2.16      3.55
        March 31, 1997.............................   6.17      2.87      5.70

Results of Operations--Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

 Net Income

  During the nine months ended September 30, 1998, NovaStar Financial recorded net income of $5,567,000, a diluted $0.64 per share, compared with a net loss of $702,000, a diluted $0.19 per share, for the nine months ended September 30, 1997.

 Net Interest Income

  Interest Income. Interest-earning assets averaged $1.3 billion during the nine months ended September 30, 1998, including $781.8 million of mortgage loans and $478.1 million of mortgage securities compared with average interest-earning assets of $351.6 million during the nine months ended September 30, 1997. During the nine months ended September 30, 1998, mortgage loans earned $56.3 million, or a yield of 9.6 percent, compared with $14.7 million, or a yield of 9.1 percent for the nine months ended September 30, 1997. Mortgage securities earned $22.9 million for the nine months ended September 30, 1998, or a yield of 6.4 percent, compared with $6.8 million, or a yield of 6.7 percent for the nine months ended September 30, 1997. In total, assets earned $79.2 million, or a 8.4 percent yield for the nine months ended September 30, 1998. During the nine months ended September 30, 1997, assets earned $21.5 million or an 8.2 percent yield.

  A substantial portion of the mortgage assets has interest rates that fluctuate with short-term market interest rates. However, many of these assets have initial coupons that are lower than current market rates. These lower initial coupons are commonly called "teaser" rates. Rates on these assets are expected to increase to their full potential as the assets "season". Table XV is a summary of mortgage assets by type, presenting their current and fully indexed weighted-average coupons.

                                    Table XV
          Mortgage Assets by Product/Type and Weighted Average Coupon
                   September 30, 1998 (dollars in thousands)

                                                                   Weighted
                                                                Average Coupon
                                                                ---------------
                                                    Outstanding          Fully
                      Product/Type                   Principal  Current Indexed
                      ------------                  ----------- ------- -------
      Mortgage loans:
        Two and three year fixed/adjustable
         thereafter...............................  $  521,535   10.15%  10.90%
        Fixed rate (30 Yr, 15 Yr, 30/15)..........     301,087   10.02     --
        Other (1 year CMT, 6 month LIBOR).........     101,813   10.19   10.81
                                                    ----------
          Total mortgage loans....................     924,435
      Mortgage securities issued by:
        Federal National Mortgage Association.....     259,860    7.04    6.64
        Government National Mortgage Association..     123,211    5.40    6.87
        Federal Home Loan Mortgage Corporation....       4,160    7.54    6.81
                                                    ----------
          Total mortgage securities...............     387,231
                                                    ----------
      Total.......................................  $1,311,666
                                                    ==========

  NovaStar Financial acquires substantially all of its mortgage assets at a premium. Premiums are amortized as a reduction of interest income over the estimated lives of the assets. See Tables XII, XIII and XIV for the dollar impact of principal payments on amortization. To mitigate the effect of prepayments on interest income from mortgage loans, NovaStar Financial generally strives to acquire mortgage loans that have some form of prepayment penalty. During the nine months ended September 30, 1998 and the third quarter of 1998, NovaStar Financial collected $1.3 million and $625,000, respectively, in prepayment penalties from borrowers. Table XVI is an analysis of mortgage loans and prepayment penalties. Prepayments on mortgage loans have been consistent with management's expectations.

                                   Table XVI
                       Mortgage Loan Prepayment Penalties
                   September 30, 1998 (dollars in thousands)

                                                         Weighted Average
                                                      -------------------------
                                                                     Remaining
                                                                     Prepayment
                                                                      Penalty
                                            Percent                  Period (in
                                              with            Loan-   years)--
                          Current          Prepayment          to-   Loans with
                         Principal Premium  Penalty   Coupon  value   Penalty
                         --------- ------- ---------- ------  -----  ----------
Loans collateralizing
 NovaStar Home Equity
 Series (CMO):
  1997-1................ $183,760  $ 9,375    70.6%   10.45%  75.02%    1.44
  1997-2................  181,329    3,049    70.8    10.31   78.14     1.77
  1998-1................  286,746    4,306    68.7     9.99   81.04     2.43
  1998-2................  268,312    5,266    69.6     9.90   80.88     3.13
All other loans.........    4,288      554    70.1     9.39   81.96     3.41
                         --------  -------
Total................... $924,435  $22,550    69.8%   10.11%  79.24%    2.31
                         ========  =======

  As noted above, interest income is a function of volume and rates. Management will continue to monitor the market for mortgage securities and whole loan mortgage pools and will acquire mortgage assets that are appropriate for its overall asset/liability strategy. Increasing the volume of assets will cause future increases in interest income, while declining balances will reduce interest income. Market interest rates will also affect future interest income.

  Interest Expense. The cost of borrowed funds was $60.9 million during the nine months ended September 30, 1998, or 6.2 percent of average borrowings, compared with $16.2 million for the nine months ended September 30, 1997, or
6.4 percent of average borrowings. Advances under the warehouse line of credit bear interest based on the Federal Funds rate, plus a spread. Credits are received to warehouse line interest based on restricted cash balances maintained with First Union. Advances under the master repurchase agreement bear interest at rates based on LIBOR, plus a spread. During the nine months ended September 30, 1998 and 1997, the one-month LIBOR averaged 5.6 percent. As with interest income, cost of funds in the future will largely depend on market conditions, most notably levels of short-term interest rates. Rates on other borrowings generally fluctuate with short-term market interest rates, such as LIBOR or the Federal Funds rate.

  Table XVII presents a summary of the average interest-earning assets, average interest-bearing liabilities and the related yields and rates thereon for the nine months ended September 30, 1998.

                                   Table XVII
                               Interest Analysis
          Nine Months Ended September 30, 1998 (dollars in thousands)

                              Mortgage Loans        Mortgage Securities              Total
                         ------------------------ ------------------------ --------------------------
                                  Interest Annual          Interest Annual            Interest Annual
                         Average  Income/  Yield/ Average  Income/  Yield/  Average   Income/  Yield/
                         Balance  Expense   Rate  Balance  Expense   Rate   Balance   Expense   Rate
                         -------- -------- ------ -------- -------- ------ ---------- -------- ------
Mortgage Assets......... $781,786 $56,274   9.60% $478,125 $22,881   6.38% $1,259,911 $79,155   8.38%
                         ========                 ========                 ==========
Liabilities
 Repurchase
  agreements............ $156,854   7,643   6.50  $511,460  20,785   5.42% $  668,314  28,428   5.67%
 Collateralized
  mortgage
  obligations...........  626,960  29,659   6.31                              626,960  29,659   6.31
 Other borrowings.......   20,043     647   4.30                               21,492     647   4.01
                         --------                                          ----------
 Cost of derivative
  financial Instruments
  hedging liabilities...            1,637                      577                      2,214
                                  -------                  -------                    -------
   Total borrowings..... $803,857  39,586   6.57  $511,460  21,362   5.57  $1,316,766  60,948   6.18
                         ======== -------         ======== -------         ========== -------
 Net interest income....          $16,688                  $ 1,519                    $18,207
                                  =======                  =======                    =======
 Net interest spread....                    3.03%                    0.81%                      2.20%
                                            ====                     ====                       ====
 Net yield..............                    2.85%                    0.42%                      1.93%
                                            ====                     ====                       ====

  Net Interest Income and Spread. Net interest income during the nine months ended September 30, 1998 was $18.2 million or 1.93 percent of average interest-earning assets, compared with 5.3 million, or 2.02 percent of average interest-earning assets during the nine months ended September 30, 1997. Net interest spread was 2.20 percent during the nine months ended September 30, 1998 compared with 1.73 percent during the nine months ended September 30, 1997. Net interest income and the spread are functions of the asset yield relative to costs of funds. Cost of funds has remained relatively low and stable during 1998. This lower cost of funds offsets, to some degree, the lower yield on "teaser" rate assets. The volume of assets and liabilities and how well NovaStar Financial manages the spread between earnings on assets and the cost of funds will dictate future net interest income.

  Impact of Interest Rate Agreements. NovaStar Financial has entered into certain interest rate agreements and financial futures contracts designed to mitigate exposure to interest rate risk. Interest rate cap agreements require NovaStar Financial to pay a monthly fixed premium while allowing it to receive a rate that adjusts with LIBOR, when rates rise above a certain agreed-upon rate. Other agreements include simple fixed to floating interest rate swaps. These agreements are used to alter, in effect, the interest rates on funding costs to more closely match the yield on interest-earning assets. During the nine months ended September 30, 1998, net interest expense on these agreements was $2.2 million, which is included in interest expense. The net interest expense for the same period ending September 30, 1997 was $808,000. Table XVIII details interest rate agreements as of September 30, 1998 (dollars in thousands):

                                  Table XVIII
                            Interest Rate Agreements
                As of September 30, 1998 (dollars in thousands)

                                                                   Weighted Average
                                      Unrealized   Weighted         Interest Rate     Accrued Interest
                           Notional  ------------- Days to  Cap   ------------------ ------------------
                            Value    Gains Losses  Maturity Rate  Receivable Payable Receivable Payable
                          ---------- ----- ------- -------- ----  ---------- ------- ---------- -------
Interest rate swap
 agreements-- fixed rate
 pay....................  $  455,000 $--   $ 7,845   674      NA     5.64%    6.11%    $2,671   $2,736
Interest rate cap
 agreements.............     625,000  --     3,645   710    6.27%      NA       NA        --       --
                          ---------- ----  -------
                          $1,080,000 $--   $11,490
                          ========== ====  =======

  As discussed in the section, "Events Subsequent to September 30, 1998", NovaStar Financial terminated all swap agreements and paid all liabilities pertaining to these hedging instruments in October 1998, recognizing losses aggregating $8.0 million.

Fees from NovaStar Mortgage, Inc.

  NovaStar Financial and NovaStar Mortgage are party to a Mortgage Loan Sale and Purchase Agreement whereby NovaStar Financial has committed to acquire the wholesale loan originations of NovaStar Mortgage. Under the terms of the agreement, if NovaStar Mortgage chooses to sell its loan originations to other parties, it pays a fee to NovaStar Financial for not delivering its production under the purchase commitment. No fee is paid if NovaStar Financial is unable or unwilling to purchase the mortgage loans originated by NovaStar Mortgage. During the first two quarters of 1998, NovaStar Financial acquired virtually all of the mortgage loans originated by NovaStar Mortgage. As a result, there were no significant fees paid to NovaStar Financial during the first half of 1998. During the 1998 third quarter, NovaStar Mortgage retained substantially all of its production with the intent of selling loans to third parties. Under the terms of the Mortgage Loan Sale and Purchase Agreement, NovaStar Mortgage remitted fees aggregating $3.8 million to NovaStar Financial during the nine months ended September 30, 1998.

Other Income

  NovaStar Financial may deem it appropriate to sell securities and loans, from time to time, to reallocate NovaStar Financial's capital. During the nine months ended September 30, 1998, NovaStar Financial recognized $108,000 in net gains on sales of mortgage securities with a principal balance of $318 million. Also, during this same period, two separate pools of loans with principal of $7.5 million were sold recognizing gains of $315,000.

  Additional components of other income during the nine months ended September 30, 1998 are prepayment penalties of $1.3 million and interest earned on notes receivable from founders of $300,000.

  As discussed in "Events Subsequent to September 30, 1998", NovaStar Financial and NovaStar Mortgage sold all mortgage securities at an aggregate loss of $15.4 million during October 1998.

Provisions for Credit Losses

  Regular reserves are provided for credit losses, including principal and interest, on its mortgage loans. Management continuously evaluates the potential for credit losses for mortgage loans held in its portfolio. Since NovaStar Financial has limited actual performance history for its loan portfolio, losses have been provided for primarily based on general industry trends and on the judgement of management. Loan defaults occur throughout the life of a loan or group of loans. As a result, provisions for credit losses are recorded against income over the estimated life of the loans, rather than immediately upon acquisition of the loan.

During the nine months ended September 30, 1998, NovaStar Financial provided $3.4 million for credit losses, compared with $1.4 million during the nine months ended September 30, 1997.

  During the third quarter of 1998, NovaStar Financial and NovaStar Mortgage executed an agreement with Commonwealth Mortgage Acceptance Corporation (CMAC) whereby CMAC will provide insurance coverage on certain mortgage loans owned by NovaStar Financial and NovaStar Mortgage. As of September 30, 1998, approximately 29 percent of the loans owned by NovaStar Financial and substantially all of the loans owned by NovaStar Mortgage are covered under this agreement. During the third quarter of 1998, total premiums paid to CMAC totaled $291,000, which are included as a component of loan servicing expenses on the financial statements of NovaStar Financial. Management believes that its exposure to credit loss on loans insured by CMAC is minimal and, therefore, has not included these loans in determining its loan loss provision. Management expects that a substantial portion of loans originated in future periods will be covered under similar insurance arrangements.

  Loans are changed off when in management's best judgment the loan is uncollectable. In addition, a loan will be charged off to the lower of cost or market when title of the property collateralizing the loan is taken. As of September 30, 1998, 86 loans were in real estate owned with a principal balance of $9.6 million and a carrying value of $7.3 million. Charge-offs during the nine months ended September 30, 1998 were $3.0 million. No charge-offs were made during the same period of 1997. As the portfolio continues to season, management expects that the actual loss rate may continue to increase. Table XIX is a rollforward of the reserve for credit losses during 1998 and 1997.

                                   Table XIX
                    Rollforward of Reserve for Credit Losses
     Nine Months Ended September 30, 1998 and Year Ended December 31, 1997

                                     1998                                 1997
                         ------------------------------ -----------------------------------------
                         September 30 June 30  March 31 December 31 September 30 June 30 March 31
                         ------------ -------  -------- ----------- ------------ ------- --------
Beginning balance.......    $3,341    $2,871    $2,313    $1,444       $  718     $170     $--
  Provision for credit
   losses...............     1,179     1,145     1,076     1,009          726      548      170
  Amounts charged off,
   net of recoveries....    (1,763)     (675)     (518)     (140)         --       --       --
                            ------    ------    ------    ------       ------     ----     ----
Ending Balance..........    $2,757    $3,341    $2,871    $2,313       $1,444     $718     $170
                            ======    ======    ======    ======       ======     ====     ====

  Table XX is a summary of delinquent loans as of September 30, 1998 and 1997 by quarter. Table XXI provides summaries of delinquencies, defaults, and loss statistics as of September 30, 1998 and 1997 by quarter. Other information regarding the credit quality of mortgage loans are provided in Tables V, VI and VII.

                                    Table XX
                    Loan Delinquencies (90 days and greater)
   Nine Months Ended September 30, 1998 and Year Ended December 31, 1997 (A)

                                   1998                       1997
                           ---------------------  -----------------------------
                           September June  March  December September June March
                              30      30    31       31       30      30   31
                           --------- ----  -----  -------- --------- ---- -----
Mortgage loans
 collateralizing NovaStar
 Home Equity series
 (CMO):
  1997-1 (Issued October
   1, 1997)..............    5.97%   5.86% 4.39%    2.71%     --     --    --
  1997-2 (Issued December
   11, 1997).............    4.97    4.72  2.23      --       --     --    --
  1998-1 (Issued April
   30, 1998).............    2.06     --    --       --       --     --    --
  1998-2 (Issued April
   30, 1998).............    0.40     --    --       --       --     --    --
All mortgage loans.......    2.45    2.53  2.28     1.80     1.47%   --    --

--------
(A) Includes loans in foreclosure or bankruptcy.

                                   Table XXI
                       Delinquencies, Defaults and Losses
                   September 30, 1998 (dollars in thousands)

                              NovaStar Home Equity Series
                          --------------------------------------
                           1997-1    1997-2    1998-1    1998-2   Other(A)  All Loans
                          --------  --------  --------  --------  --------  ----------
Loan servicing
 portfolio..............  $187,838  $185,093  $286,891  $267,744  $251,295  $1,178,861
                          ========  ========  ========  ========  ========  ==========
Reserve for Credit
 Losses:
  Balance, July 1,
   1998.................  $  1,446  $  1,118  $    585  $    --     $  192  $    3,341
  Provision for credit
   losses...............       179       204       460       270        65       1,179
  Amounts charged off,
   net of recoveries....      (575)     (957)     (233)      --          3      (1,763)
                          --------  --------  --------  --------  --------  ----------
  Balance, September 30,
   1998.................  $  1,050  $    365  $    812  $    270  $    260  $    2,757
                          --------  --------  --------  --------  --------  ----------
Defaults as a percent of
 loan servicing
Portfolio, September 30,
 1998:
  Delinquent loans......      3.99%     5.19%     3.05%     2.84%     0.55%       2.95%
                          ========  ========  ========  ========  ========  ==========
  Loans in foreclosure..      4.87      3.57      1.94      0.82      0.14        2.02
                          ========  ========  ========  ========  ========  ==========
  Real estate owned.....      2.24      1.99      0.15       --       0.50        0.81
                          ========  ========  ========  ========  ========  ==========

                                     1998                                1997
                         ----------------------------- -----------------------------------------
                         September 30 June 30 March 31 December 31 September 30 June 30 March 31
                         ------------ ------- -------- ----------- ------------ ------- --------
Total defaults:
  Delinquent loans......     2.95%     1.95%    1.92      1.76%        4.44%     3.09%    --
                             ====      ====     ====      ====         ====      ====     ===
  Loans in foreclosure..     2.02      2.28     2.29      2.05         0.47      0.01     --
                             ====      ====     ====      ====         ====      ====     ===
  Real estate owned
   (%)..................     0.81      0.52     0.24      0.05          --        --      --
                             ====      ====     ====      ====         ====      ====     ===

--------
(A) Primarily loans owned by NovaStar Mortgage, Inc.

General and Administrative Expenses

  General and administrative expenses for the nine months ended September 30, 1998 and September 30, 1997 are provided in table XXII. Table XXIII displays the relationship of portfolio expenses to net interest income during the nine months ended September 30, 1998 and 1997 by quarter.

                                   Table XXII
                      General and Administrative Expenses
    Nine Months Ended September 30, 1998 and September 30, 1997 (dollars in thousands)

                                       Nine Months Ended    Nine Months Ended
                                       September 30, 1998  September 30, 1997
                                      -------------------- -------------------
                                               Percent of          Percent of
                                              Net Interest        Net Interest
                                                 Income              Income
                                              ------------        ------------
Loan servicing....................... $ 3,163     27.5%    $  701     13.2%
Compensation and benefits............   1,374     11.9        694     13.0
Professional and outside services....     649      5.6        430      8.1
Office administration................     681      5.9        201      3.8
Other................................     184      1.6        288      5.4
                                      -------     ----     ------     ----
Total portfolio-related expenses.....   6,051     52.6%     2,314     43.5%
                                                  ====                ====
Forgiveness of notes receivable from
 founders............................     812
Administrative services provided by
 NovaStar Mortgage...................   5,700               2,450
                                      -------              ------
  Total.............................. $12,563              $4,764
                                      =======              ======

                                  Table XXIII
                        Portfolio Related Expenses as a
                         Percent of Net Interest Income
          Nine Months Ended September 30, 1998 (dollars in thousands)

                                                                 Percent of Net
                                                                 Interest Income
                                                                 ---------------
      1998:
      Third quarter.............................................      38.6%
      Second quarter............................................      33.6
      First quarter.............................................      26.3
      1997:
      Fourth quarter............................................      65.9
      Third quarter.............................................      36.3
      Second quarter............................................      62.1
      First quarter.............................................      42.0

  The monthly administrative service fee paid by NovaStar Financial to NovaStar Mortgage represents compensation for certain services, including the development of loan products, underwriting, funding, and quality control. The increase in this fee for the nine months ended September 30, 1998 compared with September 30, 1997 is primarily a result of an increase in the extent of services required.

  Compensation and benefits include employee base salaries, benefit costs and incentive bonus awards. The increase in compensation and benefits for the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997 is due to adding portfolio, accounting and finance management staff throughout 1997 and 1998. In addition, during the first nine months of 1998, expense for the anticipated forgiveness of a second tranche of founders' debt was recognized of $812,000, as mentioned earlier in the Forgivable Notes Receivable from Founders section of this document. No debt forgiveness was recognized during the same period of 1997.

  Loan servicing consists of direct costs associated with the mortgage loan servicing operation. The fee paid for servicing its mortgage loan portfolio is based on volume as well as number of delinquencies and foreclosures. During the first six months of 1997, NovaStar Financial contracted the servicing of its mortgage portfolio with an independent third party. Beginning July 15, 1997, NovaStar Mortgage began servicing the mortgage loan portfolio of NovaStar Financial, Inc. During the nine-months ended September 30, 1998, NovaStar Financial paid $2,670,000 in loan servicing fees to NovaStar Mortgage. The increase in loan servicing during the nine months ended September 30, 1998 compared with September 30, 1997 is primarily due to the significant growth in the mortgage loan portfolio during the period ended September 30, 1998 compared with September 30, 1997.

  Professional and outside services include fees for legal and accounting services. In the normal course of business, fees are paid for professional services related to general corporate matters and specific transactions. Office administration includes items such as rent, depreciation, telephone, office supplies, postage, delivery, maintenance and repairs. The increases in both these financial statement captions can be attributable to additional personnel and general company growth.

Equity in Earnings (Loss) of NFI Holding Corporation

  For the nine months ended September 30, 1998, NFI Holding Corporation (Holding) recorded a net loss of $2.48 million compared with a net loss of $143,000 for the nine months ended September 30, 1997. NovaStar Financial records its portion of these losses as equity in net loss of Holding in its income statement, which includes the net loss of its affiliates--NovaStar Mortgage and NovaStar Capital, Inc. Net income generated by Holding is primarily a function of the fees earned by NovaStar Mortgage relating to the origination and servicing of loans for NovaStar Financial and the costs of these activities. As NovaStar Financial did not purchase any of NovaStar Mortgage's production during the third quarter of 1998, NovaStar Mortgage incurred significant losses during this period. These losses were offset to a degree by net gains on sales of $1.0 million on $25 million of mortgage loan production. General and administrative expenses consist largely of compensation and benefits for the marketing, underwriting, funding and servicing staffs. NovaStar Mortgage incurs significant general and administrative expenses in generating loan production and servicing loans and will vary, as a general rule, with loan production. Net losses incurred by NovaStar Capital, Inc. were $162,000 during the nine months ended September 30, 1998 as this company started operations during the third quarter of 1998.

  Tables XXIV and XXV are summary financial statements for NFI Holding Corporation as of and for the nine months ended September 30, 1998. Table XXVI is a summary of loan costs for NovaStar Mortgage relative to its wholesale loan originations.

                                   Table XXIV
                     NFI Holding Corporation--Balance Sheet
                   September 30, 1998 (dollars in thousands)

      Assets
        Restricted cash............................................... $ 18,997
        Mortgage loans................................................  238,207
        Mortgage securities...........................................    8,686
        Other assets..................................................    5,186
                                                                       --------
          Total assets................................................ $271,076
                                                                       ========
      Liabilities and stockholders' equity
        Securities under repurchase agreements........................ $  8,559
        Due to NovaStar Financial, Inc................................  259,312
        Other liabilities.............................................    3,614
                                                                       --------
        Total liabilities.............................................  271,485
        Stockholders' equity..........................................     (409)
                                                                       --------
          Total liabilities and stockholders' equity.................. $271,076
                                                                       ========

                                   Table XXV
                NFI Holding Corporation--Statement of Operations
          Nine Months Ended September 30, 1998 (dollars in thousands)

      Net interest income............................................. $ 1,730
      Services provided to NovaStar Financial, Inc....................   6,031
      Fees from third parties.........................................     879
      Gains on sale of mortgage assets................................   1,209
      Expenses:
        Production....................................................   6,189
        Servicing.....................................................   2,170
        Other.........................................................   3,970
                                                                       -------
      Net loss........................................................ $(2,480)
                                                                       =======

                                   Table XXVI
                Cost of Loan Production--NovaStar Mortgage, Inc.
 Nine Months Ended September 30, 1998 and Year Ended December 31, 1997 (dollars
                                 in thousands)

                                     1998                             1997
                          ----------------------------  ------------------------------------
                           Third     Second    First     Fourth    Third    Second    First
                          Quarter   Quarter   Quarter   Quarter   Quarter   Quarter  Quarter
                          --------  --------  --------  --------  --------  -------  -------
Total costs of loan
 production(A)..........  $  4,975  $  3,837  $  3,079  $  2,096  $  1,938  $ 1,401  $   410
Wholesale loan
 origination--
 principal..............   232,333   294,303   207,974   183,012   136,582   77,692   12,688
Premium paid to broker..     3,322     3,679     2,935     2,896     2,119    1,618      295
                          --------  --------  --------  --------  --------  -------  -------
Total acquisition
 cost(B)................  $240,630  $301,819  $213,988  $188,004  $140,639  $80,711  $13,393
                          ========  ========  ========  ========  ========  =======  =======
Costs as a percent of
 principal:
  Loan production.......       2.1%      1.3%      1.5%      1.1%      1.4%     1.8%     3.2%
                          ========  ========  ========  ========  ========  =======  =======
  Premium paid to
   broker...............       1.4%      1.3%      1.4%      1.6%      1.6%     2.1%     2.3%
                          ========  ========  ========  ========  ========  =======  =======
  Total acquisition
   cost.................       3.6%      2.6%      2.9%      2.7%      3.0%     3.9%     5.6%
                          ========  ========  ========  ========  ========  =======  =======

--------
(A) Loan production general and administrative as reported for GAAP, plus net deferred loan costs.
(B) Principal, premium and general administrative expenses associated with loan production.

Value of Mortgages Added through Wholesale Operations

  By establishing a wholesale lending operation to originate subprime residential mortgage loans, NovaStar has developed a process to add mortgage assets to its balance sheet at amounts management believes are below what it would generally cost, in most market environments, to acquire the same assets in bulk through open market purchases. In effect, the value created by generating assets at this lower cost is creating future economic benefit, or value, for our stockholders. This added value is demonstrated in the estimated fair value of our loan portfolio. The values presented in tables XXVII and XXVIII are management's estimates based on market conditions as of September 30, 1998. As discussed in "Events Subsequent to September 30, 1998," market conditions changed during October 1998. The change in market conditions has, among other things, caused supply of to be greater than demand for subprime mortgage loans. As a result, the prices reflected below may not be indicative of market prices subsequent to September 30, 1998.

  Management estimates the weighted-average value of its mortgage loan portfolio as of September 30, 1998 to be between 103 and 104, in terms of price to par. Table XXVII provides management's estimates of the value of the mortgage loans in its portfolio and the assumptions used for estimating fair value. Because any estimated value can vary dramatically based upon the assumptions used, a range of assumptions is used to determine the estimated value.

  As presented in Table XXVI, during 1998, NovaStar originated mortgage loans at an all-in cost of 103.6 percent of principal, including direct costs of acquisition, such as broker premiums, and general overhead expenses. This cost is higher than in recent quarters. However, NovaStar Mortgages operated during the third quarter at less than full capacity. If NovaStar Mortgage had operated at or near full capacity, the all-in cost would be similar to prior quarters. Direct costs of acquisition are capitalized as premium and amortized as an adjustment of yield over the life of the loan.

  The weighted-average premium on mortgage loans outstanding at September 30, 1998 represented 2.44 percent of principal. Using the estimated market values from above, this implies an estimated unrealized gain or additional value in the mortgage loan portfolio at September 30, 1998 of between 1.0 and 2.0 percent. Applying this percent to the balance of mortgage loans outstanding of $1.2 billion results in an estimated unrealized gain of between $12 and $24 million. This additional value results in an estimated mark-to-market equity of between $122 and $134 million, or $15 per outstanding share.

                                  Table XXVII
                Estimated Market Price on Entire Loan Portfolio
                            As of September 30, 1998

                         Estimated Market Price                             Estimated Market Price
                         -------------------------                          -------------------------
                           Two- and Three-year                               Six-month LIBOR Loan
                           Fixed Loan Products                                     Products
                         -------------------------                          -------------------------
Bond Equivalent Yield...    8.25%    8.50%    8.75% Bond Equivalent Yield..    9.00%    9.25%    9.50%
Spread to Index.........    3.00%    3.25%    3.50% Spread to Index........    3.75%    4.00%    4.25%
Assumed Prepayment                                  Assumed Prepayment
Speed (CPR)                                         Speed (CPR)
30......................   105.6%   105.0%   104.4% 35.....................   104.6%   104.1%   103.6%
35......................   104.7%   104.2%   103.7% 40.....................   104.4%   103.5%   103.1%
40......................   104.0%   103.6%   103.2% 45.....................   103.4%   102.9%   102.5%
                                                                             30/15-year Fixed and
                            One-year CMT Loan                                Balloon Loan Products
                                Products                                     (Three-year Treasury)
                         -------------------------                          -------------------------
Bond Equivalent Yield...    7.64%    7.89%    8.14% Bond Equivalent Yield..    7.75%    8.00%    8.25%
Spread to Index.........    3.25%    3.50%    3.75% Spread to Index........    3.50%    3.75%    4.00%
Assumed Prepayment                                  Assumed Prepayment
Speed (CPR)                                         Speed (CPR)
30......................   104.9%   104.3%   103.7% 25.....................   106.3%   105.6%   104.9%
35......................   104.1%   103.6%   103.2% 30.....................   105.4%   104.9%   104.3%
40......................   103.6%   103.2%   102.7% 35.....................   104.7%   104.2%   103.7%

                                  Table XXVIII
                    Carrying Value of Loans by Product/Type
                    As of September 30, 1998 (in thousands)

      Product/Type                                                      Amount
      ------------                                                     --------
      Two- and three-year fixed....................................... $521,535
      Six-month LIBOR.................................................   61,342
      One-year CMT....................................................   40,471
      30/15-year fixed and balloon....................................  301,087
                                                                       --------
        Outstanding principal.........................................  924,435
      Premium.........................................................   22,550
      Reserve for credit losses.......................................   (2,757)
                                                                       --------
        Carrying Value................................................ $944,228
                                                                       ========
      Carrying value as a percent of principal........................    102.4%
                                                                       ========

Results of Operations--Year Ended December 31, 1997

 Net Loss

  During 1997, NovaStar Financial recorded a net loss of $1,135,000, or $0.26 per share. Excluding the forgiveness of the notes receivable from founders, NovaStar Financial incurred a loss of $52,000, or $0.01 per share. During much of 1997, NovaStar Financial focus was placed on hiring key employees and development of policies and procedures. The results for the year ended December 31, 1997 also reflect the significant cost of developing operations.

 Net Interest Income

  Table XXIX presents a summary of the average interest-earning assets, average interest-bearing liabilities and the related yields and rates thereon for the year ended December 31, 1997.

                                   Table XXIX
                               Interest Analysis
           Year Ended December 31, 1997 (dollar amounts in thousands)

                                   Mortgage Loans        Mortgage Securities
                              ------------------------ ------------------------
                                       Interest Annual          Interest Annual
                              Average  Income/  Yield/ Average  Income/  Yield/
                              Balance  Expense   Rate  Balance  Expense   Rate
                              -------- -------- ------ -------- -------- ------
Mortgage Assets.............. $294,111 $25,154   8.56% $182,140 $11,807   6.48%
                              ========                 ========
Liabilities
  Master repurchase
   agreement................. $170,344  11,972   7.03       --      --     --
  Other repurchase
   agreements................                           172,829  10,336   5.98
  Collateralized mortgage
   obligations...............   74,511   4,736   6.36       --      --     --
  Other borrowings...........   18,402   1,141   6.20       --      --     --
                              -------- -------         -------- -------
    Total borrowings......... $263,257  17,849   6.49  $172,829  10,336   5.98
                              ======== -------         ======== -------
Net interest income..........          $ 7,305                  $ 1,471
                                       =======                  =======
Net interest spread..........                    2.07%                    0.50%
                                                 ====                     ====
Net yield....................                    2.48%                    0.81%
                                                 ====                     ====

  Interest Income. Interest-earning assets averaged $476.3 million during 1997, including $294.1 million of mortgage loans and $182.1 million of mortgage securities. During the year, mortgage loans earned $25.2 million, or a yield of
8.6 percent, while mortgage securities earned $11.8 million, or a yield of 6.5 percent. In total, assets earned $37.0 million, or a 7.8 percent yield.

  Interest Expense. The cost of borrowed funds was $28.2 million during the year ended December 31, 1997, or 6.5 percent of average borrowings. During the year ended December 31, 1997, the one-month LIBOR averaged 5.6 percent. As with interest income, cost of funds in the future will largely depend on market conditions, most notably levels of short-term interest rates.

  Net Interest Income and Spread. Net interest income during 1997 was $8.8 million, or 1.8 percent of average interest-earning assets. Net interest spread was 1.3 percent during the year ended December 31, 1997. Net interest income and the spread are functions of the asset yield relative to its costs of funds. During 1997, the cost of funds was relatively low and stable. This lower cost of funds offsets, to some degree, the lower yield on "teased" assets discussed above. In addition, interest rate agreements are used to mitigate the exposure to variations in interest rates on interest-earning assets that are different from the variations in interest incurred on borrowings. The volume of assets and liabilities and how well NovaStar Financial manages the spread between earnings on assets and the cost of funds will dictate future net interest income.

  Impact of Interest Rate Agreements. As of December 31, 1997, NovaStar Financial had interest rate cap agreements, with a combined notional amount of $270 million and interest rate swap agreements with an aggregate notional amount of $276 million. During 1997, net interest expense on these agreements was $1.0 million, which is included in interest expense.

 Other Income

  During the year ended December 31, 1997, $51,000 in net gains was recognized on sales of mortgage securities with a principal balance of $107,530. No mortgage loans were sold during this same period of 1997. Prepayment penalty income and interest earned on notes receivable from founders during the year ended December 31, 1997 was $425,000 and $195,000, respectively.

 Provisions for Credit Losses

  During the year ended December 31, 1997, $2.5 million for credit losses was provided while credit losses for this same period of 1997 were $140,000. As mentioned earlier, reserves are maintained for losses management expects to incur on the loans in the portfolio.

 General and Administrative Expenses

  General and administrative expenses for the year ended December 31, 1997 are provided in Table XXX.

                                   Table XXX
                      General and Administrative Expenses
              Year Ended December 31, 1997 (dollars in thousands)

                                                                   Percent of
                                                                  Net Interest
                                                                     Income
                                                                  ------------
      Loan servicing...................................... $1,246     14.2%
      Compensation and benefits...........................    839      9.6%
      Professional and outside services...................    676      7.7%
      Office administration...............................    299      3.4%
      Other...............................................    448      5.1%
                                                           ------     ----
      Total portfolio-related expenses....................  3,508     40.0%
                                                                      ====
      Forgiveness of notes receivable from founders.......  1,083
      Administrative services provided by NovaStar
       Mortgage...........................................  3,650
                                                           ------
        Total............................................. $8,241
                                                           ======

  Administrative services provided by NovaStar Mortgage during the year ended December 31, 1997 totaled $3,650,000. Compensation and benefits totaled $839,000 during the year ended 1997. The number of employees and the related compensation costs increased throughout 1997 as staff was hired.

  Loan servicing costs were $1.2 million for the year ended December 31, 1997. Loan servicing consists of direct costs associated with the mortgage loan servicing operation, which NovaStar outsourced until July 15, 1997. These costs will vary depending on overall volume of loans and the number of delinquencies and foreclosures.

  Professional and outside services include contract labor as well as fees for legal and accounting services. Management used contract labor services fairly extensively during 1997, particularly in the area of systems development. During the year ended December 31, 1997, these expenses totaled $676,000.

  Office administration during the twelve months ended December 31, 1997 were $299,000. These items were necessarily high during the NovaStar start up phase. However, management expects many of these expenses to continue to increase relative to increasing personnel.

Earnings of NFI Holding Corporation

  For the year ended December 31, 1997, Holding recorded net income of $28,000, of which NovaStar Financial recorded its portion $28,000. Tables XXXI and XXXII are summary financial statements for NFI Holding Corporation as of and for the year ended December 31, 1997.

                                   Table XXXI
                     NFI Holding Corporation--Balance Sheet
                    December 31, 1997 (dollars in thousands)

      Assets
        Mortgage securities............................................ $55,195
        Other assets...................................................   1,675
                                                                        -------
          Total assets................................................. $56,870
                                                                        =======
      Liabilities and stockholders' equity
        Securities under repurchase agreements......................... $53,490
        Other liabilities..............................................   1,192
                                                                        -------
        Total liabilities..............................................  54,682
        Stockholders' equity...........................................   2,188
                                                                        -------
          Total liabilities and stockholders' equity................... $56,870
                                                                        =======

                                  Table XXXII
                NFI Holding Corporation--Statement of Operations
              Year Ended December 31, 1997 (dollars in thousands)

      Net interest income............................................... $  191
      Services provided to NovaStar Financial, Inc......................  4,155
      Fees from third parties...........................................    581
      Gains on sale of mortgage assets..................................    690
      Expenses:
        Production......................................................  2,953
        Other...........................................................  2,024
        Servicing.......................................................    612
                                                                         ------
      Net income........................................................ $   28
                                                                         ======

Taxable Income (Loss)

  Income reported for financial reporting purposes as calculated in accordance with generally accepted accounting principles (GAAP) differs from income computed for income tax purposes. This distinction is important as dividends paid are based on taxable income. Table XXXIII is a summary of the differences between net income or loss reported for GAAP during the three month period ended September 30, 1998 and 1997 by quarter and its taxable income.

                                  Table XXXIII
                             Taxable Income (Loss)
   Nine Months Ended September 30, 1998 and Year Ended December 31, 1997 (in
                                   thousands)

                                  1998                           1997
                         -------------------------  ---------------------------------
                          Third   Second    First   Fourth    Third  Second    First
                         Quarter  Quarter  Quarter  Quarter  Quarter Quarter  Quarter
                         -------  -------  -------  -------  ------- -------  -------
Net income (loss)....... $ 2,394  $1,894   $1,279   $ (433)   $ 177  $(1,073)  $194
Results of Holding and
 subsidiary.............   2,447     --       273     (169)    (393)     126    408
Provision for credit
 losses.................   1,179   1,145    1,076    1,009      726      547    171
Loans charged-off.......  (1,762)   (675)    (518)    (140)     --       --     --
Other, net..............      95     208       (4)     296       (4)      (8)   --
                         -------  ------   ------   ------    -----  -------   ----
  Taxable income
   (loss)............... $ 4,353  $2,572   $2,106   $  563    $ 506  $  (408)  $773
                         =======  ======   ======   ======    =====  =======   ====

  As discussed under "Events Subsequent to September 30, 1998," several transactions were executed during October 1998 that included the sale of assets and termination of hedging arrangements. Management anticipates the significant losses resulting from these transactions will eliminate taxable income for 1998.

Interest Rate Sensitivity

  Table XXXIV details Interest Rate Sensitivity for NovaStar Financial as of September 30, 1998 compared with December 31, 1997.

                                  Table XXXIV
                           Interest Rate Sensitivity
                    September 30, 1998 and December 31, 1997

                                            Basis Point Increase (Decrease)
                                                  in Interest Rate(C)
                                            ---------------------------------
      As of September 30, 1998(A)(B)          (100)      Base(D)      100
      ------------------------------        ----------  ---------- ----------
      Market value of:
        Assets............................. $1,715,188  $1,703,308 $1,687,861
        Liabilities........................  1,594,020   1,593,078  1,592,136
        Interest rate agreements...........         69         571      2,977
                                            ----------  ---------- ----------
      Net market value..................... $  121,237  $  110,801 $   98,702
                                            ==========  ========== ==========
      Cumulative change in value(D)........ $   10,436         --  $  (12,099)
                                            ==========  ========== ==========
      Percent change from base assets(E)...       0.83%        --       (0.95)%
                                            ==========  ========== ==========
      Percent change of capital(F).........       9.50%        --      (11.01)%
                                            ==========  ========== ==========

--------

(A) Management analyzes the interest sensitivity of NovaStar Financial and NovaStar Mortgage on a combined basis. The assets and liabilities of NovaStar Mortgage consist primarily of mortgage loans with a carrying value of $238,207 and securities with a current face of $8.5 million and their related repurchase agreement financing.
(B) Reflects the sale of all securities and all swap terminations made in October 1998.
(C) Value of asset, liability or interest rate agreement in a parallel shift in the yield curve, up and down 1%.
(D) Total change in estimated market value, in dollars, from "base." "Base" is the estimated market value at October 15, 1998.
(E) Total change in estimated market value, as a percent, from base.
(F) Total change in estimated market value as a percent of total stockholders' equity at September 30, 1998.

                                   Basis Point Increase (Decrease)
                                         in Interest Rate(B)
                                   ----------------------------------
      As of December 31, 1997(A)     (100)      Base(D)       100
      --------------------------   ----------  ----------  ----------
      Market value of:
        Assets..................   $1,222,869  $1,211,591  $1,194,896
        Liabilities.............    1,066,611   1,064,944   1,063,290
        Interest rate
         agreements.............       (6,517)       (178)      8,268
                                   ----------  ----------  ----------
      Net market value..........   $  151,406  $  148,134  $  141,539
                                   ==========  ==========  ==========
      Cumulative change in
       value(C).................   $    3,272         --   $   (6,595)
                                   ==========  ==========  ==========
      Percent change from base
       assets(D)................         0.27%        --        (0.54)%
                                   ==========  ==========  ==========
      Percent change of
       capital(E)...............         2.81%        --        (5.66)%
                                   ==========  ==========  ==========

--------

(A) Management analyzes the interest sensitivity of NovaStar Financial and NovaStar Mortgage on a combined basis. The assets and liabilities of NovaStar Mortgage consist primarily of mortgage loans with a carrying value of $238,207 and securities with a current face of $8.5 million and their related repurchase agreement financing.
(B) Value of asset, liability or interest rate agreement in a parallel shift in the yield curve, up and down 1%.
(C) Total change in estimated market value, in dollars, from "base." "Base" is the estimated market value at December 31, 1997.
(D) Total change in estimated market value, as a percent, from base.
(E) Total change in estimated market value as a percent of total stockholders' equity at December 31, 1997.

  Interest Rate Sensitivity Analysis. The values under the heading "Base" are management's estimates of market values of assets, liabilities and interest rate agreements on September 30, 1998. The values under the headings "100" and "(100)" are management's estimates of the market value of those same assets, liabilities and interest rate agreements assuming that interest rates were 100 basis points (1%) higher and lower. The cumulative change in value represents the change in value of assets from base, net of the change in value of liabilities and interest rate agreements from base.

  Sensitivity as of September 30, 1998 and December 31, 1997. As shown in the table above, if interest rates were to decrease one percent (-100 basis points), the value of capital would increase by an estimated 9.50 percent and 2.81% as of September 30, 1998 and December 31, 1997, respectively. If interest rates rise by one percent (+100 basis points), the value of capital would decrease by an estimated 11.01 percent and 5.66 percent as of September 30, 1998 and December 31, 1997, respectively.

Capital Allocation Guidelines

  Management's goal is to strike a balance between the under-utilization of leverage, which reduces returns to stockholders, and the over-utilization of leverage, which could reduce the ability of NovaStar to meet its obligations during adverse market conditions. The capital allocation guidelines have been approved by the Board of Directors. The capital allocation guidelines are intended to keep NovaStar Financial properly leveraged by (1) matching the amount of leverage allowed to the riskiness (return and liquidity) of an asset and (2) monitoring the credit and prepayment performance of each investment to adjust the required capital. This analysis takes into account various hedges and other risk programs discussed below. In this way, the use of balance sheet leverage will be controlled. Following presents a summary of the capital allocation guidelines for the following levels of capital for the types of assets it owns.

                                   Table XXXV
                         Capital Allocation Guidelines
                               September 30, 1998

                           (A)       (B)      (C)       (D)        (E)           (F)          (F)
                         Minimum  Estimated Duration Liquidity   (c + d)       (b x e)      (a + f)
                         Lender     Price    Spread   Spread   Total Spread Equity Cushion CAG Equity
     Asset Category      Haircut  Duration  Cushion   Cushion    Cushion      (% of MV)     Required
     --------------      -------  --------- -------- --------- ------------ -------------- ----------
Agency-issued:
  Conventional ARMs.....   3.00%    3.50%      50        --         50           1.75%         4.75%
  GNMA ARMs.............   3.00     4.50       50        --         50           2.25          5.25
  GNMA Fixed Rates......   3.00     5.00       50        --         50           2.50          5.50
  Corporate Bonds.......  10.00     3.50      225        25        250           8.75         18.75
Mortgage loans:
  Collateral for
   warehouse financing..   2.00     3.00      100        50        150           4.50          7.50
  Collateral for CMO....   5.80      --       --         --        --             --           5.80
  Delinquent............ 100.00      --       --         --        --             --         100.00
Hedging.................    --       --       --         --        --             --           5.80
Other................... 100.00      --       --         --        --             --         100.00

--------

(A) Indicates the minimum amount of equity a typical lender would require with an asset from the applicable asset category. There is some variation in haircut levels among lenders. From the lender perspective, this is a "cushion" to protect capital in case the borrower is unable to meet a margin call. The size of the haircut depends on the liquidity and price volatility of the asset. Agency securities are very liquid, with price volatility in line with the fixed income markets, which means a lender requires a smaller haircut. On the other extreme, "B" rated securities and securities not registered with the Securities and Exchange Commission are substantially less liquid, and have more price volatility than agency securities, which results in a lender requiring a larger haircut. Particular securities that are performing below expectations would also typically require a larger haircut.
(B) Duration is the price-weighted average term to maturity of financial instruments' cash flows.
(C) Estimated cushion need to protect against investors requiring a higher return compared to Treasury securities, assuming constant interest rates.
(D) Estimated cushion required due to a potential imbalance of supply and demand resulting in a wider bid/ask spread.
(E) Sum of duration (C) and liquidity (D) spread cushions.

(F) Product of estimated price duration (B) and total spread cushion. The additional equity, as determined by management, to reasonably protect NovaStar from lender margin calls. The size of each cushion is based on management's experience with the price volatility and liquidity in the various asset categories. Individual assets that have exposure to substantial credit risk will be measured individually and the leverage adjusted as actual delinquencies, defaults and losses differ with management's expectations.

  Each quarter, management presents to the Board of Directors the results of the capital allocation guidelines compared to actual equity. Management may propose changing the capital required for a class of investments or for an individual investment based on its prepayment and credit performance relative to the market and the ability of the Company to predict or hedge the risk of the asset.

  Table XXXVI is a summary of the capital allocation for NovaStar as they apply to mortgage assets and hedging instruments owned by NovaStar during 1998 and 1997.

                                  Table XXXVI
                                Required Equity

                                      1998                                  1997
                         -------------------------------  -----------------------------------------
Category                 September 30 June 30   March 31  December 31 September 30 June 30 March 31
--------                 ------------ --------  --------  ----------- ------------ ------- --------
Mortgage loans:
  Current...............   $ 14,567   $ 21,566  $ 23,628   $  6,675     $33,832    $22,780 $15,958
  Delinquent............        452        601     1,200      1,600       2,376
  Securitized loans.....     55,822     37,766    23,478     22,500
Mortgage securities.....     19,514     24,904    27,426     36,170      12,763     13,549   1,646
Other assets............     20,682     13,782    10,733        --          --         --      --
Hedging instruments.....       (688)      (232)     (203)     5,500         427      1,787   2,804
                           --------   --------  --------   --------     -------    ------- -------
Required equity.........    110,349     98,387    86,262     72,445      49,398     38,116  20,408
Stockholders' equity....    109,848    114,875   115,798    116,489      47,036     46,337  46,202
Market value in excess
 of the carrying value
 of assets and
 hedges(A)..............      2,331     31,999    20,685        --          --         --      --
                           --------   --------  --------   --------     -------    ------- -------
Excess equity...........   $  1,830   $ 48,487  $ 50,221   $ 44,044     $(2,362)   $ 8,221 $25,794
                           ========   ========  ========   ========     =======    ======= =======

--------

(A) The capital allocation guideline model was revised during the first quarter of 1998 to include the market value in excess of the carrying value of assets and hedges as NovaStar Financial has the ability to borrow against this residual.

Inflation

  Virtually all assets and liabilities of NovaStar Financial are financial in nature. As a result, interest rates and other factors drive company performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. The financial statements of NovaStar Financial are prepared in accordance with generally accepted accounting principles and dividends declared by NovaStar Financial are based upon taxable income. In each case, company activities and the balance sheet are measured with reference to historical cost or fair market value without considering inflation.

Impact of Recently Issued Accounting Pronouncements

  Note 1 to the consolidated financial statements of the Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1997 describes certain recently issued accounting pronouncements. Management believes the implementation of these pronouncements and others that have gone into effect since the date of these reports, will not have a material impact on the consolidated financial statements.

  During June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Derivatives meeting certain conditions may be designated as hedging instruments, for which SFAS No. 133 prescribes accounting treatment, depending on the type of hedge. For those derivatives not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change. SFAS No. 133 must be applied by NovaStar not later than for the fiscal year beginning January 1, 2000. Management is currently evaluating the impact of SFAS No. 133 to the company's financial statements.

  Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise was issued by the FASB during October 1998. SFAS No. 134 amends SFAS No. 65 and 115, and requires entities to classify retained mortgage-backed securities after the securitization of mortgage loans held for sale in accordance with SFAS No. 115. However, a mortgage banking enterprise must classify as trading retained mortgage-backed securities that it commits to sell before or during the securitization process. This statement is effective for the first fiscal quarter beginning after December 15, 1998. Management does not expect the adoption of this standard to have a material impact on the financial position and results of operations of NovaStar Financial.

The Year 2000

  NovaStar Financial is highly dependent on purchased and leased computer software to conduct business. In addition, NovaStar Financial is highly dependent on computer software used by market counterparties and vendors, including banks, in conducting business. Management recognizes that some computer software may not have the ability to correctly identify dates beyond December 31, 1999. Successful modification of computer software, or the vendors' successful modification of their programs, to be year 2000 compliant is critical to the viability of NovaStar Financial.

  NovaStar uses three major, and a number of smaller, internal automation solutions to conduct its business operations. The three computer systems considered the most significant to operations are as follows:

  . The internally developed loan origination and database system

  . The externally provided loan servicing system

  . The purchased accounting system

  In addition, NovaStar integrates with a number of outside entities in our normal business transactions. Interfaces with other businesses and third party solution providers are used to conduct some of our business processes. Certain other processes are supported by systems created internally.

  NovaStar is using the Federal Financial Institutions Examination Council's (FFIEC) "Year 2000 Project Management Awareness" document to guide our year 2000 readiness effort. Each program/system interface used is being reviewed and tested for year 2000 compliance. The FFIEC guide calls for a three-phase approach to assess year 2000 compliance.

  In the Assessment Phase, management has determined which business processes/interfaces rely on dates and date arithmetic. Most business processes/interfaces of NovaStar rely on dates and date arithmetic. These business processes/interfaces are being tested internally for compliance. Management has asked its market counterparties and vendors to document that they have assessed software for year 2000 compliance.

  Solution updates to non-compliant Year 2000 software should be made in the Correction Phase. Corrections on company developed software will be made internally and are expected to be insignificant. Management is requiring all market counterparties and vendors to document they have made all corrections.

  NovaStar will conduct "mock" business as if it is in the year 2000 during the Validation Phase. During this phase, NovaStar will test all internally developed software as well as vendor software.

  NovaStar has contacted all of its significant outside market counterparties and vendors to obtain documentation regarding their process and status for assuring year 2000 compliance. Management has asked that each party adhere to the same FFIEC guidelines and to provide documents of progress during each phase. Recent status reports have been received from Alltel Residential Lending Solutions (vendor of NovaStar's servicing system) and Baan/CODA (vendor of the NovaStar's accounting system) and are as follows:

  . Alltel, vendor of the servicing platform expects to complete testing by December 31, 1998 and maintains they will be fully year 2000 compliant by the first quarter of 1999.

  . Baan/CODA, vendor of the accounting system has provided written confirmation that the version currently used by NovaStar is fully year 2000 compliant.

  All internally developed software was designed to be year 2000 compliant. In addition, management has contacted its significant financial counterparty, First Union National Bank, who is completing their internal review of year 2000 compliance.

  Management believes that its greatest risk in regards to year 2000 compliance is the software and systems used to service its subprime mortgage loans. NovaStar Mortgage services the loans owned by NovaStar Financial. NovaStar Mortgage uses systems developed by Alltel for loan servicing. If these systems fail, NovaStar Mortgage will not be able to continue on a manual basis. In this worst case scenario, loans would not be serviced until the failed system could be remedied. If the loans go "unserviced" for an extended period of time-- several weeks--the result could have a material adverse impact on NovaStar Financial.

  NovaStar is also at significant risk in the event the systems of financial institutions, on which it is relying for financing and cash management, fail. In a worst case scenario, NovaStar Financial and NovaStar Mortgage may not be able to meet financial obligations during the period of failure--an unknown timeframe. The result could have a material adverse impact on NovaStar Financial.

  NovaStar is exposed to smaller risks in the event other systems, including those developed internally, fail to perform beyond December 31, 1999. However, management believes functions, other than servicing, can be maintained on a manual basis should systems fail. Although processing and performance would be slow, risk of material adverse impact to NovaStar Financial for these systems failures is expected to be minimal.

  Management expects, through the completion of its year 2000 plan, the likelihood of a material business disruption is not significant. The major risks presented above involve year 2000 remediation efforts of third party vendors used by NovaStar. Based on the information provided, management believes these vendors will meet their obligation for resolution of year 2000 issues.

  Management estimates it has incurred less than $75,000 in costs to date in carrying out its year 2000 compliance plan and estimates it will spend less than $100,000 in completing the plan. However, the costs could increase dramatically if any market counterparty determines it will not be year 2000 compliant.

  Management has not developed formal contingency plans to be used in the event any of its hardware, software or other computerized systems, or those of a vendor, are not ready for the year 2000. A full contingency plan will be developed prior to March 31, 1999.

                                    BUSINESS

  Generally, we acquire and manage a portfolio of mortgage loans, primarily subprime, and mortgage securities. Through June 30, 1998, a substantial portion of the loans we acquired was originated by our affiliate, NovaStar Mortgage, Inc. Mortgage securities were acquired in the open marketplace. As our capital was depleted and liquidity tightened, we ceased acquiring mortgage assets and sold certain of our mortgage assets as discussed in "Recent Developments" in the prospectus summary.

  NovaStar Mortgage continues to originate loans for sale to third parties and we consider that function integral to our business. As additional capital is raised, we expect to resume acquiring mortgage loans originated by NovaStar Mortgage. We continue to own and manage a portfolio of mortgage loans that are, substantially, financed with long-term, non-recourse asset-backed bonds. Following are summaries of the lending operation and our portfolio management strategy.

Mortgage Lending Operation

 Market Overview

  During 1997, total mortgage loan originations were approximately $875 billion. Approximately 90 percent of these loans were classified as "prime" mortgages which generally means they have credit quality and documentation sufficient to qualify for a guarantee by GNMA, FNMA or FHLMC. More than $100 billion of the total loans originated in 1997 were classified as "subprime" (National Mortgage News, March 23, 1998). Overall loan origination volume in 1998 is expected to be similar to the volume in 1997.

  We believe there is strong national demand by borrowers for subprime mortgage loans. Across the country, many borrowers have suffered dislocation and temporary unemployment, resulting in negative entries on their credit reports. Erratic market and economic conditions and other factors have resulted in high ratios of debts to assets and high levels of credit card and other installment debt for these individuals. In addition, more borrowers are choosing to become self-employed. These are some of the circumstances, which create the market for subprime mortgage loans.

  One of the significant differences between the prime and subprime mortgage loan markets has been the comparative dependence upon the overall level of interest rates. Generally, the subprime mortgage loan market's historical performance has been more consistent without regard to interest rates. This is evident by the growth in subprime originations from 1993 through 1997. While the prime market experienced a decline in originations due primarily to an increase in interest rates, loan originations in the subprime market continued to grow.

  The size of the subprime mortgage loan market in 1997 was approximately $100 billion in annual originations. Historically, the subprime mortgage loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. Although there have recently been several new entrants into the subprime mortgage business, our management believes the subprime mortgage market is still highly fragmented, with no single competitor having more than a six percent market share. The growth and profitability of the subprime mortgage loan market, the demise of numerous financial institutions in the late 1980s which had served this market, and reduced profits and loan volume at traditional financial institutions have together drawn new participants and capital to the subprime mortgage loan market. Management believes the subprime mortgage loan market requires more business judgement from underwriters in evaluating borrowers with previous credit problems. Subprime lending is also generally a lower volume/higher profit margin business rather than the generally higher volume/lower profit margin prime mortgage business to which traditional mortgage bankers have become accustomed. Subprime mortgage lending is also more capital intensive than the prime mortgage market due to the fact that the securitization function requires a higher level of credit enhancement which must be provided by the issuer in the form of over-collateralization or subordination.

  Management believes that the subprime mortgage market will continue to grow and to generate relatively attractive risk-adjusted returns over the long term due in part to the following reasons:

  . growth in the number of existing homeowners with negative entries on their credit reports;

  . growth in the number of immigrants with limited credit histories who are in the prime home buying ages of 25 to 34;

  . growth in the number of self-employed individuals who have sources of income which are inconsistent and difficult to document;

  . growth in consumer debt levels which are causing many borrowers to have higher debt/income ratios; and

  . growth in consumer bankruptcy filings which cause borrowers to be classified as subprime.

  Management expects more competitors to attempt to enter the market. While this may cause profit margins to narrow, management believes that the subprime mortgage market will be able to sustain attractive profit margins due to certain barriers to entry which include

  . the capital intensive nature of the business as issuers of securities backed by subprime mortgage loans are required to retain the credit and prepayment risks;

  . the higher level of expertise required to underwrite the mortgage loans;

  . the higher cost to service the mortgage loans due to the additional emphasis required on collections and loss mitigation; and

  . the highly fragmented nature of business due to the difficulty of sourcing the mortgage loans.

 Competition

  The Company faces intense competition in the business of originating, purchasing, selling and securitizing sub-prime mortgage loans. The number of participants is believed to be well in excess of 100 companies and no single participant holds a dominant share of the sub-prime market. In addition to other residential mortgage REITs, the Company is in competition for sub-prime borrowers with consumer finance companies, conventional mortgage bankers, commercial banks, credit unions and thrift institutions. The Company competes for holding mortgage loans with life insurance companies, institutional investors and other well-capitalized publicly-owned mortgage lenders. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company.

  Competition among industry participants can take many forms, including convenience in obtaining a loan, amount and term of the loan, customer service, marketing/distribution channels, loan origination fees and interest rates. To the extent any of the Company's competitors significantly expand their activities in the Company's market, the Company could be materially adversely affected.

  The Company believes that one of its key competitive strengths is its employees and the level of service they are able to provide its borrowers. By servicing its loan portfolio directly, the Company is able to stay in close contact with its borrowers and identify potential problems early. The Company's servicing staff is comprised of seasoned mortgage professionals with significant experience in the sub-prime marketplace.

  Significant external competitive factors include interest rate fluctuations and general economic conditions. Changing interest rates have a direct affect on the spread the Company earns on its loan portfolio. In general, the interest income the Company receives from its borrowers does not reset as fast as the interest expense the Company must pay on its financing lines. Therefore, when interest rates are rising, the Company spread decreases and, when they are falling, the Company's spread increases.

  Other economic factors may also affect the Company's competitive position. Certain market conditions might exist which could adversely affect the Company's liquidity, as well as its ability to raise capital and securitized portions of its mortgage holdings. To the extent the Company is unable to endure such market conditions, the Company could be materially adversely affected.

  We effectively compete due to our:

  . experienced management team;

  . tax advantaged status as a REIT;

  . vertical integration through its relationship with NovaStar Mortgage, which originates and services mortgage loans;

  . freedom from regulatory-related administrative and oversight costs;

  . direct access to capital markets to securitize our assets; and

  . cost-efficient operations.


  Generally, we do not intend to sell our mortgage loans in order to realize gain on sale for financial accounting or tax reporting purposes. Rather, we intend to finance our mortgages through structured debt vehicles where the emphasis is on earning net interest income and not taking gain on the sale of assets. The strategy is to build and hold a portfolio of mortgage loans and securities for investment that generates a net interest margin over time and allows us to take full advantage of our REIT status. While selling mortgage loans presents greater earnings and taxable income during the period of production (assuming constant portfolio assumptions) due to the current income recognition of the present value of future cash flows, management believes that over the long term we will produce a tax-advantaged stream of income and a more stable dividend flow to stockholders because our earnings will be dependent on the size of the portfolio of mortgage loans and securities, rather than on our quarterly mortgage loan production level. The accounting for gain on sale presents, as current income, the present value of expected future cash flows from the mortgage loans sold. Future performance expectations are subject to revision should actual losses, interest rates and prepayment experience differ from the assumed levels. Holding the mortgage loans as investments allows us to record income as interest is earned. While management intends to aggressively manage costs in all production cycles, holding the mortgage loans and recording income as interest is earned provides management the flexibility to reduce our mortgage loan production rate during periods in which management believes the market conditions for subprime mortgage loans are unattractive without necessarily experiencing an immediate decline in net income. Companies utilizing gain on sale accounting will typically experience a decline in net income during periods of declining mortgage loan origination volume.

  While the above is the optimal strategy for us, that strategy is dependent upon our having sufficient capital to increase our mortgage loan and security portfolio. During periods where market conditions do not allow us to increase our capital base, we can sell loans in the open market to sustain loan production.

  Management believes it has an advantage over other mortgage REITs through our infrastructure that allows us to acquire wholesale loan production through our taxable affiliate, NovaStar Mortgage at a total cost lower than purchasing those mortgage loans in the secondary market. Moreover, the relationship we have with NovaStar Mortgage results in a vertically integrated organization. Because of this integration, there are no potential conflicts between the interests of the mortgage lending operation and the portfolio management operation. Conflicts may arise in REITs where the incentives and interest of management are dependent on asset size rather than return on equity or stockholder returns. Conflict may arise in entities that have external management contracts or situations where management's compensation is not directly related to the company's performance or return to stockholders. Our primary management incentive programs are dependent on return on equity (the annual bonus plan) and stock price appreciation (forgivable loans to founders and stock option plan). We refer you to "Management--Executive Compensation" in this prospectus for more detail.

  We file our own income tax return, while NFI Holding files consolidated income tax returns that include NovaStar Mortgage. This structure is designed to legally separate the mortgage loan origination operation from our operations (i.e., the REIT entity). This structure also allows for certain activities and transactions to be entered into by NovaStar Mortgage, while preserving our REIT status. These activities include such items as the sale of assets, certain hedging techniques and certain forms of indebtedness. NFI Holding was formed in order to provide an efficient means of adding additional taxable affiliates to the organization.

 Loan Origination

  As discussed in the following sections, NovaStar Mortgage originates and services subprime mortgage loans. Under the terms of a Loan Purchase and Sale Agreement, NovaStar Financial may purchase the loans originated by NovaStar Mortgage. When NovaStar Mortgage chooses to retain the mortgage loans it originates, it pays a commitment fee to NovaStar Financial based on the loans it has retained. No fee is paid when NovaStar Financial is unwilling or unable to acquire the mortgage loans offered by NovaStar Mortgage. NovaStar Mortgage has agreed to service the mortgage loans owned by NovaStar Financial. NovaStar Financial pays an administrative outsourcing fee to NovaStar Mortgage as compensation for loan development, underwriting, funding and quality control services.

  The historical amounts and nature of these intercompany fees are further described under the "Fees from NovaStar Mortgage, Inc." and "General and Administrative Expenses" categories in "Management's Discussion and Analysis of Financial Condition and Results of Operations". Intercompany fees are also disclosed in the consolidated financial statements of NovaStar Financial and the notes thereto.

  Loans originated by NovaStar Mortgage are primarily subprime mortgage loans, generally secured by first liens on single family residential properties. Subprime mortgage lending involves lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to poor credit history and/or other factors which make it difficult for them to meet prime mortgage loan underwriting criteria. NovaStar Mortgage targets as potential customers individuals with relatively significant equity value in their homes, but who (a) have impaired credit profiles, (b) are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income, or (c) are otherwise unable to qualify for traditional prime mortgage loans. Loan proceeds are used by borrowers for a variety of purposes such as to consolidate consumer credit card and other installment debt, to finance home improvements and to pay educational expenses. These borrowers are often seeking to lower their monthly payments by reducing the rate of interest they would otherwise pay or extending their debt amortization period or doing both. Customer service is emphasized by providing prompt responses and flexible terms to broker-initiated customer borrowing requests. Through this approach, NovaStar Mortgage expects to originate new loans and purchase closed loans with relatively higher interest rates than are typically charged by lenders for prime mortgage loans while having comparable or lower loan-to-value ratios. The pricing differential between typical prime non-conforming mortgage loans and subprime mortgage loans is often as much as 300 basis points. With proper management of the credit risk, most of this additional spread may become additional profit for the owner of these loans.

  Originations have primarily been made for debt consolidation purposes, with the remainder of our origination either rate/term refinances or purchase money loans. Given the borrowers needs, subprime mortgage lending tends to be less interest rate sensitive than the prime mortgage purchase market or rate/term refinance market, since borrowings secured by real estate are generally less expensive than credit card or installment debt. Subprime borrowers are also generally more willing to accept a prepayment penalty since they have fewer options for obtaining financing then the typical prime mortgage loan borrower. Through September 30, 1998, 72 percent of the mortgage loans originated by NovaStar Mortgage had a prepayment penalty.

 Marketing and Production Strategy

  General. NovaStar Mortgage's competitive strategy is to build efficient channels of production for originating subprime mortgage loans. NovaStar Mortgage has generated mortgage product through two distinctive production channels:

  . direct origination through a wholesale broker network; and

  . bulk acquisitions from originators.

  NovaStar Mortgage's long-term strategy is to emphasize production through the wholesale broker network. Management believes that production channels that allow us to get closer to the customer and eliminate as many intermediaries as possible will generally be the most efficient over the long-term and that by developing the direct origination channel through a mortgage broker network, we will be able to differentiate ourselves from other end investors who purchase their production in bulk from other originators. From time to time, we may participate in the bulk acquisition market depending on market conditions and the availability of capital.

  Management believes that subprime mortgage loans provide a relatively attractive net earnings profile, producing higher yields without commensurately higher credit risks when compared to prime mortgage loans. With the proper focus on underwriting, appraisal, management and servicing of subprime mortgage loans, management believes it can be successful in developing a profitable business in this segment of the market. While many new competitors have recently entered the subprime mortgage loan market, We believe that the experience of our management in this industry and the infrastructure, which has been established, allows it to effectively compete in this segment.

  Mortgage Products. NovaStar Mortgage offers a broad menu of products in order to serve our customers. These products are comprised of both fixed rate and adjustable-rate mortgages. Since inception, the percentage of fixed rate and adjustable rate loans originated by NovaStar Mortgage is 31 percent and 69 percent, respectively. NovaStar Mortgage categorizes the loans that it originates into one of six different credit risk classifications. Loans are assigned a credit classification based on several factors consisting of such things as loan-to-value ("LTV's") ratios, the credit history of the borrower, debt ratios of the borrower and other characteristics. NovaStar Mortgage provides loans up to a maximum LTV ratio of 95 percent based on the credit risk classification and the loan amount. For loans originated since inception the average LTV ratio is 80 percent and the average loan amount is $105,000.

  Wholesale Channel. NovaStar Mortgage's wholesale origination consists of a network of brokers and correspondents that offer our line of mortgage products. Management believes that our wholesale channel allows NovaStar Mortgage to originate loans at a lower cost, including the cost to originate the loan, than it could purchase the loan in the market. For example, assume the price to purchase a loan in bulk is 106 percent of the face amount. If NovaStar Mortgage can originate the same loan at 102 percent of face amount and incurs origination costs of two percent of par, the wholesale loan would be two percent less expensive than the loan purchased in bulk.

  The wholesale origination infrastructure consists of a sales force to call on mortgage loan brokers, two underwriting and processing centers to underwrite, close and fund mortgage loans and systems to process data. As of December 31, 1998, we had a staff of 63 account executives, located in offices nationwide, whose job is to call on brokers. Supporting the sales force is a combined staff of 124 in Orange County, California and Boca Raton, Florida. Management believes it can originate loans through the wholesale channel at a price 1.5 to
2.0 percent lower than the cost of acquiring mortgage loans in bulk when our mortgage lending operation is running at full capacity.

  Management believes it has been, and will continue to be, successful in competing in the wholesale business for several reasons. First, we are vertically integrated with our wholesale originator. Management believes this approach will provide a competitive advantage over many competitors who either only originate loans or only act as end investors because of the elimination of redundancy in separating the two functions.

Second, management believes our REIT status gives us a pricing advantage over non-REIT mortgage investors. Third, NovaStar Mortgage assembled a mortgage loan production staff with extensive experience and contacts in the subprime mortgage loan market. Management believes that important factors influencing success or failure in the wholesale channel are offering competitive prices, consistent application of underwriting guidelines, and responsive service.

  Bulk Acquisitions. The bulk acquisition channel was the first channel developed by us as it required the least infrastructure to operate and it allowed us to acquire subprime mortgage loans very quickly. Although it generally carries a lower margin than the wholesale channel, from time to time we may still acquire mortgage loans through this channel. In bulk acquisitions, pools of mortgage loans ranging in size from $2 million to in excess of $25 million are acquired from large originators of mortgage loans.

  Due diligence with respect to bulk acquisitions may be performed from time to time by contract underwriters under the guidance of our Chief Credit Officer. The Chief Credit Officer personally reviews the resumes of each contract underwriter prior to the performance of the due diligence process. Any exceptions to our underwriting guidelines must be approved by the Chief Credit Officer. Only the Chief Credit Officer and the President can make the ultimate decision to approve a loan when the borrower has an open bankruptcy. Personnel for this channel are centralized in the mortgage operations headquarters with the only field personnel consisting of the sales force strategically located in select markets. Through this production channel, capital quickly invested in pools of subprime mortgage loans.

  Retail Channel. Neither NovaStar Mortgage nor NovaStar Financial, Inc. has yet established a retail or direct origination channel to the consumer. This is the typical finance company model with a local office in a strip center and commissioned loan originators. Retail origination is the most expensive and potentially the most profitable origination channel. The overhead cost to originate retail mortgage loans can be as high as four to six percent of the face amount of the loan. However, the gross profit on such a mortgage loan can be as high as 10 percent of the face amount of the mortgage loan and the prepayment risk is mitigated due to the loan being funded at a discount to par. Success in retail origination often times depends on the branch's ability to generate leads, access to an outlet to sell mortgage loan products which are attractive to borrowers, and flexible, common sense underwriting. This segment of the mortgage industry remains highly fragmented and dominated by local brokers. While NovaStar Mortgage or NovaStar Financial, Inc. do not have plans to implement a retail production channel initially, it may test a variety of direct consumer marketing strategies in the future.

  Profitability and Capital Allocation by Production Channel. In general, management believes that the closer it gets to the consumer in the mortgage process chain, the more profitable the production channel will be due to the elimination of unnecessary intermediaries. While over the long term management believes this to be true, there may be times when market conditions are such that the bulk acquisition channel (the furthest from the customer) is the most profitable. In order to properly manage the allocation of capital, we will measure the profitability of each channel on a stand-alone basis. Direct expenses will be tracked by channel and measured against mortgage loans originated via each channel.

  By measuring each channel independently, we intend to avoid supporting a channel, which has been unprofitable over time. In addition, by knowing the profitability of each channel at any given point in time, as well as on average over a specified time period, management can make the proper decisions in deciding where to invest our capital to obtain the best return for stockholders.

 Underwriting and Quality Control Strategy

  Underwriting Guidelines. The Company purchases loans in accordance with its underwriting guidelines. These underwriting guidelines were developed by the Company's senior management utilizing their experience in the industry. The underwriting guidelines are intended to evaluate the credit history of the potential borrower, the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan. NovaStar Mortgage originates loans only in compliance with the Company's underwriting guidelines.

  NovaStar Mortgage underwrites all mortgage loans it originates through its wholesale channel. Loans acquired by the Company in bulk pools are subject to the same underwriting guidelines as established for NovaStar Mortgage production. NovaStar Mortgage has hired experienced underwriters who work under the supervision of the Chief Credit Officer. The underwriters hired by NovaStar Mortgage all have substantial experience in the underwriting of subprime mortgage loans.

  Underwriters are given approval authority only after their work has been reviewed by the Chief Credit Officer for a period of at least two weeks. Thereafter, the Chief Credit Officer re-evaluates the authority levels of all underwriting personnel on an ongoing basis. All loans in excess of $350,000 currently require the approval of the Chief Credit Officer. In addition, the President approves all loans in excess of $600,000.

  On a case-by-case basis, exceptions to the underwriting guidelines are made where compensating factors exist. Compensating factors may consist of factors like length of time in residence, lowering of the borrower's monthly debt service payments, the loan to value ratio on the loan or other criteria that in the judgment of the underwriter warrants an exception. The Chief Credit Officer and the President have the authority to approve a loan when the potential borrower has an open bankruptcy.

  Each loan applicant completes an application that includes information with respect to the applicant's income, assets, liabilities and employment history. A credit report is also submitted by the broker along with the loan application which provides detailed information concerning the payment history of the borrower on all of their debts. Prior to issuing an approval on the loan, the underwriter runs an independent credit report to verify that the information submitted by the broker is still accurate and up-to-date. An appraisal is also required on all loans and in many cases a review appraisal or second appraisal may be required depending on the value of the property and the underwriters comfort with the original valuation. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to FNMA and FHLMC.

  The underwriting guidelines include three levels of applicant documentation requirements, referred to as "full documentation", "limited documentation", and "stated income". Under the full documentation program applicants generally are required to submit two written forms of verification of stable income for at least 12 months. Under the limited documentation program, verification of income is not required. However, personal or business bank statements for the most recent twelve months are required as evidence of cash flows. Under the stated income documentation program, an applicant may be qualified based on monthly income as stated in the loan application.

  Our categories and criteria for grading the credit history of potential and the maximum loan to value ratios allowed for each category are shown below.

                        AA Risk             A Risk            A Risk            B Risk             C Risk
                  -------------------- ---------------- ------------------ ----------------- ------------------
Mortgage
 History........  No mortgage          Maximum one      Maximum two        Maximum three     Maximum five
                  lates allowed        30-day late      30-day lates and   30 day lates and  30 day lates,
                  within the last 24   and no 60-day    no 60-day lates    one 60 day late   and two 60
                  months               lates within the within the last    within the last   day lates,
                                       last 12 months   12 months          12 months         and one 90
                                                                                             day late within
                                                                                             the last 12 months
Other Credit....
                  Limited 30 day       Limited 30 day   Limited 30 day     Limited 60 day    Limited 90 day
                  lates within the     lates within the lates within       lates within the  lates with-in
                  last 24 months.      last 12 months.  the last 12 months last 12 months    the last 12
                  Generally paid       Generally paid                                        months
                  as agreed            as agreed
Bankruptcy
 Filings........  Chapter 13           Chapter 13       Chapter 13 must be Chapter 13 must   Chapter 13 no
                  must be              must be          discharged minimum be discharged     seasoning required
                  discharged           discharged       of 1 year with     minimum of 1      on discharge
                  minimum of 2         minimum of 2     reestablished      year with         with evidence of
                  years with           years with       credit; Chapter 7  reestablished     satisfactory
                  reestablished        reestablished    must be discharged credit; Chapter 7 discharge;
                  credit;              credit; Chapter  minimum of 2       must be           Chapter 7
                  Chapter 7 must       7 must be        years with         discharged        minimum
                  be discharged        discharged       reestablished      minimum of 2      discharge of
                  minimum of 3         minimum of 3     credit             years with        1 year
                  years with           years with                          reestablished
                  reestablished credit reestablished                       credit
                                       credit
Debt Service
 Ratio..........  45%                  45%              80%                50%               55%
Maximum Loan-to-
 Value Ratio:
Full documenta-
 tion...........  95%                  90%              80%                85%               75%
Limited docu-
 mentation......
                  90%                  85%              80%                80%               70%
Stated income...
                  85%                  80%              80%                75%               65%
                         D Risk
                  ---------------------
Mortgage
 History........  Maximum six
                  30 day lates,
                  and three 60 day
                  lates and two
                  90 day lates
                  within the last
                  12 months. Must
                  be current at time
                  of origination
Other Credit....
                  Discretionary--credit
                  is generally
                  expected to be
                  late pay
Bankruptcy
 Filings........  Chapter 13
                  and 7 no
                  seasoning
                  required on
                  discharge
                  with evidence
                  of satisfactory
                  discharge;
Debt Service
 Ratio..........  55%
Maximum Loan-to-
 Value Ratio:
Full documenta-
 tion...........  65%
Limited docu-
 mentation......
                  60%
Stated income...
                  NA

  Loan Portfolio by Credit Risk Category. Table V of the Management's Discussion and Analysis of Financial Condition and Results of Operations sets forth our mortgage loan portfolio by credit grade as of September 30, 1998 and December 31, 1997, all of which are non-conforming.

  Geographic Diversification. Close attention is paid to geographic diversification in managing our credit risk. We believe one of the best tools for managing credit risk is to diversify the markets in which we originate and purchase mortgage loans. We have established a diversification policy to be followed in managing this credit risk which states that no one market can represent a percentage of total mortgage loans we own higher than twice that market's percentage of the total national market share. While there generally is some geographic concentration in mortgage loans originated through the bulk acquisition channel, over time our mortgage lending operation plans to diversify our credit risk by selecting target markets through the wholesale channel. Presented in Table VII of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus is a breakdown of our current geographic diversification as of September 30, 1998 and December 31, 1997.

  Collateral Valuation. Collateral valuation also receives close attention in our underwriting of our mortgage loans. Given that we primarily lend to subprime borrowers, we place great emphasis on the ability of collateral to protect against losses in the event of default by borrowers. We have established an appraisal policy as part of our underwriting guidelines. This policy includes requiring second and/or review appraisals on certain properties in order to verify the value of the property.

  Quality Control. Quality control reviews are conducted to ensure that all mortgage loans, whether originated or purchased, meet established quality standards. The type and extent of the reviews depend on the production channel through which the mortgage loan was obtained and the characteristics of the mortgage loan. Reviews are performed on a high percentage of mortgage loans with (1) principal balances in excess of $450,000, (2) higher loan to value ratios (in excess of 75%), (3) limited documentation, or (4) made for "cash out" refinance purposes. Appraisal reviews and compliance reviews are also performed as part of the quality control process to ensure adherence to appraisal policies and state and federal regulations.

  Regulation. We are regulated with respect to mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act or "TILA", and Regulation Z promulgated thereunder, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions so consumers have the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel credit transactions. TILA also imposes disclosure, underwriting and documentation requirements on mortgage loans with (1) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (2) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. We are also required to comply with the Equal Credit Opportunity Act of 1974, as amended, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. We will also be subject to the Real Estate Settlement Procedures Act and the Debt Collection Practices Act pursuant to the Home Mortgage Disclosure Act. We will also be subject to the rules and regulations of, and examinations by, the Government National Mortgage Association, HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans.

 Mortgage Loan Servicing Strategy

  Overview. We plan to acquire the large majority of mortgage loans we purchase on a servicing released basis and thereby acquire the servicing rights. Through July 14, 1997, Advanta Mortgage Corp. USA was acting as sub-servicer for the mortgage loans we acquired. Effective, July 15, 1997, NovaStar Mortgage began servicing our mortgage loans. The servicing operation is located in the Westwood, Kansas office and is currently staffed with 60 employees. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with company guidelines.

  NovaStar Mortgage's focus for the servicing of our subprime mortgage loans is based on effective credit risk. NovaStar Mortgage intends to employ the proper resources to mitigate the losses on the mortgage loans serviced. We also believe we can better manage prepayment risk by servicing our mortgage loans through our affiliate. Through our servicing function, we intend to pre-select borrowers that have an incentive to refinance and retain those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender. Although it is not a primary focus, management estimates that NovaStar Mortgage will be able to effectively service our loans at a cost less than the cost to outsource this to an unrelated company.

  Procedures. We have prescribed procedures for servicing our mortgage loans which are to be followed by NovaStar Mortgage. In servicing subprime mortgage loans, NovaStar Mortgage uses collection procedures that are generally more stringent than those typically employed by a servicer of prime mortgage loans consistent with applicable laws. Management believes one of the first steps in effectively servicing subprime mortgage loans is to establish contact with the borrower prior to any delinquency problems. To achieve this objective, each borrower is telephoned ten days prior to the first payment due date on the mortgage loan. With this telephone call, (1) NovaStar Mortgage ensures it has the proper telephone number for the borrower, (2) the borrower will be aware of who is servicing the loan, where payment is to be made, and has a contact to call in the event of any questions, and (3) NovaStar Mortgage is able to stress to the borrower the importance of making payments in a complete and timely manner.

  The first 30 days of a delinquency are, in management's view, the crucial period for resolving the delinquency. At a minimum, all borrowers who have not made their mortgage payment by the 10th day of the month in which it is due receive a call from a collector. Borrowers whose payment history exhibits signs that the borrower may be having financial difficulty receive more attention. For example, any borrowers who made their previous months payment after the late charge date (generally the 15th of the month) receive a call from a collector no later than the second business day of the current month if their payment has not yet been received. This allows NovaStar Mortgage to be more aggressive with those borrowers who need the most attention and also focuses the efforts of the collection staff of NovaStar Mortgage on the higher risk borrowers.

  For accounts that have become 60 days or more delinquent, the collection follow-up is increased and a full financial analysis of the borrower is performed, a Notice of Intent to Foreclose is filed, and efforts to establish a work out plan with the borrower are instituted.

  Our policy allows for reasonable discretion to extend appropriate relief to borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligation. NovaStar Mortgage is available to offer some guidance and make personal contact with delinquent borrowers as often as possible to seek to achieve a solution that will bring the mortgage loan current. However, no relief will be granted unless there is reasonable expectation that the borrower can bring the mortgage loan current within 180 days following the initial default.

  If properly managed from both an underwriting and a servicing standpoint, management believes it will be able to keep the level of delinquencies and losses in our mortgage loans in line with industry standards.

Portfolio Management

  We build our mortgage asset portfolio from two sources--loans originated in the mortgage lending operation of NovaStar Mortgage and purchases in the secondary mortgage and securities markets. Initially, the portfolio was comprised of purchased mortgage assets. As NovaStar Mortgage has developed its infrastructure of subprime mortgage lending, we have relied less on purchasing mortgage loans in bulk and more on wholesale origination. Ultimately, management expects a substantial portion of our portfolio to consist of retained interests in wholesale loans originated by NovaStar Mortgage collateralizing our structured debt instruments.

 Types of Mortgage Assets

  The mortgage assets we purchased in the secondary mortgage market are principally single family mortgage loans and mortgage securities backed by single family mortgage loans, as well as from time to time multifamily mortgage loans and mortgage securities backed by multifamily mortgage loans and commercial mortgage loans and mortgage securities backed by commercial mortgage loans. Single family mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on single family (one-to-four unit) residences. Multifamily mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on multifamily (more than four units) residential properties. Commercial mortgage loans are secured by commercial properties. Substantially all of our mortgage assets bear adjustable interest rates or have a fixed-rate coupon that has been paired with an interest rate cap, so that we have the proper matching of assets and liabilities.

  We have not and generally will not acquire residuals, first loss subordinated bonds rated below BBB, or mortgage securities rated below B. We could retain the subordinate class from mortgage loans securitized through our taxable affiliate. We may acquire interest-only or principal-only mortgage strips to assist in the hedging of prepayment or other risks. In addition, as discussed above we may create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of securitization of our own mortgage assets. In no event will we (exclusive of our taxable affiliates) acquire or retain any REMIC residual interest that may give rise to excess inclusion income as defined under Section 860E of the Code. Excess inclusion income realized by a taxable affiliate is not passed through to our stockholders.

  Single Family Mortgage Loans. In future periods, we may acquire conforming mortgage loans--those that comply with the requirements for inclusion in a loan guarantee program sponsored by other FHLMC or FNMA. To date, we have acquired only nonconforming mortgage loans. We also may acquire FHA Loans or VA Loans, which qualify for inclusion in a pool of mortgage loans guaranteed by GNMA. To date, no loans insured by FHA or VA have been originated or owned. Under current regulations, the maximum principal balance allowed on conforming mortgage loans ranges from $214,600 ($321,900 for mortgage loans secured by properties located in either Alaska or Hawaii) for one-unit to $412,450 ($618,675 for mortgage loans secured by properties located in either Alaska or Hawaii) for four-unit residential loans. Nonconforming single family mortgage loans are single family mortgage loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. We expect that a majority of the nonconforming mortgage loans it purchases will be nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs including the requirements relating to creditworthiness of the mortgagors. A substantial portion of our nonconforming mortgage loans meet the requirements for sale to national private mortgage conduit programs in the secondary mortgage market which focus upon the subprime mortgage lending market. As of September 30, 1998, 95.5 percent of our mortgage loans were collateralized by single family residential properties.

  Multifamily Mortgage Loans. We have not, to date, acquired multifamily mortgage loans. However, these types of loans may be acquired in future periods. Multifamily mortgage loans generally involve larger principal amounts per loan than single family mortgage loans and require more complex credit and property evaluation analysis. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. For example, the credit quality of a multifamily mortgage loan typically depends upon the existence and terms of underlying leases, tenant credit quality and the historical and anticipated level of vacancies and rents on the mortgaged property and on the competitive market condition of the mortgaged property relative to other competitive properties in the same region, among other factors. Multifamily mortgage loans, however, constitute "qualified mortgages" for purposes of the REMIC regulations and the favorable tax treatment associated therewith and, when securitized, certain of the resulting rated classes of multifamily mortgage securities qualify as "mortgage-related securities" and for the favorable treatment accorded such securities under the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA"). As of September 30, 1998, 4.5% of our mortgage loans were collateralized by multifamily residential property.

  Mortgage Securities. Mortgage securities owned by us as of and during the period since inception and through September 30, 1998, have consisted of mortgage securities issued by corporations sponsored by the United States government, including FNMA, GNMA and FHLMC. Securities issued by FHLMC and FNMA are not guaranteed by the full faith and credit of the U.S. Government. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Events Subsequent to September 30, 1998," of this prospectus, in October 1998, we sold all securities owned by NovaStar Financial and NovaStar Mortgage and paid off the related repurchase agreement financing, recognizing an aggregate loss of $15.4 million.

  Mortgage assets purchased by us in the future may include mortgage securities as follows:

    (1) Single Family and Multifamily Privately Issued Certificates. Single family and multifamily privately issued certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of such institutions. Single family and multifamily privately issued certificates are generally covered by one or more forms of private (i.e., non-governmental) credit enhancements. Forms of credit enhancements include, but are not limited to, surety bonds, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization and subordination.

    (2) Agency Certificates. At present, all GNMA certificates are backed by single family mortgage loans. FNMA certificates and FHLMC certificates may be backed by pools of single family or multifamily mortgage loans. The interest rate paid on Agency certificates may be fixed rate or adjustable rate.

    (3) Commercial Mortgage Securities. To the extent we will seek to acquire any mortgage assets either backed by or secured by commercial property, we intend to favor the acquisition of mortgage securities backed by commercial mortgage loans rather than direct acquisition of commercial mortgage loans. These mortgage securities generally have been structured as pass-through certificates with private (i.e., non-governmental) credit enhancements or as CMOs. Because of the great diversity in characteristics of the commercial mortgage loans that secure or underlie these mortgage securities, such securities will also have diverse characteristics. Although many are backed by large pools of commercial mortgage loans with relatively small individual principal balances, these mortgage securities may be backed by commercial mortgage loans collateralized by only a few commercial properties or a single commercial property. Because the risk involved in single commercial property financing is highly concentrated, single commercial property mortgage securities to date have tended to be limited to extremely desirable commercial properties with excellent values and/or lease agreements with extremely creditworthy and reliable tenants, such as major corporations.

  Commercial Mortgage Loans. We will only acquire commercial mortgage loans when we believe we have the necessary expertise to evaluate and manage them and only if they are consistent with our capital asset guidelines. Commercial mortgage loans are secured by commercial properties, such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes and senior living centers. Commercial mortgage loans have certain distinct risk characteristics: commercial mortgage loans generally lack standardized terms, which may complicate their structure (although certain of the new conduits are introducing standard form documents for use in their programs); commercial mortgage loans tend to have shorter maturities than single family mortgage loans; they may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" due on maturity; and commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. To date, we have not acquired commercial mortgage loans. As of September 30, 1998, NovaStar had no loans collateralized by commercial property.

 Asset Acquisition Policies

  We acquire only those mortgage assets in the secondary mortgage market that we believe we have the necessary expertise to evaluate and manage and which are consistent with our risk management objectives. Our strategy is to focus primarily on the acquisition of single family mortgage loans, single family mortgage securities, multifamily mortgage loans and multifamily mortgage securities. We focus primarily on the acquisition of floating-rate and adjustable-rate assets, so that assets and liabilities remain matched. Our asset acquisition strategy will change over time as market conditions change and as we evolve.

  Our investment policy allows for the acquisition of mortgage assets and certain other liquid investments, such as federal agency securities and commercial paper. We do not presently intend to invest in real estate, interests in real estate, or interests in persons primarily engaged in real estate activities.

  We may also purchase the stock of other mortgage REITs or similar companies when we believe that such purchases will yield attractive returns on capital employed. We have not, nor do we presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers. We have not and we presently have no intention to repurchase or otherwise reacquire our shares or other securities. Although we have not, we may in the future acquire mortgage assets by offering our debt or equity securities in exchange for mortgage assets.

  We generally intend to hold mortgage assets to maturity. In addition, the REIT provisions of the Code limit in certain respects our ability to sell mortgage assets. Management may decide to sell assets from time to time, however, for a number of reasons, including, without limitation, to dispose of an asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of mortgage asset for another to improve yield or to maintain compliance with the 55 percent requirement under the Investment Company Act, and generally to restructure the balance sheet when management deems such action advisable. Management will select any mortgage assets to be sold according to the particular purpose such sale will serve. The Board of Directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of mortgage assets to be sold.

 Financing for Mortgage Lending Operations and Mortgage Security Acquisitions

  We finance our mortgage loan purchases through interim financing facilities such as repurchase agreements. A repurchase agreement is a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price differential constituting interest on the borrowing.

  A subprime mortgage lending operation is a capital intensive business. Depending on the type of product originated and the production channel, the amount of capital required as a percentage of the balance of mortgage loans originated may range from 6 percent to 12 percent. For illustration purposes only, based on a hypothetical monthly volume of $25 million, this will equate to a capital requirement of $1.5 to $3 million per month, and on a hypothetical volume of $50 million, this requirement doubles to $3 to $6 million per month. Our subprime mortgage lending operation is managed through a taxable affiliate, which provides us the flexibility to sell our mortgage loan production as whole loans or in the form of pass-through securities in the event it encounters restrictions in accessing the capital markets.

  To mitigate interest rate risk, we enter into transactions designed to hedge interest rate risk, which may include mandatory and optional forward selling of mortgage loans or mortgage assets, interest rate caps, floors and swaps, buying and selling of futures and options on futures, and acquisition of interest-only REMIC regular interests. The nature and quantity of these hedging transactions will be determined by us based on various factors, including market conditions and the expected volume of mortgage loan purchases. We believe our strategy of issuing long-term structured debt securities will also assist us in managing interest rate risk.

  Acquisitions of mortgage securities are generally financed using repurchase agreements.

 Mortgage Loans Held as Collateral for Structured Debt

  We intend to securitize the subprime mortgage loans produced by the mortgage lending operation as part of our overall asset/liability strategy. Securitization is the process of pooling mortgage loans and issuing equity securities, such as mortgage pass throughs, or debt securities, such as collateralized mortgage obligations or "CMOs". We intend to securitize by issuing structured debt. Under this approach, for accounting purposes the mortgage loans securitized remain on the balance sheet as assets and the debt obligations (i.e., the CMOs) appear as liabilities. A securitization results only in rearranging our borrowings, as proceeds from the structured debt issuance are applied against preexisting borrowings. The proceeds repay advances under the warehouse line of credit or borrowings under repurchase agreements. Issuing structured debt in this matter serves to lock in less expensive, non-recourse long-term financing that better matches the terms of the loans serving as collateral for the debt.

  Proceeds from securitizations have been used to support new mortgage loan originations. Securitizations are long-term financing and are not subject to a margin call if a rapid increase in rates would reduce the value of the underlying mortgages.

  Our investment in retained interests under securitizations, as discussed above, reflects the excess of the mortgage loan collateral over the related liabilities on the balance sheet. The resulting stream of expected "spread" income will be recognized over time through the tax-advantaged REIT structure. Other forms of securitizations may also be employed from time to time under which a "sale" of interests in the mortgage loans occurs and a resulting gain or loss is reflected for accounting purposes at the time of sale. Under this form, only the net retained interest in the securitized mortgage loans remains on the balance sheet. We anticipate such sales will generally be made through one or more of our taxable affiliates. We may conduct securitization activities through one or more taxable affiliates or qualified REIT subsidiaries formed for such purpose.

  We expect our retained interests in our securitizations, regardless of the form used, will be subordinated to the classes of securities issued to investors in such securitizations with respect to losses of principal and interest on the underlying mortgage loans. Accordingly, any such losses incurred on the underlying mortgage loans will be applied first to reduce the remaining amount of our retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, the monoline insurers in such securitizations rather than us.

  We will structure our securitizations so as to avoid the attribution of any excess inclusion income to our stockholders. NovaStar management is experienced in the securitization of subprime and other single family residential mortgage loans.

  We have financed our retained interests in our securitizations through a combination of equity and secured debt financings.

 Credit Risk Management Policies

  Mortgage Loans. With respect to our mortgage loan portfolio, we attempt to control and mitigate credit risk through:

    .  ensuring that established underwriting guidelines are followed;

    .  geographic diversification of our loan portfolio;

    . the use of early intervention, aggressive collection and loss mitigation techniques in servicing our mortgage loans;

    . the use of insurance and the securitization process to limit the amount of credit risk that it is exposed to on our retained interests in securitizations; and

    .  maintenance of appropriate capital reserve levels.

  A summary of the credit quality and diversification of our loan portfolio as of September 30, 1998 and December 31, 1997 is presented in Tables V and VII of "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Secondary Market Acquisitions. With respect to our mortgage assets purchased in the secondary market, we review the credit risk associated with each investment and determine the appropriate allocation of capital to apply to such investment under our CAG. Because the risks presented by single family, multifamily and commercial mortgage assets are different, we analyze the risk of loss associated with such mortgage assets separately. In addition, we attempt to diversify our portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. We attempt to obtain protection against some risks from sellers and servicers through representations and warranties and other appropriate documentation. The Board of Directors will monitor the overall portfolio risk and determine appropriate levels of provision for losses.

  With respect to our purchased mortgage assets, we are exposed to various levels of credit and special hazard risk, depending on the nature of the underlying mortgage assets and the nature and level of credit enhancements supporting such securities. Each of the mortgage assets acquired by us will have some degree of. Credit loss protection for privately issued certificates is achieved through the subordination of other interests in the pool to the interest held by us and/or through pool insurance. The degree of credit protection varies substantially among the privately issued certificates held by us. While privately issued certificates held by us will have some degree of credit enhancement, the majority of such assets are, in turn, subordinated to other interests. Thus, should such a privately issued certificate experience credit losses, such losses could be greater than our pro rata share of the remaining mortgage pool, but in no event could exceed our investment in such privately issued certificate.

  With respect to purchases of mortgage assets in the form of mortgage loans, we have developed a quality control program to monitor the quality of loan underwriting at the time of acquisition and on an ongoing basis. We will conduct a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. As a condition of purchase, we will select a sample of mortgage loans targeted to be acquired, focusing on those mortgage loans with higher risk characteristics, and submit them to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. In addition, we or our agents will underwrite all multifamily and commercial mortgage loans. During the time it holds mortgage loans, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses, such as those occurring from earthquakes or floods, that are not covered by standard hazard insurance. We will generally not obtain credit enhancements such as mortgage pool or special hazard insurance for our mortgage loans, although individual loans may be covered by FHA insurance, VA guarantees or private mortgage insurance and, to the extent securitized into agency certificates, by such government sponsored entity obligations or guarantees.

 Capital and Leverage Policies

  Capital allocation guidelines. A discussion of the capital allocation guidelines used by NovaStar Financial is presented in "Capital Allocation Guidelines" under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Implementation of the capital allocation guidelines--mark to market. Each month, we mark our assets to market. This process consists of two steps: (1) valuing our mortgage assets acquired in the secondary market and (2) valuing our non-security investments, such as our mortgage loans. For the purchased mortgage assets portfolio, we obtain market quotes for our mortgage assets from traders that make markets in securities similar to those in our portfolio. Market values for our mortgage loan portfolio are calculated internally using assumptions for losses, prepayments and discount rates.

  The face amount of all financing used for securities and mortgage loans is subtracted from the current market value of our assets (and hedges). This is the current market value of our equity. This number is compared to the required capital as determined by the capital allocation guidelines. If our actual equity falls below the capital required by the capital allocation guidelines, we must prepare a plan to bring the actual capital above the level required by the capital allocation guidelines.

  Each quarter, management presents to the Board of Directors the results of the capital allocation guidelines compared to actual equity. Management may propose changing the capital required for a class of investments or for an individual investment based on our prepayment and credit performance relative to the market and our ability to predict or hedge the risk of the asset. Historical capital allocation is presented in capital allocation guidelines under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Interest Rate Risk Management

  We address the interest rate risk to which our mortgage portfolio is subject in part through our securitization strategy, which is designed to provide long-term financing for our mortgage loan production while maintaining a consistent spread in a variety of interest rate environments. In order to address any remaining mismatch of assets and liabilities, we follow the hedging section of our investment policy, as approved by the Board. Specifically our interest rate risk management program is formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on our mortgage loans and mortgage assets and the differences between interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage loans and related borrowings.

  We currently use interest rate caps and may, from time to time, purchase interest rate swaps interest-only REMIC regular interests and similar instruments to attempt to mitigate the risk of the cost of our variable rate liabilities increasing at a faster rate than the earnings on our assets during a period of rising rates. In this way, we intend generally to hedge as much of the interest rate risk as management determines is in the best interests of our stockholders, given the cost of such hedging transactions and the need to maintain our status as a REIT. This determination may result in management electing to have us bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable. We may also, to the extent consistent with our compliance with the REIT gross income tests and applicable law, utilize financial futures contracts, options and forward contracts as a hedge against future interest rate changes.

  We seek to build a balance sheet and undertake an interest rate risk management program which is likely, in management's view, to generate positive earnings and maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, the hedging program addresses both income preservation, as discussed in the first part of this section, and capital preservation concerns.

  Interest rate cap agreements are legal contracts between us and a third party firm (the "counter-party"). The counter-party agrees to make payments to us in the future should the one or three month LIBOR interest rate rise above the "strike" rate specified in the contract. Under some of the contracts, we make quarterly premium payments to the counterparty under the contract. Under other interest cap agreements, we have paid the premium upfront. Each contract has a fixed "notional face" amount and a fixed interest rate, on which the interest is computed, and a set term to maturity. Should the reference LIBOR interest rate rise above the contractual strike rate, we will earn cap income.

  Interest rate swap agreements we have entered into through September 30, 1998 stipulate we will pay a fixed rate of interest to the counterparty. In return, the counterparty pays us a variable rate of interest based on the notional amount. The agreements have fixed notional amounts, on which the interest is computed, and set terms to maturity. As discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Events Subsequent to September 30, 1998", we terminated all swap agreements and paid off the liabilities pertaining to these hedging instruments in October 1998, recognizing losses aggregating $8.0 million.

  In all of our interest rate risk management transactions, we follow certain procedures designed to limit credit exposure to counterparties, including dealing only with counterparties whose financial strength meets our requirements.

  In our assessment of the interest sensitivity and as an indication of our exposure to interest rate risk, management relies on models of financial information in a variety of interest rate scenarios. Using these models, the fair value and interest rate sensitivity of each financial instrument or groups of similar instruments is estimated, and then aggregated to form a comprehensive picture of the risk characteristics of the balance sheet. These amounts contain estimates and assumptions regarding prepayments and future interest rates. Actual economic conditions may produce results significantly different from the results depicted. However, management believes the interest sensitivity model used is a valuable tool to manage our exposure to interest rate risk. Our Interest Rate Sensitivity Analysis as of September 30, 1998 and December 31, 1997 is presented in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

  Interest Rate Sensitivity Analysis. The sensitivity table is a tool used by management in assessing the impact of changing interest rates on our assets, liabilities and interest rate agreements. The values under the heading "Base" are management's estimates of market values of our assets, liabilities and interest rate agreements as of a specific point in time. The values under the headings "100" and "(100)" are management's estimates of the market value of those same assets, liabilities and interest rate agreements assuming that interest rates were 100 basis points (1 percent) higher and lower. The cumulative change in value represents the change in value of assets from base, net of the change in value of liabilities and interest rate agreements from base.

  The interest sensitivity analysis is prepared at least monthly. If the analysis demonstrates that a 100 basis point shift up or down in interest rates would result in 10 percent or more cumulative change in value from base, management will modify our portfolio by adding or removing interest rate cap or swap agreements.

  Assumption Used in Interest Rate Sensitivity Analysis. Management uses estimates in determining the market or fair value of assets, liabilities and interest rate agreements. The estimation process is dependent upon a variety of assumptions, especially in determining the fair value of our subprime mortgage loan holdings. The following paragraphs discuss the nature of the process used in estimating the market value of our assets, liabilities and interest rate agreements that are used in the interest rate sensitivity analysis. The estimates and assumptions have a significant impact on the results of this sensitivity analysis.

  Market quotations are used in estimating the fair value of the mortgage securities. The fair value of all other financial instruments is estimated by discounting projected future cash flows, including projected prepayments for mortgage loans, at prevailing market rates. The fair value of cash, cash equivalents, accrued interest receivable and payable and other assets and liabilities approximates our carrying value.

  Our analysis for assessing interest rate sensitivity on our subprime mortgage loans relies significantly on estimates for prepayment speeds. A prepayment model has been internally developed based upon four main factors:

  . Refinancing incentives, the interest rate of the mortgage compared with the current mortgage rates available to the borrower;

  . Borrower credit grades, a higher letter means a higher grade;

  . Loan-to-value ratios; and

  . Prepayment penalties, if any.

  These factors are weighted based on management's experience and an evaluation of the important trends observed in the subprime mortgage origination industry. The following table is designed to display the impact of a change in each of the factors on prepayment speeds within our model.

   Prepayment Factor    Increase Prepayments          Decrease Prepayments
   -----------------    --------------------          --------------------
   refinancing
    incentives/current
    mortgage rates      lower mortgage rates          higher mortgage rates
   credit grade         better credit                 worse credit
   loan-to-value        lower loan-to-value           higher loan-to-value
   prepayment penalty   lower prepayment penalty cost higher prepayment penalty cost

  The refinancing incentive measures the gain the borrower realizes from refinancing at current mortgage rates. The greater the incentive to refinance (interest rates lower than when the mortgage was originated), the higher the prepayment speeds. Conversely, if interest rates rise, the borrower is less likely to payoff their loan.

  A borrower's credit grade impacts projected prepayment due to the availability of refinancing options. "A" credit borrowers have more lenders willing to make mortgage loans to them than do "D" credit borrowers. Our prepayment model takes this fact into account over a continuum of credit grades.

  The loan-to-value ratio is another important factor in our prepayment model. Loans with a low loan-to-value ratio have more equity in their property and are more likely to take equity out of the homes through a cash-out refinancing. Borrowers with high loan-to-value ratios have fewer options and little equity to be taken out of the property, presumably resulting in lower prepayment speeds.

  The length and amounts of the prepayment penalty is another factor that drives the level of projected mortgage prepayments. A borrower with a significant prepayment penalty effectively increases the current mortgage rate, which reduces the refinancing incentive. Conversely, a borrower without a prepayment penalty has fewer financial barriers to realize the gains from refinancing an existing mortgage into a lower rate mortgage loan.

  The prepayment projections have limits on how fast or how slow a pool of loans prepay. If interest rates rise, some borrowers still prepay their mortgages due to factors such as relocation or the purchase of a new home. If interest rates fall, some borrowers will not refinance their mortgage, regardless of their economic incentives to do so.

  We attempt to model the interrelation of these factors. The prepayment projections are estimates intended to provide management an indication of the change in cash flow in different interest rate scenarios. These estimates are used in preparing interest sensitivity analyses used by management in portfolio management. Actual results may differ from the estimates and assumptions used in our model and the projected results as shown in the Interest Rate Sensitivity Analysis as of September 30. 1998 and December 31, 1997 as presented in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

  Our investment policy sets the following general goals:

    (1) Maintain the net interest margin between assets and liabilities, and

    (2) Diminish the effect of changes in interest rate levels on the market value of our assets.

  The Interest Rate Sensitivity Analysis as presented in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus displays an estimate of the market value of our assets, liabilities and interest rate agreements as of September 30, 1998 and December 31, 1997. The analysis also shows the estimated changes in the fair value of financial instruments should interest rates increase or decrease one percent (100 basis points). Management uses this information to determine the impact on stockholders' equity of changing interest rates and to monitor the effectiveness of the interest rate risk management techniques discussed above. Although management evaluates the portfolio using interest rate increases and decreases greater than one percent, management focuses on the one percent increase as any further increase in interest rates would require action to adjust the portfolio to adapt to changing rates. Our investment policy allows for no more than a ten percent change in the net fair value of assets when interest rates rise or fall by one percent.

  Another measure of interest risk is elasticity, a refinement of duration. Duration is the price-weighted average term to maturity of financial instruments' cash flows. Elasticity is the change, expressed as a percent, in market value of a financial instrument, given a 100 basis point change in interest rates. Financial companies with relatively long duration assets financed by shorter duration liabilities generally experience market value losses when rates increase and market value gains when rates decrease. This pattern is complicated because many mortgages have prepayment options which result in shorter mortgage durations as these prepayment options are exercised in falling rate environment. Management's dynamic hedging strategies allow us to match the elasticity of our assets with the elasticity of our liabilities.

 PREPAYMENT RISK MANAGEMENT

  We seek to minimize the effects of faster or slower than anticipated prepayment rates in our mortgage assets portfolio by acquiring mortgage loans with prepayment penalties, utilizing various financial instruments and the production of new mortgage loans as a hedge against prepayment risk, and capturing through our servicing of the mortgage loans and our portfolio retention department a large portion of those loans which are refinanced. Under certain state laws, prepayment charges may not be imposed or may be limited as to amount or period of time they can be imposed. Prepayment risk is monitored by management and through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and net balance sheet market value.

  Although we believe we have developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks, no strategy can completely insulate us from the effects of interest rate changes, prepayments and defaults by counterparties. Further, certain of the federal income tax requirements that we must satisfy to qualify as a REIT limit our ability to fully hedge our interest rate and prepayment risks.

 TAXABLE AFFILIATES

  We have implemented, and will continue to implement, portions of our business strategy from time to time through one of our taxable affiliates. Other taxable affiliates may be used to implement future business strategies. The REIT is entitled to up to 99 percent of dividends distributed by such taxable affiliate. The voting common stock of such corporation, however, is owned by persons other than the REIT due to the provisions of the Code limiting ownership by REITs of the voting stock of non-REIT qualifying entities. In our case, the voting common stock of NFI Holding, our taxable affiliate holding company, is held by Messrs. Hartman and Anderson. Such common stock will at all times have at least one percent of the dividends and liquidation rights of NFI Holding. We hold a class of preferred stock of the taxable affiliate holding company, which preferred stock is entitled to substantially all (up to 99 percent) of the dividends and liquidation proceeds distributable from NFI Holding.

  Taxable affiliates are not qualified REIT subsidiaries and would be subject to federal and state income taxes. In order to comply with the nature of asset tests applicable to us as a REIT, as of the last day of each calendar quarter, the value of the securities of any such affiliate held by us must be limited to less than five percent of the value of our total assets and no more than ten percent of the voting securities of any such affiliate may be owned by us. Taxable affiliates have not elected REIT status and distribute any net profit after taxes to us and our other stockholders. Any dividend income received by us from any such taxable affiliate (combined with all other income generated from our assets, other than qualified REIT assets) must not exceed

25 percent of our gross income. Before we form any additional taxable affiliate corporations, we will obtain an opinion of counsel to the effect that the formation and contemplated method of operation of such corporation will not cause us to fail to satisfy the nature of assets and sources of income tests applicable to it as a REIT.

 Properties

  Our executive and administrative offices are located in Westwood, Kansas, and consist of approximately 6,000 square feet. The lease on the premises expires December 2002. The current annual rent for these offices is approximately $116,000.

  NovaStar Mortgage leases space for its mortgage lending operations in Orange County, California. Currently, these offices consist of approximately 35,000 and 15,000 square feet, respectively. The lease on the Orange County premises expires January 2005, and the current annual rent is approximately $917,000.

  NovaStar Mortgage also leases space for its mortgage servicing operation in Westwood, Kansas. The square footage on these premises is approximately 28,000, with annual rent of approximately $382,000, and a lease scheduled to expire in January 2007.

 Legal Proceedings

  We occasionally become involved in litigation arising in the normal course of business. Management believes that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

  Our directors and executive officers and their positions are as follows:

                 Name              Position
                 ----              --------
      Scott F. Hartman(1)........  Chairman of the Board, Secretary and
                                   Chief Executive Officer
      W. Lance Anderson(1).......  Director, President and Chief Operating Officer
      Mark J. Kohlrus............  Senior Vice President, Treasurer and
                                   Chief Financial Officer
      Michael L. Bamburg.........  Senior Vice President and Chief Investment Officer
      Edward W. Mehrer(2)(3)(4)..  Director
      Gregory T. Barmore(2)(4)...  Director
      Bart Johnson(2)(3).........  Director

--------
(1) Founder of the Company.

(2) Independent director.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.

  Information regarding the background and experience of our directors and officers follows:

 Directors and Executive Officers

  Scott F. Hartman, age 39, is our co-founder, Chairman of the Board of Directors and Chief Executive Officer and has been a member of the Board of Directors since 1996. His main responsibilities are to manage our portfolio of investments, interact with the capital markets and oversee the securitization of our mortgage loan production. Mr. Hartman most recently served as Executive Vice President of Dynex Capital, Inc., (Dynex) formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed REIT. His responsibilities while at Dynex included managing the investment portfolio, overseeing the securitization of mortgage loans originated through Dynex's mortgage operation and the administration of the securities issued by Dynex. Mr. Hartman left Dynex in June 1996 to pursue this opportunity. Prior to joining Dynex in February 1995, Mr. Hartman served as a consultant to Dynex for three years during which time he was involved in designing and overseeing the development of Dynex's analytical and securities structuring system. Mr. Hartman also serves as a Director and Vice Chairman of NovaStar Mortgage.

  W. Lance Anderson, age 38, is our co-founder, President and Chief Operating Officer and has been a member of the Board of Directors since 1996. His main responsibility is to manage our mortgage origination and servicing operations. Mr. Anderson most recently served as Executive Vice President of Dynex. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex's Single Family mortgage operation, Saxon Mortgage. In this role he was responsible for the origination, underwriting, servicing, quality control and pricing functions for Saxon. He served in this capacity for two years prior to which he was Executive Vice President in charge of production for the Single Family operation. Mr. Anderson served from October 1989 at Dynex where he was responsible for the startup of the Single Family operation. Mr. Anderson was also responsible for re-focusing the conduit on the subprime mortgage market in late 1993. Mr. Anderson also serves as Chairman of the Board of Directors, President and Chief Executive Officer of NovaStar Mortgage.

  Mark J. Kohlrus, age 39, is Senior Vice President, Treasurer and Chief Financial Officer of NovaStar Financial, Inc. and NovaStar Mortgage. In that role, Mr. Kohlrus is responsible for all accounting and finance functions, including external reporting and compliance with REIT regulations. Prior to his joining us in December 1996, Mr. Kohlrus was employed by the public accounting firm of KPMG Peat Marwick LLP (KPMG) in Kansas

City, Missouri for nearly 15 years. During his tenure with KPMG, Mr. Kohlrus worked extensively in the firm's Financial Services practice and was involved in several public stock and debt offerings.

  Michael L. Bamburg, age 36, is Senior Vice President and Chief Investment Officer of NovaStar Financial, Inc. and NovaStar Mortgage. Mr. Bamburg is responsible for managing our portfolio of investments, interacting with the capital markets, overseeing the securitization of our mortgage loan production, and developing new business lines for us. Mr. Bamburg most recently served as a Principal of Smith Breeden Associates, a financial institution consulting and money management firm specializing in the evaluation and hedging of Mortgage Backed Securities. Mr. Bamburg spent over 11 years with Smith Breeden where he analyzed and traded hundreds of millions of dollars of Mortgage Backed Securities and consulted with various financial institutions regarding investments and asset/liability management issues. During the last 3 years with Smith Breeden, Mr. Bamburg spent most of his time marketing Smith Breeden's money management products.

  Edward W. Mehrer, age 59, has been a member of the Board of Directors since 1996. He is presently Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel (Marion), formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President, Chief Financial Officer and a Director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat Marwick Mitchell & Co. in Kansas City, Missouri.

  Gregory T. Barmore, age 57, was most recently Chairman of the Board of GE Capital Mortgage Corporation (GECMC), a subsidiary of General Electric Capital Corporation (GE Capital) headquartered in Raleigh, North Carolina. He has served on the Board of Directors since 1996. He was responsible for overseeing the strategic development of GECMC's residential real estate-affiliated financial businesses, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital. Prior to his appointment at ERC, he held a number of financial and general management positions within GE. Mr. Barmore was selected to serve on our Board as an Independent Director without regard to the GE Capital investment and accordingly there are no arrangements with GE Capital or our affiliates regarding his term of office or other aspects of his service on the Board.

  Bart Johnson, age 50, has been a member of the Board since 1998. He is currently President of GE Capital Residential Connections, a division of GE Capital Mortgage Corporation, and is a 25-year mortgage industry veteran. Immediately prior to joining GE in 1997, Mr. Johnson served as Chief Financial Officer and National Residential Production Manager at Mellon Bank's Mortgage Banking Group beginning in 1989.

 Other Senior Officers

  James H. Anderson, age 35, is Senior Vice President and National Sales Manager of NovaStar Mortgage. His primary responsibilities include overseeing the overall marketing efforts of NovaStar Mortgage, including managing the sales force of account executives. Prior to joining NovaStar in November 1996, Mr. Anderson was President of his own marketing consulting business. From August 1992 through September 1996, Mr. Anderson was employed by Saxon, where he served as Vice President of Marketing, in charge of the Western Region of the United States. In addition, Mr. Anderson was in charge of Saxon's national sales force for correspondent lending.

  Manual X. Palazzo, age 48, is Senior Vice President and Chief Credit Officer (NovaStar Financial and NovaStar Mortgage). His primary responsibility is to manage the underwriting and funding functions. Prior to joining NovaStar in December 1996, Mr. Palazzo was Senior Vice President of Credit and Administration of Long Beach Mortgage Company since October 1995. From May 1994 Mr. Palazzo was with Household Financial as Director of Underwriting. Prior to his tenure at Household, Mr. Palazzo spent eight years as manager of the wholesale lending business for Novus Financial. Mr. Palazzo has been involved in the consumer finance industry since 1972.

  Christopher S. Miller, age 33, is Senior Vice President and Servicing Manager of NovaStar Mortgage. Mr. Miller is a former Vice President of Option One Mortgage Corporation, a subsidiary of Fleet Mortgage Corporation. From July 1995 to March 1997, Mr. Miller's responsibilities included managing the Collections Department, Customer Service Department, Escrow Analysis, Payoff Department, and Reconveyance. Prior to his tenure at Option One Mortgage in 1995, Mr. Miller spent over seven years at Novus Financial Corporation, a subsidiary of Dean Witter Financial Services, where he managed multiple servicing departments. Mr. Miller brings to NovaStar a diverse servicing background with an emphasis on default management.

Terms of Directors and Officers

  Our Board of Directors consists of such number of persons as shall be fixed by the Board of Directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are five directors. Mr. Mehrer is a Class I director, Mr. Anderson and Mr. Barmore are Class II directors and Mr. Hartman and Mr. Johnson are Class III directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 2000, 1998 and 1999, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. We intend to maintain the composition of the Board so that there will be no more than six directors, with a majority of independent directors at all times, each of whom shall serve on the Audit and/or Compensation Committees. Mr. Johnson is the GE Capital nominee. Such nominee will serve as a Class III director with a term running until the 1999 annual meeting of stockholders. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the Board of Directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders (if elected by the Board of Directors) or for the remainder of the term of the director being replaced (if elected by the stockholders); any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of preferred stock, our charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the Article dealing with directors may only be amended if it is advised by at least two-thirds of the Board of Directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of our charter and bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review our charter and bylaws in their entirety.

  Our bylaws provide that, except in the case of a vacancy, a majority of the members of the Board of Directors will at all times be independent directors. Independent directors are defined as directors who are not officers or our employees or any affiliate or our subsidiary. GE Capital and our affiliates are expressly deemed not to be our affiliates for this purpose. Vacancies occurring on the Board of Directors among the independent directors may be filled by a vote of a majority of the remaining directors, including a majority of the remaining independent directors. Officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between the executive officers or directors.

Committees of the Board

  Audit Committee. We have established an Audit Committee composed of two independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants, the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

  Compensation Committee. We have established a Compensation Committee composed of two independent directors. The Compensation Committee determines the compensation of our executive officers.

  Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

Compensation of Directors

  We pay independent directors $10,000 per year plus $500 for each meeting attended in person. Independent Directors also receive automatic stock options pursuant to our Stock Option Plan. However, as the GE Capital nominee, Mr. Johnson does not receive any compensation, including fees and stock options, for his service on the Board of Directors. None of our directors have received any separate compensation for service on the Board of Directors or on any committee thereof. In addition, each independent director has been granted options to purchase 5,000 shares of common stock at the fair market value of the common stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the common stock on the day after each annual meeting of stockholders. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is our employee will receive separate compensation for services rendered as a director.

Compensation Committee Interlocks

  No interlocking relationship exists between our Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

  The objective of senior management in constructing our own compensation packages as well as those of all our managers is to align the interests of management as closely as possible with those of the stockholders. This is accomplished by basing a large percentage of key managers' compensation on our profitability, measured by return on stockholders' equity, and the stock price.

                  Executive Officer Summary Compensation Table

                                                                  Long-term
                                                                Compensation
                                                             -------------------
                                                             Securities
                                               Other Annual  Underlying           All Other
Name and Position        Year  Salary   Bonus  Compensation  Options(#) DER's(3) Compensation
-----------------        ---- -------- ------- ------------  ---------- -------- ------------
Scott F. Hartman(1)....  1998 $185,000     --         --          --       --        --
 Chairman of the Board,  1997  130,833     --    $549,635(4)   40,000      --        --
 Secretary and Chief     1996   70,000     --         --      144,666                --
 Executive Officer
W. Lance Anderson(1)...  1998  185,000     --         --          --       --        --
 President and Chief     1997  130,833     --     549,635(4)   40,000      --        --
 Operating Officer       1996   70,000     --         --      144,666      --        --
Mark J. Kohlrus(2).....  1998  120,000 $86,000        --       10,000    7,773       --
 Senior Vice President,  1997  100,000  90,000        --       20,000      700       --
 Treasurer and Chief     1996    4,000     --         --       10,000      --        --
 Financial Officer
Michael L. Bamburg(5)..  1998  128,333 105,000        --       50,000      --        --
 Senior Vice President   1997      --      --         --          --       --        --
 and
 Chief Investment        1996      --      --         --          --       --        --
 Officer

--------
(1) Mr. Hartman and Mr. Anderson were reimbursed by us for services provided by them that were necessary and prudent in connection with our formation and our Private Placement in 1996, including payments in lieu of salary and for expenses directly attributable to our formation. Mr. Hartman and Mr. Anderson are employed by us at a base salary of $185,000 per year.

(2) Mr. Kohlrus' employment with us began on December 16, 1996. He has an annual base salary of $120,000 per year. Mr. Kohlrus is eligible to receive an annual bonus of up to 75 percent of his annual salary. After our initial public offering in October 1997, Mr. Kohlrus's annual salary increased to $120,000. This was the base salary used in determining Mr. Kohlrus's 1997 bonus.

(3) 1996 options granted to Mr. Hartman and Mr. Anderson which vested on the closing of the initial public offering were granted without Dividend Equivalent Rights ("DERs"). Options granted to Mr. Kohlrus which began to vest in December 1997 were granted with DERs. None of the 1997 and 1998 options were granted with DERs.
(4) Represents forgiveness of one tranche of founders' forgivable debt.
(5) Mr. Bamburg's employment with us began in February 1998.

  Bonus Incentive Compensation Plan. A bonus incentive compensation plan has been established for certain executive and key officers of us and our affiliates, and was effective commencing with the fiscal year beginning January 1, 1998. The annual bonus pursuant to the bonus incentive compensation plan will be paid one-half in cash and one-half in shares of our common stock, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder return on equity ("ROE") as follows:

      ROE(1) in Excess of Base Rate(2) By:   Bonus as percent of Average Net Worth(3) Outstanding
      ------------------------------------   ----------------------------------------------------
      zero or less                           0%
      greater than 0% but less than 6%       10% x (actual ROE-Base Rate)
      Greater than 6%                        (10% x 6%) + 15% x (Actual
                                             ROE-(Base Rate + 6%))

Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of our common stock, with the number of shares to be calculated based on the average price per share during the preceding year. The total pool may not exceed $1 million for fiscal years ending December 31, 1998, and December 31, 1999.
--------
(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing our monthly Net Income (adjusted to an annual rate) by our Average Net Worth for such month. For such calculations, the "Net Income" of us means the net income or net loss of us determined according to GAAP, but after deducting any dividends paid or payable on preferred stock that may be issued before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the bonus incentive compensation plan and is not related to the actual distributions received by stockholders. The bonus payments will be an operating expense of us.
(2) "Base Rate" is the average for each month of the Ten-Year U.S. Treasury Rate, plus four percent.
(3) "Average Net Worth" for any month means the arithmetic average of the sum of (i) the net proceeds from all offerings of equity securities by us since formation including exercise of Warrants and stock options and pursuant to the proposed DRP (but excluding any offerings of preferred stock in the future), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (ii) our retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

Stock Option Grants

  Options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock at the date of grant. Options vest over four years and expire ten years after the date of grant, except for the founders' options, which vested upon the closing of our initial public offering in October 1997. Options to acquire 383,820 shares of common stock are outstanding to the date of this prospectus under our 1996 Stock Option Plan.

  The following table sets forth information concerning stock options granted during 1998 to each of the directors and executive officers.

                                                                               Potential RealizableValue
                                                                                at Assumed Annual Rates
                                                                                       of Stock
                                                                                   PriceAppreciation
                                           Individual Grants                        for Option Term
                         ----------------------------------------------------- -------------------------
                                    Percent of Total
                                    Options Granted  Exercise Price
                            No.       to Employees   or Base Price  Expiration
Name                     Granted(1) During the Year    ($/Share)       Date      5% ($)       10% ($)
----                     ---------- ---------------- -------------- ---------- ----------- -------------
Michael L. Bamburg......   30,000        20.27%          $17.01       1/28/08  $831,224.93 $1,323,586.78
Michael L. Bamburg......   20,000        13.51%          $ 6.38      12/30/08  $207,846.95 $  330,961.54
Gregory T. Barmore......    2,500         1.69%          $20.81       5/14/08  $ 84,753.42 $  134,955.66
Edward W. Mehrer........    2,500         1.69%          $20.81       5/14/08  $ 84,753.42 $  134,955.66
Mark J. Kohlrus.........   10,000         6.76%          $ 6.38      12/30/08  $103,923.48 $  165,480.77
                          -------        ------
Total to Directors and
 Executive Officers.....   65,000        43.92%
                          =======        ======
  Total shares granted
   under SOP............  148,000
                          =======

--------

(1) Twenty-five percent of the options granted will vest in 1999 and 25 percent in each year thereafter. Options do not include DERs.

  The following table sets forth certain information with respect to the value of the options as of December 31, 1998 held by the named directors and executive officers.

                          Fiscal Year End Option Value

                                                       Number of Securities      Value of Unexercised
                                                      Underlying Unexercised         In-the-Money
                                                           Options as of             Options as of
                         Shares Acquired    Value        December 31, 1998      December 31, 1998(1)(3)
                           on Exercise   Realized(2) ------------------------- -------------------------
Name                     (No. of Shares)     ($)     Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ----------- ----------- ------------- ----------- -------------
Scott F. Hartman........     144,666      $759,497     10,000       30,000           --           --
W. Lance Anderson.......     144,666       759,497     10,000       30,000           --           --
Gregory T. Barmore......       2,500        39,350      1,250        8,750           --       $15,450
Edward W. Mehrer........         --            --       3,750        8,750       $15,450       15,450
Michael L. Bamburg......         --            --         --        50,000           --           --
Mark J. Kohlrus.........       2,500         9,075      5,000       30,000           --        18,450

--------

(1) "In-the-Money" options whose exercise was less than the market price of common stock at December 31, 1998.

(2) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(3) Assuming a stock price of $6.19 per share, which was the closing price of a share of common stock reported for the New York Stock Exchange--Composite Transactions on December 31, 1998.

  Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson have each acquired 108,333 units, each unit consisting of one share of preferred stock which converted to common stock at the closing of the initial public offering and one warrant, which were acquired at the price of $15 per unit on December 9, 1996. Payment for such units was made by delivering us promissory notes, bearing interest at eight percent per annum compounded annually and secured by the units being acquired. Interest began accruing during the first year and was added to principal due under the note. Thereafter, interest became payable quarterly and upon forgiveness or at maturity of the notes, which is at the end of the fifth fiscal period (as defined below).

  The principal amount of the notes is divided into three equal tranches. Payment of principal on each tranche will be forgiven by us, if the following incentive performance tests are achieved:

  . During the first five fiscal periods after issuance of the notes:

    --One tranche will be forgiven for each fiscal period as to which we generate a total return to investors in units equal to or greater than 15 percent. The debt on the first tranche was forgiven and we recognized a non-cash charge against earnings of $1,083,330 for the fiscal period ending December 31, 1997.

    --At the end of each of the five fiscal periods, all remaining tranches will be forgiven if we have generated a total cumulative return to investors in units (from date of initial issuance of the notes) equal to or greater than 100 percent.

  . For purposes of calculating the returns to such investors:

    --The term "fiscal period" will refer to each of five periods. The first period commenced with the closing of the private placement on December 9, 1996, and ends on December 31, 1997, and, thereafter, each succeeding fiscal period extends for twelve months and ends on each December 31.

  . The term "return" for each fiscal period will mean the sum of (on a per unit basis) (a) all cash dividends paid during (or declared with respect
    to) such fiscal period per share of preferred stock (or per share of common stock following conversion of the preferred stock upon completion of the initial public offering), (b) any increase or decrease in the price per share of preferred stock (or resulting common stock) during such fiscal period, measured by using the price per unit to investors in the private placement as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods, except such shorter period as the common stock was traded in 1997, and (c) any increase or decrease in the price per warrant during such fiscal period, determined in the same manner as in (b). For purposes of the fiscal period 15 percent return test, the total return for a given period will be equal to the sum of (a), (b) and (c) during the period, and for purposes of the cumulative 100 percent return test, the amounts in (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investor's investment in the units on a per unit basis without regard to timing of receipt of dividends or timing of increases in per share or per warrant prices.

  . If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the note. In addition, a loan will be made by us to Messrs. Hartman and Anderson in the amount of (1) personal tax liability resulting from the forgiveness of debt, and (2) interest accrued during the first year of the forgiven tranches. Thus as a result of the 1997 forgiveness, we issued notes receivable to Messrs. Hartman and Anderson aggregating $845,585, which bear interest based on one-month LIBOR, which resets monthly. These notes are secured by the proportionate number of common stock that had secured the forgiven tranche of the notes and will mature upon the earlier of the sale of these common shares or the termination of the officer's employment with us.

  Employment Agreements. We have entered into employment agreements with the founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001, and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary set forth in the compensation table above and for participation by the subject officer in the Bonus Incentive Compensation Plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "change in control" as those terms are defined in the agreement, an amount, 50 percent payable immediately and 50 percent payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of our book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with us for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 Stock Option Plan shall immediately vest.
Section 280G of the Code may limit the deductibility of the payments to such officer by us for federal income tax purposes. "Change of control" for purposes of the agreements would include a merger or consolidation of NovaStar Financial, Inc., a sale of all or substantially all of our assets, changes in the identity of a majority of the members of our Board of Directors (other than due to the death, disability or age of a director) or acquisitions of more than 25 percent of the combined voting power of our capital stock, subject to certain limitations. Absent a "change in control," if we terminate the officer's employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of our book value, exclusive of valuation adjustments, and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with us for a period of one year following the resignation. Although we believes these forfeiture and non-compete provisions would generally be enforceable, there can be no assurance that the employee will not elect to terminate the agreement early despite these provisions and no longer remain in our employ.

 Stock Option Plan

  General. Our 1996 Executive and Non-Employee Director Stock Option Plan provides for the grant of qualified incentive stock options ("ISOs") which meet the requirements of Section 422 of the Code, stock options not so qualified ("NQSOs"), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards and dividend equivalent rights ("DERs").

  Purpose. The 1996 Stock Option Plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel and to afford additional incentive to others to increase their efforts in providing significant services to us.

  Administration. The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which shall at all times be composed solely of non-employee directors as required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Members of the Compensation Committee are eligible to receive only NQSOs pursuant to automatic grants of stock options discussed below.

  Options and Awards. Options granted under the 1996 Stock Option Plan will become exercisable in accordance with the terms of the grants made by the Compensation Committee. Awards will be subject to the terms and restrictions of the awards made by the Compensation Committee. Option and award recipients shall enter into a written stock option agreement with us. The Compensation Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted when and in what increments shares covered by the option or award may be purchased or will vest and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100 percent of the then fair market value of our common stock (110 percent in the case of a grantee who holds more than ten percent of the outstanding common stock) and a maximum term of ten years (five years in the case of a grantee who holds more than ten percent of the outstanding common stock). Fair market value means as of any given date, with respect to any option or Award granted, at the discretion of the Board of Directors or the Compensation Committee, (1) the closing sale price of the common stock on such date as reported in the Western Edition of the Wall Street Journal or (2) the average of the closing price of the common stock on each day of which it was traded over a period of up to twenty trading days immediately prior to such date, or
(3) if the common stock is not publicly traded, the fair market value of the common stock as otherwise determined by the Board of Directors or the Compensation Committee in the good faith exercise of their discretion.

  Eligible Persons. Our officers and directors and employees and other persons expected to provide significant services to us are eligible to participate in the 1996 Stock Option Plan. ISOs may be granted to the officers and our key employees. NQSOs and awards may be granted to our directors, officers, key employees, agents and consultants or any of subsidiaries.

  Under current law, ISOs may not be granted to any of our directors who are not also an employee, or to directors, officers and other employees of entities unrelated to us. No options or awards may be granted under the 1996 Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25 percent of the outstanding shares of our equity stock.

  Shares Subject to the Plan. The 1996 Stock Option Plan authorizes the grant of options to purchase, and Awards of, an aggregate of up to ten percent of our total outstanding shares at any time, provided that no more than 339,332 shares of common stock shall be cumulatively available for grant as incentive stock options. If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 1996 Stock Option Plan. In connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of common stock subject to outstanding options, awards and DERs and the total number of shares for which options, awards or DERs may be granted under the Plan.

  Term of the Plan. Unless previously terminated by the Board of Directors, the 1996 Stock Option Plan will terminate on September 1, 2006, and no options or awards may be granted under the 1996 Stock Option

Plan thereafter, but existing options or awards will remain in effect until the options are exercised or the options or awards are terminated by their terms.

  Term of Options. Each option must terminate no more than ten years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own an excess of 10 percent of the combined voting power of our outstanding equity stock). Options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the option.

  DERs. The Plan provides for granting of DERs in tandem with any options granted under the Plan. Such DERs accrue for the account of the optionee shares of common stock upon the payment of dividends on outstanding shares of common stock. The number of shares accrued is determined by a formula and such shares may be made transferable to the optionee either upon exercise of the related option or on a "current-pay" basis so that payments would be made to the optionee at the same time as dividends are paid to holders of outstanding common stock. Holders of DERs may be made eligible to participate not only in cash distributions but also in distributions of stock or other property made to holders of outstanding common stock. Shares of common stock accrued for the account of the optionee are eligible to receive dividends and distributions. DERs may also be made "performance based" by conditioning the right of the holder of the DER to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

  Option Exercise. The exercise price of any option granted under the 1996 Stock Option Plan is payable in full in cash, or our equivalent as determined by the Compensation Committee. We may make loans available to option holders to exercise options evidenced by a promissory note executed by the option holder and secured by a pledge of common stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Compensation Committee.

  Automatic Grants to Non-Employee Directors. Each of our non-employee directors are automatically granted NQSOs to purchase 5,000 shares of common stock with DERs upon becoming a director, and is also automatically granted NQSOs to purchase 2,500 shares of common stock (with DERs) the day after each annual meeting of stockholders upon re-election to or continuation on the Board. Such automatic grants of stock options vest 25 percent on the anniversary date in the year following the date of the grant and 25 percent on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the common stock on the date of grant, and is required to be paid in cash.

  Amendment and Termination of Stock Option Plan. The Board of Directors may, without affecting any outstanding options or awards, from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time without stockholder approval, increase the number of shares subject to the 1996 Stock Option Plan, modify the class of participants eligible to receive options or awards granted under the 1996 Stock Option Plan or extend the maximum option term under the 1996 Stock Option Plan.

                           PRINCIPAL SECURITYHOLDERS

Beneficial Ownership of Common Stock by Large Securityholders

  The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of December 31, 1998, by each person other than members of management known to us to beneficially own more than five percent (5%) of our common stock. The table below does not include GMAC/Residential Funding Corporation who may acquire 1,624,650 warrants as part of the financing arrangement as discussed in "Recent Developments" in the prospectus summary. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of us, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                           Beneficial Ownership
                                                            of Common Stock(1)
                                                           ----------------------
      Name and Address of Beneficial Owner                   Shares     Percent
      ------------------------------------                 ----------- ----------
      Wallace R. Weitz & Company(2).......................   2,799,993   29.68%
       1125 South 103rd Street
       Suite 600
       Omaha, NE 68124-6008
      Lindner Dividend Fund(3)............................   1,583,334   18.00%
       7711 Carondolet Avenue, Suite 700
       St. Louis, MO 63104
      General Electric Capital Corporation(4).............   1,333,332   15.16%
       260 Long Ridge Road
       Stamford, CT 06927
      Wellington Management Company(5)....................     450,700    5.55%
       75 State Street
       Boston, MA 02109

--------

(1) Assuming no exercise of warrants (except by the securityholder named, separately) and no purchases by any of the listed securityholders in this offering.

(2) Consists of 1,495,833 shares of common stock currently outstanding, and 1,305,000 shares of common stock issuable upon the exercise of warrants.

(3) Includes 666,667 shares of common stock issuable upon the exercise of warrants.

(4) Includes 666,666 shares of common stock issuable upon the exercise of warrants.

(5) Consists of 315,500 shares of common stock currently outstanding, beneficially owned by First Financial Fund, Inc., for whom Wellington Management Company ("Wellington") acts as investment advisor and over which Wellington has shared investment power; 135,200 shares of common stock currently outstanding beneficially owned by Bay Pond Partners, L.P., for whom Wellington acts as investment advisor and over which Wellington has shared voting and investment power.

(4) Beneficial Ownership of Common Stock by Directors and Management

  The following table sets forth information we have with respect to beneficial ownership of our common stock as of December 31, 1998, by (i) each director,
(ii) our executive officers, and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                Beneficial
                                                                 Ownership
                                                                 of Common
      Name of Beneficial Owner                                   Stock(1)
      ------------------------                               -----------------
                                                              Number   Percent
      Scott F. Hartman(2)...................................   529,065  6.40
      W. Lance Anderson(3)..................................   539,465  6.52
      Edward W. Mehrer(4)...................................    39,750     *
      Gregory T. Barmore(5).................................     3,886     *
      Bart O. Johnson.......................................       --    --
      Michael L. Bamburg(6).................................    76,988     *
      Mark J. Kohlrus(7)....................................    16,305     *
      All Directors and Executive Officers as a Group (7
       persons)............................................. 1,205,459   --

--------
  *Less than one percent.

(1) Assuming no exercise of the warrants and exercisable options (except by the listed securityholder named separately).

(2) Consists of 390,732 shares of common stock and 128,333 warrants, including 224,066 of common stock and 20,000 of warrants owned jointly with his wife, and 10,000 shares of common stock issuable upon the exercise of options.

(3) Consists of 395,932 shares of common stock and 133,533, including 287,599 of common stock and 25,200 of warrants owned jointly with his wife, and 10,000 shares of common stock issuable upon the exercise of options.

(4) Consists of 24,000 shares of common stock and 12,000 of warrants, including 2,000 of each owned by his wife, and 3,750 shares of common stock issuable upon the exercise of options.

(5) Consists of 2,636 shares of common stock and 1,250 shares of common stock issuable upon the exercise of options.

(6) Consists of 46,188 shares of common stock and 23,300 warrants, including 1,228 shares of common stock owned by his wife, 300 warrants owned by his wife, 20,110 warrants owned jointly with his wife, and 7,500 shares of common stock issuable upon the exercise of options.

(7) Includes 9,805 shares of common stock and 1,500 warrants, all of which are owned jointly with his wife, except for 550 shares of common stock which are controlled by Mr. Kohlrus as custodian for his children, and 5,000 shares of common stock issuable upon the exercise of options.

                              CERTAIN TRANSACTIONS

Transactions with Management

  In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage for the purpose of engaging in the subprime lending business. Following our private placement, NovaStar Mortgage began obtaining required licenses and permits, developing guidelines for the origination of mortgage loans through our wholesale lending channel and hiring critical senior personnel to put in place the infrastructure for our mortgage lending and servicing operations.

  Following the close of the private placement of units in December 1997, we moved to implement the portion of our business strategy to be conducted through taxable affiliates. In February 1997, NFI Holding was formed to serve as a holding company for such taxable affiliates. In March 1997, Messrs. Hartman and Anderson acquired all of the outstanding voting common stock of NFI Holding for a total price of $20,000 and we acquired all of the outstanding non-voting preferred stock of NFI Holding for a total price of $1,980,000. The voting common stock is entitled to one percent of the dividend distributions of NFI Holding and the preferred stock is entitled to 99 percent of such distributions. At the time of acquisition of the common stock, Messrs. Hartman and Anderson entered into an agreement of shareholders, to which we are a party, which contains certain management and control provisions and restrictions on transfer of the common stock. The obligations of Messrs. Hartman and Anderson under the agreement of shareholders are secured by the pledge of their common stock in Holding.

  In February 1997, NFI Holding acquired all of the outstanding common stock of NovaStar Mortgage from Messrs. Hartman and Anderson. NovaStar Mortgage thereby became a wholly-owned subsidiary of NFI Holding. Through NFI Holding, we thus own a beneficial interest in 99 percent of the future dividend distributions attributable to NovaStar Mortgage.

  We have entered into a loan sale and purchase agreement with NovaStar Mortgage pursuant to which we agree to buy from time to time and NovaStar Mortgage agrees to sell to us mortgage loans originated or acquired by NovaStar Mortgage. The loan purchase agreement is non-exclusive as to both parties and provides for a fair market value transfer of mortgage loans, generally on a servicing-released basis which means ownership of the loan servicing is transferred with the mortgage loan. Also, under the terms of this agreement, if NovaStar Mortgage chooses to sell its loan originations to other parties, it pays a fee to us for not delivering production under the purchase commitment. The fee is 1% of the principal balance of the loans originated but not sold to us.

  NovaStar Mortgage and NovaStar Financial also entered into a flow subservicing agreement under which NovaStar Mortgage agrees to service our mortgage loans initially for a fixed dollar fee per loan based on the fee in comparable subservicing arrangements. The subservicing agreement became effective with the commencement of NovaStar Mortgage's servicing operation in July 1997. NovaStar Mortgage and NovaStar Financial further entered into an Administrative Services Outsourcing Agreement, dated as of January 30, 1998, pursuant to which NovaStar Mortgage will provide to us on a fee basis certain administrative services, including consulting with respect to the development of mortgage loan products, loan underwriting, loan funding and quality control.

Indebtedness of Management

  Messrs. Hartman and Anderson are indebted to us pursuant to forgivable promissory notes as described under "Management--Executive Compensation--Units Acquired with Forgivable Debt."

Certain Business Relationships

  In connection with a commitment from General Electric Capital Corporation ("GE Capital") to purchase units in our private placement of units in 1996, we agreed that so long as GE Capital owns at least ten percent of the outstanding common stock, assuming full exercise of all warrants, GE Capital will have the right to appoint one director (of up to six authorized directors) or, alternatively, to have board observation rights so long as it maintains more than 20 percent of its initial investment in us. The current director serving pursuant to these provisions is Bart Johnson, who replaced Jenne Britell in 1998. He will stand for election as an independent director at the 1999 annual meeting of stockholders.

  We also agreed, unless GE Capital waives our compliance, (i) to give GE Capital's insurance affiliate FGIC three years' right of first offer to issue credit enhancements on our securitizations, (ii) to permit GE Capital's mortgage company affiliate GE Capital Mortgage Corporation to sell subprime mortgage loans, conforming to underwriting guidelines, to us on an arm's-length basis, and (iii) to pay, subject to the subsequent closing of the private placement, GE Capital's reasonable legal and consulting fees up to $40,000 incurred in the private placement. To ensure that any purchases of subprime mortgage loans from GE Capital Mortgage Corporation are executed at arms-length, we will obtain two independent prices related to any such transaction.

                        CONFLICT OF INTEREST POLICY

  On January 27, 1999, the Board of Directors of NovaStar Financial adopted a Conflict of Interest Policy which includes, among others, the following provisions:

  If a director or officer has an interest that may conflict with those of NovaStar Financial, he or she must immediately disclose the matters and discuss them fully and frankly with the Board of Directors. An interested director or officer may participate in the discussion of the transaction and his or her presence may be counted for purposes of determining a quorum. However, he or she must not vote on any resolution or motion that authorizes, approves or ratifies a contract or transaction in which that director or officer may have a conflict of interest.

  Specifically, no director or officer shall:

  . Accept or seek on behalf of himself/herself, or any immediate family member, any financial advantage or gain of other than nominal value offered as a result of the individual's affiliation with NovaStar Financial;

  . Disclose any confidential information that is available solely as a result of the director or officer's affiliation with NovaStar Financial to any person not authorized to receive such information, or use to the disadvantage of NovaStar Financial any such confidential information, without the express authorization of NovaStar Financial;

  . Knowingly take any action or make any statement intended to influence the conduct of NovaStar Financial in such a way to confer any financial benefit on such person or on any corporation or entity in which the individual has a significant interest or affiliation.

                            SELLING SECURITYHOLDERS

  At the date of this prospectus, the number of shares of offered common stock and warrants which may be offered pursuant to this prospectus by the selling securityholders is as set forth below. In addition, at the date of this prospectus, none of the underlying common stock is currently held by the selling securityholders but may be issued to them pursuant to the exercise of warrants, all of which underlying common stock, to the extent acquired by such selling securityholders, may be offered pursuant to this prospectus.

                              Beneficial       Securities Covered by       Beneficial
                           Ownership Before      Shelf Registration      Ownership After
                               Offering              Statement              Offering
                          ------------------- ------------------------ -------------------
                          No. Shares          No. Shares               No. Shares
                          Outstanding         Outstanding No. Warrants Outstanding
                            Common              Common     or Common     Common
Name                         Stock    Percent    Stock      Stock(1)      Stock    Percent
----                      ----------- ------- ----------- ------------ ----------- -------
Cede & Co.
c/o The Depository Trust
 Company as beneficial
 owner for:
 Eugene Whitney Harris
  Revocable Trust.......       2,500    --         2,500       2,500         --      --
 L. Rothschild, Jr. & L.
  Rothschild III, TTEE
  Edith Rothschild Tr.
  DTD 12/11/89 FBO L.
  Rothschild, Jr. & L.
  Rothschild III........       3,000    --         3,000       3,000         --      --
 L. Rothschild, Jr. & L.
  Rothschild III, TTEE
  Louis Rothschild Tr.
  DTD 12/11/89 FBO L.
  Rothschild, Jr. & L.
  Rothschild III........       2,000    --         2,000       2,000         --      --
 NACLE Distributors,
  Inc. PSP, U/A DTD
  01/01/83, W. Chris
  Elcan TTEE............       2,000    --         2,000       2,000         --      --
 Ilma Glaser Isaac......       2,000    --         2,000       2,000         --      --
 Actor's Fund of
  America...............       7,000    0.1        7,000       7,000         --      --
 Acceptance Insurance
  Company...............     100,000    1.2      100,000     100,000         --      --
 National Automobile &
  Casualty Insurance
  Co....................      33,333    0.4       33,333      33,333         --      --
 General Electric
  Capital Corporation...     666,666    8.2      666,666     666,666         --      --
 Lindner Dividend Fund..     666,667    5.2      666,667     666,667         --      --
 First Financial Fund,
  Inc...................     466,700    5.7      466,700     466,700         --      --
 Wellington Management
  Co....................     275,000    3.4          --          --      275,000     3.5
 Bay Pond Partners,
  L.P...................     200,000    2.5      200,000     200,000         --      --
 Wallace Weitz & Co.....     250,000    3.1          --          --      250,000     3.2
 Weitz Series Fund,
  Inc.--Hickory
  Portfolio.............      20,000    0.2       20,000      20,000         --      --
 Weitz Partners, Inc.--
  Partners Value Fund...     125,000    1.5       65,000      65,000      60,000     0.8
 Weitz Series Fund,
  Inc.--Value
  Portfolio.............     375,000    4.6      185,000     185,000     190,000     2.4
 Weitz Partners III
  Limited Partnership...      63,333    0.8       63,333      63,333         --      --
 UMB F/B/O/ John Adams
  M.D. IRA R/O..........       3,000    --         3,000       3,000         --      --
 United Missouri Bank
  N.A. Cust. Agent for
  Technical Products
  Supply Inc.
  P/S R.J. BJORSETH 37
  8022-02-4.............       2,000    --         2,000       2,000         --      --
                           ---------   ----    ---------   ---------     -------
   Cede & Co. Subtotal..   3,265,199   40.2    2,490,199   2,490,199     775,000     9.9
First Fidelity
 Incorporated
c/o First Union Capital
 Market Groups..........     186,667    2.3      186,667     186,667         --      --
Allis & Co..............      10,000    0.1       10,000      10,000         --      --
Lynne K. Anderson IRA...         200    --           200         200         --      --
Walter Lance Anderson(2)
 and Rania Habiby
 Anderson...............      16,700    0.2       16,700      16,700         --      --
Stifel, Nicolaus & Co.
 William Anderson IRA
 Acct. No. 1163-3334....       1,200    --         1,200       1,200         --      --
William M. Anderson and
 Lynne K. Anderson......       1,300    --         1,300       1,300         --      --
Stifel, Nicolaus &
 Co.(3), C/F William G.
 Ash IRA R/O Account No.
 1220-4030..............       2,000    --         2,000       2,000         --      --
Stifel, Nicolaus, C/F
 Julie Bamburg(18)
 Spousal IRA Acct. No.
 1313-3536..............         943    --           300         300         643     --
Michael L. Bamburg(19)..      23,600    0.3       11,100      11,100      12,500     0.2

                              Beneficial       Securities Covered by       Beneficial
                           Ownership Before      Shelf Registration      Ownership After
                               Offering              Statement              Offering
                          ------------------- ------------------------ -------------------
                          No. Shares          No. Shares               No. Shares
                          Outstanding         Outstanding No. Warrants Outstanding
                            Common              Common     or Common     Common
Name                         Stock    Percent    Stock      Stock(1)      Stock    Percent
----                      ----------- ------- ----------- ------------ ----------- -------
Marianthe Mewkill, TEE
 Smith Breeden Profit
 Sharing Plan DTD
 12/29/83, FBO Michael
 Lee Bamburg(19)........     5,645      0.1      1,900        1,900       3,745      --
Stifel, Nicolaus & Co.,
 C/F Stuart Beath IRA
 Acct. No. 1419-6385....     6,600      0.1      6,600        6,600         --       --
Larry Bender............     4,253      0.1      4,253        4,253         --       --
Stifel, Nicolaus & Co.,
 C/F W. Coleman Bitting
 IRA Acct. No. 1574-
 1789...................     3,400      --       3,400        3,400         --       --
W. Coleman Bitting(4)
 and Jean M. Bitting....     8,700      0.1      6,700        6,700       2,000      --
Martin J. Bloom, TTEE
 Martin J. Bloom Family
 Trust, U/A DTD
 8/18/93................     6,500      0.1      6,500        6,500         --       --
Ivan Bowen..............     2,000      --       2,000        2,000         --       --
George W. Bull..........     5,000      0.1      5,000        5,000         --       --
Juan O. Carden, TTEE
 Juan O. Carden
 Revocable Living Trust
 7/17/95................     2,000      --       2,000        2,000         --       --
Steven R. Carrico and
 Tammy M. Carrico.......     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus Cust.
 for William S. Carter..     6,600      0.1      6,600        6,600         --       --
Craig J. Cerny..........     1,625      --       1,625        1,625         --       --
Marianthe Mewskill, TTEE
 Smith Breeden Profit
 Sharing and 401K Plan
 U/A
 12/29/93, FBO Craig
 Cerny (401K)4..........       875      --         875          875         --       --
Stifel, Nicolaus & Co.,
 C/F Henry W. Clever,
 Jr. IRA R/O Acct. No.
 2243-5082..............     2,000      --       2,000        2,000         --       --
Victor G. Clever, Sr. &
 Maureen Clever, TTEES
 Victor G. Clever, Sr.
 REV Tr; U/A Dtd 2/9/96;
 FBO Victor G. Clever
 Sr.....................     2,000      --       2,000        2,000         --       --
William C. Cohen........     2,000      --       2,000        2,000         --       --
Marcus T. Cohn and
 Francine M. Cohn.......     6,000      0.1      4,000        4,000       2,000      --
Stifel, Nicolaus & Co.,
 C/F John Steven Cole
 IRA Acct. No. 2293-
 8436...................     2,000      --       2,000        2,000         --       --
Richard P. Conerly and
 Iva J. Conerly.........     4,000      --       4,000        4,000         --       --
Stella A. Corley, TTEE
 or Her Successors Under
 Ind. Trust DTD 6/16/88,
 Stella A. Corley,
 Grantor................     2,000      --       2,000        2,000         --       --
Leslie M. Cruvant.......     6,600      0.1      6,600        6,600         --       --
Marilyn Joyce Dame......     2,000      --       2,000        2,000         --       --
Robert V. Dawson........     2,000      --       2,000        2,000         --       --
Daniel C. Dektar and
 Nancy I. Kalow.........    23,333      0.3     13,333       13,333      10,000      0.1
Walter DeVries and Cora
 DeVries, Joint
 Tenants................     2,000      --       2,000        2,000         --       --
Robert M. Dolgin and
 Deborah R. Dolgin......     3,300      0.1      3,300        3,300         --       --
Stifel, Nicolaus & Co.,
 C/F Douglas G. Draper
 IRA Acct. No. 2850-
 0523...................    11,400      0.1     11,400       11,400         --       --
David P. Dunlap.........     6,000      0.1      6,000        6,000         --       --
E.K.S. Investments,
 L.P....................    10,000      0.1      3,000        3,000       7,000      0.1
Stephen A. Eason and
 Kathryn Ellis Eason,
 Tenants in Common......     7,000      0.1      7,000        7,000         --       --
David R. Eidelman.......     2,500      --       2,500        2,500         --       --
Jack R. Eidelman,
 Trustee Jack R.
 Eidelman Rev. Trust dtd
 4/18/80................     4,000      --       2,000        2,000       2,000      --
Rachel Eidelman, TTEE
 FBO Eidelman Family
 Trust, U/W/O Jacob Reby
 DTD 6/3/91.............     2,000      --       2,000        2,000         --       --
David G. Estes(5) and
 Astrid G. Estes........     2,000      --       2,000        2,000         --       --
David S. Evans..........     6,000      0.1      6,000        6,000         --       --
Elton P. Evans Jr.,
 Trustee FBO The Elton
 P. Evans Jr.
 Declaration of Trust
 DTD 6/28/96............     3,500      --       3,500        3,500         --       --
William S. Fagan IRA
 (Separate Property),
 Bear Stearns Securities
 Corp., Custodian.......     5,500      0.1      5,500        5,500         --       --
Sharon E. Fankhauser and
 Jamie S. Fankhauser....     2,000      --       2,000        2,000         --       --

                              Beneficial       Securities Covered by       Beneficial
                           Ownership Before      Shelf Registration      Ownership After
                               Offering              Statement              Offering
                          ------------------- ------------------------ -------------------
                          No. Shares          No. Shares               No. Shares
                          Outstanding         Outstanding No. Warrants Outstanding
                            Common              Common     or Common     Common
Name                         Stock    Percent    Stock      Stock(1)      Stock    Percent
----                      ----------- ------- ----------- ------------ ----------- -------
David L. Farris(20).....    23,045      0.3      6,666        6,666      16,379      0.2
Stifel, Nicolaus & Co.,
 C/F Robert M. Feibel
 IRA Acct. No. 3135-
 0587...................     2,000      --       2,000        2,000         --       --
Bernard H. Feinstein,
 Trustee for Bernard H.
 Feinstein Rev. Living
 Trust 5/17/95..........     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus,
 Custodian for Leon A.
 Felman Keogh Profit
 Sharing Plan...........    22,300      0.3     12,800       12,800       9,500      0.1
Martha B. Fisher........     3,000      --       2,000        2,000       1,000      --
Stifel, Nicolaus & Co.,
 C/F Robert J. Fleming
 IRA R/O Acct. No. 3257-
 4805...................     6,600      0.1      6,600        6,600         --       --
Jeremiah T. Flowers.....     5,000      0.1      5,000        5,000         --       --
Jeffrey Gendelman, TTEE
 Jeffrey Gendelman
 Revocable Trust DTD
 5/7/91.................     2,700      --       2,700        2,700         --       --
Margaret A. Gerber and
 William J. Gerber......     2,000      --       2,000        2,000         --       --
Everett N. Gertsen and
 Carol E. Gertsen.......     3,300      --       3,300        3,300         --       --
Michael J. Giarla and
 Ellen H. Michelson.....    27,000      0.3      3,000        3,000      24,000      0.3
Mark Glass..............     2,000      --       2,000        2,000         --       --
Marion Glicksberg.......     3,300      --       3,300        3,300         --       --
Guenter Goldsmith & Ann
 Goldsmith TTEE Guenter
 & Ann Goldsmith
 Revocable Living Trust
 DTD 5/30/88............     2,000      --       2,000        2,000         --       --
Selma K. Goldstein,
 Trustee for Selma K.
 Goldstein 2/29/84......     2,000      --       2,000        2,000         --       --
Sidney Guller...........     4,000      --       4,000        4,000         --       --
Ann Robin Gwozdz and
 Michael J. Gwozdz......     1,250      --         700          700         550      --
Douglas B. Hansen.......     2,000      --       2,000        2,000         --       --
Scott F. Hartman(6) and
 Cathleen A. Hartman....    20,000      --      20,000       20,000         --       --
Peter T. Healy(5).......     5,000      --       5,000        5,000         --       --
Lore Herzberg, TTEE UAD
 DTD 11/3/89; FBO Lore
 Herzberg...............     4,000      --       2,000        2,000       2,000      --
Craig R. Hildreth and
 Elizabeth C. Hildreth..     2,000      --       1,000        1,000       1,000      --
Frank Hoffman...........     7,000      0.1      7,000        7,000         --       --
R. Russell Hogan........     2,000      --       2,000        2,000         --       --
Homebaker Brand Profit
 Sharing Plan; Leon A.
 Felman TTEE............     5,900      0.1      5,900        5,900         --       --
Insurance Management
 Associates, Inc........     6,000      0.1      6,000        6,000         --       --
Stifel, Nicolaus & Co.,
 C/F Gerald A. Jabaay
 IRA R/O Acct. No. 4434-
 9290...................     6,700      0.1      6,700        6,700         --       --
James Lee Johnson III,
 Trustee James Leon
 Johnson III Revocable
 Trust, Dated 5/4/85....     3,000      --       3,000        3,000         --       --
Matthew E. Just, Jr. ...     6,666      0.1      6,666        6,666         --       --
Paul Just...............     4,000      --       4,000        4,000         --       --
Philip G. Kaplan and
 Judith A. Kaplan.......     2,000      --       2,000        2,000         --       --
Dr. Bruce A. Kauk and
 Janet L. Kauk..........     2,000      --       2,000        2,000         --       --
Michael F. Kickham, TTEE
 Michael F. Kickham Tr
 Dtd 9/5/90.............     4,000      --       2,000        2,000       2,000      --
Myron Klevens, Trustee
 Myron J. Klevens Trust
 DTD 9/15/94............     2,000      --       2,000        2,000         --       --
Jean R. Kluge, Trustee,
 Jean R. Kluge Living
 Trust U/I 11/18/87.....     2,000      --       2,000        2,000         --       --
Mark J. Kohlrus(7) and
 Lisa M. Kohlrus........     4,200      0.1      1,500        1,500       2,700      --
Bernard G. Kohm and
 Barbara Kohm(8)........     2,000      --       2,000        2,000         --       --
Mark J. Koster(9).......     2,650      --       2,650        2,650         --       --
Matthew J. Koster.......     4,400      0.1      2,400        2,400       2,000      --
Patrick R. Koster(10)...     4,000      --       4,000        4,000         --       --
Stribling Koster........     2,000      --       2,000        2,000         --       --

                              Beneficial       Securities Covered by       Beneficial
                           Ownership Before      Shelf Registration      Ownership After
                               Offering              Statement              Offering
                          ------------------- ------------------------ -------------------
                          No. Shares          No. Shares               No. Shares
                          Outstanding         Outstanding No. Warrants Outstanding
                            Common              Common     or Common     Common
Name                         Stock    Percent    Stock      Stock(1)      Stock    Percent
----                      ----------- ------- ----------- ------------ ----------- -------
Stifel, Nicolaus & Co.,
 C/F Ken Kranzberg IRA
 Spousal Acct. No. 4932-
 9221...................     2,000      --       2,000        2,000         --       --
Joel A. Kunin...........     2,000      --       2,000        2,000         --       --
William M. LaWarre......    15,333      0.2     13,333       13,333       2,000      --
Arnold J. Levin and
 Roslyn J. Levin........     2,000      --       2,000        2,000         --       --
Stephen Levin and Amy
 Levin..................     4,000      --       4,000        4,000         --       --
Michael Litwack
 Revocable Trust DTD
 3/8/83.................     5,000      0.1      2,000        2,000       3,000      --
Brent R. Locke..........     2,000      --       2,000        2,000         --       --
David S. Lundeen........     3,000      --       3,000        3,000         --       --
Gerald J. Madigan.......     4,000      --       4,000        4,000         --       --
Lawrence A. Manica(4)
 and Charla M. Manica...     2,500      --       2,000        2,000         500      --
Rickey E. Maples(4) and
 Laurie H. Maples.......    10,000      0.1     10,000       10,000         --       --
Charlotte C. Mehrer.....     2,000      --       2,000        2,000         --       --
Edward W. Mehrer,
 Jr.(12)................    22,000      0.3     10,000       10,000      12,000      0.2
F. Jack Meyering, TTEE
 F. Jack Meyering Trust
 DTD 11/27/89...........    10,000      0.1     10,000       10,000         --       --
Theodore Miedema, TTEE
 Theodore Miedema Trust
 DTD 10/9/93............     2,000      --       2,000        2,000         --       --
Jacob C. Mol............     3,400      --       3,400        3,400         --       --
Kevin M. Moore and
 Kimberly A. Moore......    13,300      0.2     13,300       13,300         --       --
Eugene J. McCabe, M.D...     2,000      --       2,000        2,000         --       --
Kenneth K. Newton.......     3,000      --       3,000        3,000         --       --
Harold W. Nicholas......     2,000      --       2,000        2,000         --       --
NorDruk Partners
 Investment Co.(13).....     2,000      --       2,000        2,000         --       --
Bruce P. Novak..........     6,600      0.1      6,600        6,600         --       --
Charles D. O'Kieffe III,
 TTEE Charles D.
 O'Kieffe III Trust U/A
 DTD 2/2/96.............    10,000      0.1     10,000       10,000         --       --
Aaron Oshevow, Trustee
 for The Oshevow Trust,
 Dated 9/11/89 (314)
 726-3288...............     2,000      --       2,000        2,000         --       --
Louis Pechersky and
 Sarah Pechersky........     2,000      --       2,000        2,000         --       --
David P. Peterson
 Revocable Trust........     6,700      0.1      6,700        6,700         --       --
Douglas L. Phillips
 Inter Vivos Trust dtd
 8/19/88, Douglas L.
 Phillips, Trustee......     2,000      --       2,000        2,000         --       --
Janelle Phillips........     2,000      --       2,000        2,000         --       --
Richard P. Proctor,
 Jr.....................     5,000      0.1      2,000        2,000       3,000      --
William F. Quinn........     2,700      --       2,700        2,700         --       --
Melvin Rabushka, Trustee
 Melvin Rabushka Rev Tr
 DT 9-29-92.............     2,000      --       2,000        2,000         --       --
Adele Reby..............     2,000      --       2,000        2,000         --       --
Robert E. Ribbe, TTEE
 Robert E. Ribbe Trust
 DTD 3/15/91............     4,000      --       2,000        2,000       2,000      --
Edward A. Roach,
 Trustee, Edward A.
 Roach M.D. Trust DTD
 9/28/89................     3,000      --       2,000        2,000       1,000      --
Helene B. Roberson......     3,300               3,300        3,300         --       --
William C. Rosenbaum,
 Jr.....................     7,666      0.1      6,666        6,666       1,000      --
Kenneth J. Rosenthal,
 Trustee, Kenneth J.
 Rosenthal Revocable
 Trust Dtd 6/3/93.......     3,300      --       3,300        3,300         --       --
Louis G. Rothschild
 III....................     2,000      --       2,000        2,000         --       --
Timothy D. Rowe.........    10,000      0.1     10,000       10,000         --       --
Zsolt Rumy..............     8,000      0.1      8,000        8,000         --       --
Fred R. Sale & Susan W.
 Sale TTEE Fred R. Sale
 Tr. UA 8/5/83..........     2,000      --       2,000        2,000         --       --
Julian Seeherman,
 Trustee of the Julian
 Seeherman Revocable
 Trust, FBO Julian
 Seehermen, DTD
 2/26/90................    10,000      0.1     10,000       10,000         --       --
Odis E. Shoaf, Jr.(14)..     2,000      --       2,000        2,000         --       --
Charles W. Smith........     3,000      --       2,000        2,000       1,000      --

                              Beneficial       Securities Covered by       Beneficial
                           Ownership Before      Shelf Registration      Ownership After
                               Offering              Statement              Offering
                          ------------------- ------------------------ -------------------
                          No. Shares          No. Shares               No. Shares
                          Outstanding         Outstanding No. Warrants Outstanding
                            Common              Common     or Common     Common
Name                         Stock    Percent    Stock      Stock(1)      Stock    Percent
----                      ----------- ------- ----------- ------------ ----------- -------
Forrest M. Smith(10)....       200      --         100          100         100      --
Kenneth Smith(9) and
 Lawrence Guillot-
 Smith..................     2,000      --       2,000        2,000         --       --
David Soshnik(4),
 Trustee for David
 Soshnik Trust, DTD
 8/2/93.................     2,000      --       2,000        2,000         --       --
Joseph A. Stieven(4) and
 Mary K. Stieven........     7,000      0.1      7,000        7,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Richard A. Baldwin III
 IRA....................       500      --         319          319         181      --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Robert G. Brackett IRA
 R/O #2 Acct. No. 1725-
 7881...................     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 James J. Brennan.......     3,334      --       3,334        3,334         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for A.
 Ray Cercle(10) IRA
 SPSL...................     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Robert L. Desmond
 I.R.A..................     6,666      0.1      6,666        6,666         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Raymond J. Ellingsworth
 IRA Acct. No. 2992-
 4481...................     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Leon A. Felman IRA
 Rollover...............     4,300      0.1      4,300        4,300         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Milton Goldenberg IRA
 R/O....................     4,000      --       4,000        4,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Girard A. Munsch,
 Jr.(4) IRA Acct. No.
 6099-6176..............     3,000      --       3,000        3,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Michael A. Murphy(4)
 IRA Rollover...........     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Paul E. Pazdan IRA
 R/O....................     3,400      --       3,400        3,400         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Frederick W. Sammons
 IRA R/O................     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Stephen I. Schneider(4)
 IRA....................     2,500      --       2,500        2,500         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Michael L. Sklar IRA
 Spousal................     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Julia S. Sylvester
 IRA....................     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Carl W. Webb IRA.......     2,000      --       2,000        2,000         --       --
Stifel, Nicolaus & Co.,
 Inc., Custodian for
 Earl J. Wipfler, Jr.
 IRA Rollover Acct. No.
 8800-7061..............     4,000      --       4,000        4,000         --       --
Mike Straneva...........       300      --         300          300         --       --
Robert L. Suffian and
 Carolyn C. Suffian.....     2,000      --       2,000        2,000         --       --
Russell E. Tackett and
 Terry D. Tackett.......     2,000      --       2,000        2,000         --       --
Daryl Ter Harr and
 Patricia Ter Harr......     2,000      --       2,000        2,000         --       --
Thomas A. Thoma TTEE U/A
 DTD 03/31/90 by Thomas
 A. Thoma...............     2,000      --       2,000        2,000         --       --
Michael J. Tompkins.....    13,300      0.2     13,300       13,300         --       --
Stifel, Nicolaus & Co.,
 C/F Jerrold Vesper IRA
 Acct. No. 8368-5961....     2,000      --       2,000        2,000         --       --
Garry Vickar IRA........     2,000      --       2,000        2,000         --       --
Mary G. VonGontard, TTRE
 Mary G. VonGontard Liv
 Trust Dtd 10/12/93.....     2,000      --       2,000        2,000         --       --
George H. Walker
 III(15)................     5,000      0.1      2,000        2,000       3,000      --
Bertha L. Wallbrunn.....     1,000      --       1,000        1,000         --       --
Stephen S. Wasserman(4)
 & Judith B.Wasserman,
 TTEES Stephen S.
 Wasserman Rev Tr DTD
 3/26/94................     2,000      --       2,000        2,000         --       --

                              Beneficial       Securities Covered by        Beneficial
                           Ownership Before      Shelf Registration       Ownership After
                               Offering              Statement               Offering
                          ------------------- ------------------------- -------------------
                          No. Shares          No. Shares                No. Shares
                          Outstanding         Outstanding  No. Warrants Outstanding
                            Common              Common      or Common     Common
Name                         Stock    Percent    Stock       Stock(1)      Stock    Percent
----                      ----------- ------- -----------  ------------ ----------- -------
Nancy N. Weaver, TTEE
 Nancy N. Weaver Rev.
 Trust DTD 7/24/95......       3,000     --        3,000        3,000          --      --
Christopher J. Whybrow
 and Cynthia C.
 Whybrow................       2,000     --        2,000        2,000          --      --
Peter Douglas Wierenga..       2,000     --        2,000        2,000          --      --
R. Keith Wilson(16) and
 Barbara A. Wilson......       2,000     --        2,000        2,000          --      --
Woodsmill Limited.......       2,000     --        2,000        2,000          --      --
W. Lance Anderson(2) and
 Rania H. Anderson......       8,500     0.1       8,500        8,500          --      --
Phillip R. Pollock(17)..       1,000     --        1,000        1,000          --      --
Scott F. Hartman(6).....      36,111     0.4      36,111       36,111          --      --
Scott F. Hartman(6).....      36,111     0.4      36,111       36,111          --      --
Scott F. Hartman(6).....      36,111     0.4      36,111       36,111          --      --
W. Lance Anderson(2)....      36,111     0.4      36,111       36,111          --      --
W. Lance Anderson(2)....      36,111     0.4      36,111       36,111          --      --
W. Lance Anderson(2)....      36,111     0.4      36,111       36,111          --      --
Stanley Edelstein and
 Susan G. Edelstein,
 TTEES Stanley M.
 Edelstein Revocable
 Trust U/A DTD 5/4/95...       2,000     --        2,000        2,000          --      --
Julius Weissman, TTEE
 FBO Julius Weissman U/A
 DTD 11/30/89...........       2,000     --        2,000        2,000          --      --
William Wallbrunn.......       1,000     --        1,000        1,000          --      --
Stifel Warrant
 Recipients(18)                                                                --      --
 W. Coleman Biting(4)...         --      --          --         5,000          --      --
 W. Coleman Biting(4)...         --      --          --         5,000          --      --
 W. Coleman Biting(4)...         --      --          --         5,000          --      --
 Ricky E. Maples(4).....         --      --          --         6,819          --      --
 Ricky E. Maples(4).....         --      --          --         6,819          --      --
 Ricky E. Maples(4).....         --      --          --         6,820          --      --
 Patrick R. Koster(10)..         --      --          --         1,581          --      --
 Patrick R. Koster(10)..         --      --          --         1,581          --      --
 Patrick R. Koster(10)..         --      --          --         1,582          --      --
 Kenneth C. Smith(9)....         --      --          --           741          --      --
 Kenneth C. Smith(9)....         --      --          --           741          --      --
 Kenneth C. Smith(9)....         --      --          --           742          --      --
 Mark J. Ross...........         --      --          --           741          --      --
 Mark J. Ross...........         --      --          --           741          --      --
 Mark J. Ross...........         --      --          --           742          --      --
 Shelly Swan............         --      --          --            33          --      --
 Shelly Swan............         --      --          --            33          --      --
 Shelly Swan............         --      --          --            34          --      --
 Stifel, Nicolaus &
  Company,
  Incorporated..........         --      --          --        55,250          --      --
                           ---------          ----------    ---------    ---------
   Stifel, Nicolaus &
    Company,
    Incorporated
    Subtotal............         --      --          --       100,000          --      --
                           ---------          ----------    ---------    ---------
   Subtotal.............   1,189,417    14.6   1,059,619    1,159,619      129,798     1.6
                           ---------   -----  ----------    ---------    ---------   -----
   Subtotal.............   4,454,616    54.8   3,549,818    3,649,818      904,798    11.1
   Warrants exercised...                             181          181
   Shareholders not
    subject to this
    filing..............   3,672,698    45.2  (3,549,999)         --     7,222,516    88.9
                           ---------   -----  ----------    ---------    ---------   -----
   Total................   8,127,314   100.0%  3,549,999    3,649,999    8,127,314   100.0%
                           =========   =====  ==========    =========    =========   =====

--------

 (1) Reflects shares of common stock issuable to such holder upon the exercise of warrants at the exercise price of $15.00 as required pursuant to the terms of the warrants.

 (2) Co-founder, Director, President and Chief Operating Officer of NovaStar Financial, Inc.

 (3) Stifel, Nicolaus & Company, Inc., was the placement agent for the private placement offering of units.

 (4) Senior Vice President of Stifel.

 (5) Attorney at O'Melveny & Myers LLP, counsel to Stifel.

 (6) Co-founder, Chairman of the Board, Secretary and Chief Executive Officer of NovaStar Financial, Inc.

 (7) Senior Vice President, Treasurer and Chief Financial Officer of NovaStar Financial, Inc. and wife.

 (8) Vice President of Stifel and his spouse.

 (9) Assistant Vice President of Stifel.
(10) First Vice President of Stifel.
(11) Senior Vice President of Stifel and his spouse.

(12) Independent director of NovaStar Financial, Inc.
(13) A subsidiary of Stifel.
(14) Former employee of Stifel.
(15) Chairman of the Board of Stifel.
(16) Vice President of Stifel.
(17) Attorney at Tobin & Tobin, counsel to NovaStar Financial, Inc.
(18) Warrants issued to Stifel pursuant to the terms of the Purchase Terms Agreement and subsequently divided by Stifel among the employees shown.
(19) Senior Vice President and Chief Investment Officer of NovaStar Financial, Inc. or his spouse.
(20) Vice President of NovaStar Financial, Inc.

                      FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax considerations that may be relevant to a prospective purchaser of securities. This discussion is based on current law. The following discussion is not exhaustive of all possible tax considerations. It does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor's particular circumstances or to certain types of investors, including insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under federal income tax laws.

  Each prospective purchaser of the securities is urged to consult with his or her own tax advisor regarding the specific consequences to him or her of the purchase, ownership and sale of the securities, including the federal, state, local, foreign and other tax considerations of such purchase, ownership and sale and the potential changes in applicable tax laws.

General

  The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with certain limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation", at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on Taxable Income that is not currently distributed to its stockholders.

  NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of special tax counsel

  Jeffers, Wilson, Shaff & Falk, LLP, tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, the private placement, our initial public offering, this offering and NovaStar Financial's election to be taxed as a REIT. Based on existing law and certain representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through September 30, 1998, the date of the unaudited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 1998 and in subsequent years. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by tax counsel. Moreover, certain aspects of operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel's opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

  The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders.

  In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent NovaStar Financial would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

QUALIFICATION AS A REIT

  To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

  OWNERSHIP OF STOCK. For all taxable years after the first taxable year for which a REIT election is made, NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement, NovaStar Financial has had more than 100 shareholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50 percent in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, the attribution rules of Section 544 of the Code apply. NovaStar Financial's charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50 percent by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50 percent/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.

  NATURE OF ASSETS. On the last day of each calendar quarter at least 75 percent of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items (the
"75 percent of assets test"). NovaStar Financial expects that substantially all of its assets, other than the preferred stock of the taxable affiliate of NovaStar Financial, will be "qualified REIT assets." Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. NovaStar Financial has complied with the 75 percent of assets test for each quarter since inception of its REIT election.

  On the last day of each calendar quarter, of the investments in securities not included in the 75 percent of assets test, the value of any one issuer's securities may not exceed 5 percent by value of total assets and NovaStar Financial may not own more than ten percent of any one issuer's outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to less than 25 percent, in the aggregate, by value of its portfolio, to less than 5 percent by value as to any single issuer, including the stock of any taxable affiliate, and to less than 10 percent of the voting stock of any single issuer (collectively the "25 percent of assets limits"). If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. As of September 30, 1998, NovaStar Financial complied with the tests described in this paragraph.

  When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75 percent of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

  Sources of Income. NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

  1. The 75 percent Test. At least 75 percent of gross income (the "75 percent of income test") for the taxable year must be derived from the following sources among others: (1) interest (other than interest based in whole or in part on the income or profits of any person) on obligations secured by mortgages on real property or on interests in real property; (2) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business ("dealer property"); (3) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property ("foreclosure property"); (4) income received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property) (for example, commitment fees); (5) rents from real property; and (6) income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of NovaStar Financial received during the one-year period beginning on the day such proceeds were received ("qualified temporary investment income"). The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75 percent of income test. As of September 30, 1998, NovaStar Financial complied with the 75 percent income test on an annualized basis.

  2. The 95 percent Test. In addition to deriving 75 percent of its gross income from the sources listed above, at least an additional 20 percent of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property (the "95 percent of income test"). Income attributable to assets other than qualified REIT assets, such as income from or gain on the disposition of qualified hedges, dividends on stock including any dividends from a taxable affiliate, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95 percent of income test only, and will not be qualified income for purposes of the 75 percent of income test. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95 percent or 75 percent of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95 percent of income test. Moreover, in order to help ensure compliance with the 95 percent of income test and the 75 percent of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires (other than the shares of the preferred stock of any taxable affiliate and qualified hedges) to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of September 30, 1998, NovaStar Financial complied with the 95 percent income test on an annualized basis.

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


  For purposes of determining whether NovaStar Financial complies with the 75 percent of income test and the 95 percent of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100 percent tax.

  NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75 percent of income test and the 95 percent of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.

  Failure to satisfy one or both of the 75 percent or 95 percent of income tests for any year may result in either (a) a 100 percent tax on the greater of the amounts of income by which it failed to comply with the 75 percent test of income or the 95 percent of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95 percent or the 75 percent of income tests will be available in any particular circumstance.

  DISTRIBUTIONS. NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to (1) 95 percent of its Taxable Income before deduction of dividends paid and excluding net capital gain, plus
(2) 95 percent of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less (3) any "excess noncash income" (the "95 percent distribution test").

  NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 95 percent distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. A nondeductible excise tax, equal to 4 percent of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year (or declared during the last quarter of the year and paid during January of the succeeding year) are less than the sum of (1) 85 percent of the Company's "ordinary income," (2) 95 percent of the Company's capital gain net income and (3) income not distributed in earlier years.

  If NovaStar Financial fails to meet the 95 percent distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax.

TAXATION OF NOVASTAR FINANCIAL

  In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year.

  In addition, NovaStar Financial will also be subject to a tax of 100 percent of net income from any prohibited transaction and will be subject to a 100 percent tax on the greater of the amount by which it fails

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either the 75 percent or 95 percent of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

  If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as "foreclosure property." Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35 percent. Income from foreclosure property will not be subject to the 100 percent tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

  NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable affiliates. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100 percent as income from prohibited transactions. Such taxable affiliate will not be subject to this 100 percent tax on income from prohibited transactions, which is only applicable to REITs.

  NovaStar Financial will also be subject to the nondeductible four percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. NovaStar Financial generally will declare its fourth regular annual dividend during the final quarter of the year and make such dividend distribution no later than thirty-one (31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on NovaStar Financial would reduce the amount of cash available for distribution to stockholders.

  As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for "performance based compensation" meeting each of the following criteria: (1) the agreement must have been approved by the corporation's stockholders, (2) the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation and (3) under the agreement compensation payable to the employee must be based on objective performance criteria and the meeting of this criteria is certified by the compensation committee. Based on certain representations of NovaStar Financial, counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the million dollar limit.

Taxation of Taxable Affiliates

  NovaStar Financial has caused, and will continue to cause, the creation and sale of mortgage assets or conduct certain hedging activities through one or more taxable affiliates. To date, NovaStar Financial has caused the formation of Holding and NovaStar Mortgage, the wholly owned subsidiary of Holding. NovaStar Financial owns all of the preferred stock issued by Holding. The common stock is the sole class of voting stock of Holding, although NovaStar Financial would be entitled to vote on any matter that could adversely affect the rights of its preferred stock in Holding. The assets of Holding consist of the issued capital stock of NovaStar Mortgage and a nominal amount of cash.

  In order to ensure that NovaStar Financial will not violate the prohibition on ownership of more than 10 percent of the voting stock of a single issuer and the prohibition on investing more than 5 percent of the value of its assets in the stock or securities of a single issuer, NovaStar Financial will primarily own only shares of nonvoting preferred stock of Holding and will not own any of the Holding's common stock. NovaStar Financial will monitor the value of its investment in Holding on a quarterly basis to limit the risk of violating any of the tests that comprise the 25 percent of assets limits. In addition, the dividends that Holding pays to NovaStar Financial will not qualify as income from qualified REIT assets for purposes of the 75 percent of

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


income test, and in all events would have to be limited, along with other interest, dividends, gains on the sale of securities, hedging income, and other income not derived from qualified REIT assets to less than 25 percent of gross revenues in each year. Holding will not elect REIT status, will be subject to income taxation on its net earnings and will generally be able to distribute only its net earnings to its stockholders, including NovaStar Financial, as dividend distributions. If Holding creates a taxable mortgage pool, such pool itself will constitute a separate taxable subsidiary of Holding. Holding would be unable to offset the income derived from such a taxable mortgage pool with losses derived from any other activities.

Termination or Revocation of REIT Status

  The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the requirements described above. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply: (1) NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year, (2) inclusion of incorrect information in such return was not due to fraud with intent to evade tax and (3) NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect. NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

  Failure to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of the Company's Stockholders

  General. For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

  Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.

  Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

  If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.

  NovaStar Financial, exclusive of its taxable affiliates, does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or

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business income as defined in Section 512 of the Code ("UBTI"). If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.

  NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Taxation of Tax-Exempt Entities

  In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. The Internal Revenue Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute UBTI and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be UBTI, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under certain conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10 percent of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as UBTI.

  For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in NovaStar Financial will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

Foreign Investors

  The preceding discussion does not address the federal income tax consequences to foreign investors (non-resident aliens and foreign corporations as defined in the Code) of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial in order to claim such treatment.

Recordkeeping Requirement

  A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares, e.g., if NovaStar Financial has over 200 but fewer than 2,000 stockholders of record, from persons holding 1 percent or more of outstanding shares of stock and if NovaStar Financial has 200 or fewer stockholders of record, from persons holding 1/2 percent or more of the stock, regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with

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


the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup Withholding

  The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a stockholder, among other things, (1) fails to furnish NovaStar Financial with a properly certified taxpayer identification number, (2) furnishes NovaStar Financial with an incorrect taxpayer identification number, (3) fails properly to report interest or dividends from any source or (4) under certain circumstances fails to provide NovaStar Financial or the stockholder's securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

  The backup withholding rate is 31 percent of "reportable payments," which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.

  NovaStar Financial will report to its stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and Local Taxes

  State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in NovaStar Financial's stock.

ERISA Investors

  A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, a "plan"), should consider (1) whether the ownership of NovaStar Financial's stock is in accordance with the documents and instruments governing the Plan,
(2) whether the ownership of NovaStar Financial's stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA (if applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA,
(3) the prohibitions under ERISA on improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits (by action or inaction) the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets and (4) the need to value the assets of the plan annually.

  As to the "plan assets" issue noted in clause (3) above, based on certain representations of NovaStar Financial, tax counsel is of the opinion that NovaStar Financial's common stock will qualify as "publicly offered securities" within the meaning of the regulations defining "plan assets" and therefore, in most circumstances, the common stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock.

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

                          DESCRIPTION OF CAPITAL STOCK

General

  Our authorized capital stock will consist of 46,450,000 shares of common stock, of which 8,127,314 shares will be outstanding, and 3,550,000 shares of unclassified capital stock, none of which will be outstanding.

Historical Capital Structure

  Our authorized capital stock consists of 50,000,000 shares of capital stock, $0.01 par value. These shares of capital stock were initially classified as common stock. Our charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into other classes or series of capital stock, including classes or series of preferred stock. On December 6, 1996, we supplemented our charter to divide and classify 3,550,000 shares of our capital stock into a class of preferred stock. The preferred stock had the rights and privileges of, and was subject to the conditions and terms set forth in, our Articles Supplementary. On December 9, 1996, we issued (1) 3,333,333 shares of preferred stock as part of the units sold in our private placement, each unit consisting of one share of preferred stock and one warrant; and (2) 216,666 shares of preferred stock as part of the units acquired by the founders with forgivable debt. Effective on the closing of our initial public offering in December 1997, such shares of outstanding preferred stock automatically converted to common stock. Shares of the preferred stock which we received upon the conversion and all remaining authorized shares of preferred stock were restored to the status of authorized but unissued shares of capital stock, without designation as to class.

  The following summary of the rights of the common stock is qualified in its entirety by reference to our charter. A copy of our charter has been filed with the Commission as an exhibit to the Shelf Registration Statement of which this Prospectus is a part. Additionally, you should note the possible effect of any future preferred stock issuances should such an issuance occur, as summarized below.

Common Stock

  Voting. Each holder of common stock is entitled to one vote for each share of record on each matter submitted to a vote of holders of our capital stock. Our charter does not provide for cumulative voting. Accordingly, the holders of a majority of the outstanding shares of capital stock have the power to elect all directors to be elected each year.

  We hold annual meetings of our stockholders. Special meetings may be called by any member of the Board of Directors, by the President or generally by stockholders holding at least 20 percent of the outstanding shares of capital stock entitled to be voted at the meeting. Our charter may be amended in accordance with Maryland law, subject to certain limitations set forth in the charter.

  Dividends; Liquidation; Other Rights. Since the conversion of all outstanding shares of preferred stock upon the closing of our initial public offering, the holders of shares of our common stock have become entitled to receive dividends when, as, and if declared by the Board of Directors out of funds that are legally available. In the event of liquidation, dissolution or winding up of NovaStar Financial, the holders of our common stock will share ratably in all the assets of NovaStar Financial remaining after the payment of liabilities and after payment of the liquidation preference of any shares, classes or series of preferred stock that may be issued and outstanding. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of common stock. The common stock is nonassessable.

Preferred Stock

  Preferred stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Board of Directors. Preferred stock would be

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

available for possible future financing of, or acquisitions by, NovaStar Financial and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of preferred stock could have the effect of making more difficult any attempt to gain control of NovaStar Financial by means of a merger, tender offer, proxy contest or otherwise. Preferred stock, if issued, would have a preference on dividend payments. This would affect our ability to make dividend distributions to the holders of our common stock.

Registration Rights

  Each purchaser of units in our private placement is entitled to certain rights with respect to registration under the Securities Act. With respect to the shares of our common stock into which the shares of preferred stock have been converted, the warrants and the shares of underlying common stock, there is a Registration Rights Agreement. According to the Registration Rights Agreement, we have agreed to file with the Commission, within six months after the closing of our initial public offering, and then to use our best efforts to effectuate, the Shelf Registration Statement of which this Prospectus is a part. We also agreed to use our best efforts to have the shares of common stock, upon the effectiveness of the initial public offering, and the warrants, upon the effectiveness of the Shelf Registration Agreement, approved for quotation on the NYSE. We will be required to keep the Shelf Registration Statement effective until the sooner of three years or such time as, in the written opinion of our counsel, such registration is not required for the unrestricted resale of shares of common stock or warrants entitled to registration rights under the Registration Rights Agreement. In addition, with respect to each investor who purchased 5% or more of the units sold in the private placement, a "5% purchaser", we have agreed to include with each registration statement we file that relates to a new issuance of common stock during the term of the Registration Rights Agreement, shares of common stock of such 5% purchaser resulting from the conversion of the preferred stock or the exercise of warrants, subject to certain conditions. Such conditions provide, among other things, that the managing underwriter in any offering being so registered may determine that all of such shares of common stock proposed to be included in the offering cannot be sold. If this is the case, the number of such shares included will be reduced pro rata among such 5% purchasers proposing to participate according to the number of such shares proposed to be sold. Provided, however, that with respect to our first two public offerings of common stock exceeding a $50 million threshold, such purchasers will be entitled to participate pro rata in any amount that can be sold in excess of $50 million per offering. Following the end of the effectiveness of the Shelf Registration Statement, each 5% purchaser shall have two demand registration rights, unless, in a written opinion of our counsel which is reasonably acceptable to such purchaser, such registration is not necessary for such 5% purchaser to sell its shares in the manner contemplated in compliance with applicable securities laws. If requested by any participating 5% purchaser, our management will conduct road shows to assist such 5% purchaser in selling its shares under either the Shelf Registration Statement or the demand registrations.

  Messrs. Hartman and Anderson, as holders of the 216,666 shares of currently outstanding common stock, are entitled to certain rights with respect to registration under the Securities Act of such common stock. Under the terms of a Founders Registration Rights Agreement, such holders are entitled to include shares of our common stock held by such holders, subject to certain conditions and limitations, within any of our proposed registration statements under the Securities Act with respect to a firm commitment underwritten public offering of common stock, either for its own account or for the account of other security holders.

Private Placement Purchase Terms Agreement

  According to a Purchase Terms Agreement between NovaStar Financial and the placement agent in our private placement, we agreed to a number of provisions for the benefit of the purchasers of units. The Purchase Terms Agreement included, among other covenants, the following: (1) financial reporting and information requirements prior to our initial public offering; (2) approval by a majority of independent directors of material increases in management compensation; (3) restrictions on affiliated transactions, excluding transactions with GE Capital and its affiliates; (4) prohibitions on entering unrelated lines of business, including, but not limited

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


to, investments in commercial and multifamily mortgage and mortgage-backed securities or other REITs; (5) maintenance of key man life insurance on Messrs. Hartman and Anderson for five years; (6) maintenance of our status as a REIT;
(7) changes in the capital allocation guidelines and hedge policies; (8) undertaking to carry out a liquidation of NovaStar Financial upon the vote of a majority of the stockholders recommending such action and (9) prohibition on grants of stock options or other awards under our 1996 Stock Option Plan prior to our initial public offering other than those stock options described in "Management--Executive Compensation."

  Since our initial public offering or, in the case of clauses (4) and (5) above, for one year following our initial public offering, the provisions of clauses (2) through (7) above may be modified or waived by a majority of independent directors. During such one-year period, clauses (4) and (5) may be waived by a unanimous vote of the Board of Directors. Clauses (8) and (9) terminated upon the closing of our initial public offering.

Repurchase of Shares and Restriction on Transfer

  Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, which is the "50%/5 stockholder test", and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

  In order that we may meet these requirements at all times, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock. For this purpose, the term "ownership" is defined in accordance with the REIT provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

  For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in the charter, many types of entities may own directly more than the 9.8% limit because such entities shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules. Accordingly, under certain circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of our capital stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. We have greater than 100 shareholders of record.

  Under the constructive ownership provisions of Section 544 of the Code, a holder of a warrant will be treated as owning the number of shares of capital stock into which such warrant may be converted.

  Our charter further provides that if any transfer of shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of capital stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the

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


nearest whole shares) shall be automatically transferred to the trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of common stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our Board of Directors, in their discretion, may waive these requirements on owning shares in excess of the ownership limitations.

  Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to NovaStar Financial, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to NovaStar Financial, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

  The term "market price" on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price for such shares on such date. The "closing price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares. In either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  Every owner of more than 5% or such lower percentage as required by the Code or the regulations promulgated thereunder of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held.

Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

  Subject to certain limitations, our Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may waive the ownership limitations for and at the request of certain purchasers in this offering or subsequent purchasers.

  The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock.

Indemnification

  Our charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to NovaStar Financial or our stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

Business Acquisitions Statutes

  Under the Maryland GCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "interested stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the Maryland GCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with any purchaser of units in the private placement (or an affiliate thereof) or to any other future business combination with NovaStar Financial. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of units.

Control Share Acquisitions

  The Maryland GCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

  A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions including an undertaking to pay expenses, may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares," except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of "control share acquisitions."

  The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. We have adopted a provision in our bylaws that exempts our shares of capital stock from application of the control share acquisition statute. No assurance can be given, however, that such bylaw provision may not be removed at any time by amendment of the bylaws.

Transfer Agent and Registrar

  We have appointed UMB Bank N.A. as transfer agent and registrar with respect to the common stock and the warrants.

                            DESCRIPTION OF WARRANTS

  The warrants were issued pursuant to a warrant agreement dated as of December 9, 1996 between NovaStar Financial and the warrant agent. We were previously acting as the initial warrant agent. The following summary of certain provisions of the warrant agreement is not complete and is qualified in its entirety by reference to the warrant agreement including the definitions therein of certain terms used below. A copy of the warrant agreement is filed with the Commission along with the Shelf Registration Statement of which this prospectus is a part.

  The warrants were originally issued as part of the units, each unit consisting of one share of preferred stock and one warrant. The warrants were represented by the preferred stock, which have an endorsement representing beneficial ownership of the related warrants on deposit with the warrant agent as custodian for the registered holders of the warrant. Prior to conversion, transfer of a share of preferred stock to which the related warrant has not been exercised constituted transfer of a holder's beneficial interest in the related warrant. Upon closing of our initial public offering, each share of preferred stock automatically converted into one share of common stock and the registered holder of the preferred stock received a stock certificate representing the common stock and a certificate from the warrant agent evidencing a separately transferable warrant. Certain warrants issued to the placement agent are evidenced by warrant certificates issued at that time. The warrants and the underlying common stock are being registered under the Shelf Registration Statement of which this prospectus forms a part. Holders of the warrants have certain registration rights. The warrants are exercisable beginning on the earlier of the date of effectiveness of the Shelf Registration Statement or six months following the closing of our initial public offering. The warrants will remain exercisable until the third anniversary of the exercise date at an exercise price of $15.00 per share of common stock and will be subject to anti-dilution protection.

  Each warrant, when exercised, will entitle its holder to receive one share of our common stock at the exercise price. The exercise price per warrant was established at the time of our initial private placement of units, prior to our commencement of operations, and was fixed by management at the per unit offering price.

  The warrants may be exercised by surrendering to the warrant agent the definitive warrant certificates evidencing such warrants, the accompanying form of election to purchase properly completed and executed, and payment of the exercise price. Payment of the exercise price may be made (a) in the form of cash or by certified or official bank check payable to the order of NovaStar Financial or (b) by surrendering additional warrants or shares of our common stock for cancellation to the extent we may lawfully accept shares of our common stock, with the value of such shares of our common stock for such purpose to equal the average trading price of our common stock during the ten trading days preceding the date surrendered and the value of the warrants to equal the difference between the value of a share of our common stock and the exercise price. Upon surrender of the warrant certificate and payment of the exercise price and any other applicable amounts, the warrant agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of our common stock or other securities or property to which such holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

  No fractional shares of our common stock will be issued upon exercise of the warrants. The holders of the warrants have no right to vote on matters submitted to our stockholders and have no right to receive dividends. The holders of the warrants not yet exercised are not entitled to share in the assets of NovaStar Financial in the event of our liquidation, our dissolution or the winding up of our affairs.

  The exercise price will be appropriately adjusted if we (1) pay a dividend or makes a distribution on our common stock in shares of our common stock, (2) subdivide our outstanding shares of our common stock into a greater number of shares, (3) combine our outstanding shares of our common stock into a smaller number of shares, (4) issue by reclassification of our common stock any shares of our capital stock, or (5) issue shares of capital stock at a price below the greater of (a) $15 or (b) fair market value. This clause (5) did not apply to our initial public offering.

  In case of certain consolidations or mergers of NovaStar Financial, or our liquidation or the sale of all or substantially all of our assets to another corporation, each warrant will thereafter be deemed exercised for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto and into shares of our common stock since our initial public offering, less the exercise price.

                              PLAN OF DISTRIBUTION

  The offered common stock, the warrants and the underlying common stock subsequently acquired by the selling securityholders pursuant to the exercise of outstanding warrants, may be offered for sale from time to time by the selling securityholders named in this prospectus, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Under certain circumstances, the selling securityholders and any broker-dealers that act in connection with the sale of such securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of offered common stock, warrants or underlying common stock is made, if required, a prospectus supplement will be distributed that will set forth the aggregate amount of such securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement and, if necessary, a post-effective amendment to the Shelf Registration Statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.

  The underlying common stock offered hereby will be sold directly by us to the warrantholder at the exercise price of the warrants and pursuant to the terms and conditions of the warrant agreement governing the warrants, a copy of which has been filed as an exhibit to the Shelf Registration Statement of which this prospectus is a part. The exercise price per warrant was established at the time of the private placement, prior to its commencement of operations, and was fixed by management at the per unit offering price.

  To comply with the securities laws of certain jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  Pursuant to the Registration Rights Agreement entered into in connection with the private placement, the holders of the securities covered by this prospectus have agreed not to effect any public sale or distribution of any of our securities for a period beginning 10 days prior to, and ending 90 days following, the closing of an underwritten public offering by NovaStar Financial.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby and certain legal matters will be passed upon by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Jeffers, Wilson, Shaff & Falk, LLP, Irvine, California.

                                    EXPERTS

  Our balance sheets as of December 31, 1997 and 1996 and our statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from September 13, 1996 (inception) to December 31, 1996 have been incorporated by reference in this prospectus, in reliance on the report of KPMG LLP, formerly known as KPMG Peat Marwick LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  . Annual Report on Form 10-K for the year ended December 31, 1997;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998,
    June 30, 1998 and September 30, 1998; and

  . Current Reports on Form 8-K, filed July 6, 1998, October 12, 1998,
    October 13, 1998, October 15, 1998 and December 22, 1998.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    NovaStar Financial, Inc.
    1901 West 47th Place, Suite 105
    Westwood, Kansas 66205
    (913) 362-1090

  You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    GLOSSARY

  As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

  "agency" means FNMA, FHLMC or GNMA.

  "agency certificates" means pass-through certificates guaranteed by FNMA, FHLMC or GNMA.

  "ARM" or "adjustable-rate mortgage" means a mortgage loan (including any mortgage loan underlying a mortgage security) that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

  "capital stock" means the shares of capital stock issuable by NovaStar Financial under its charter, and includes common stock and preferred stock.

  "CMO" or "collateralized mortgage obligations" means adjustable or short-term fixed-rate debt obligations (bonds) that are collateralized by mortgage loans or pass-through certificates and issued by private institutions or issued or guaranteed by GNMA, FNMA or FHLMC.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single family (one to four units) residences.

  "DER" means dividend equivalent rights, an element of our Stock Option Plan, which are granted together with certain stock options.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FHA" means the United States Federal Housing Administration.

  "FHLMC" means the Federal Home Loan Mortgage Corporation.

  "founders" means Scott F. Hartman and W. Lance Anderson.

  "FNMA" means Fannie Mae, previously the Federal National Mortgage
Association.

  "GAAP" means generally accepted accounting principles.

  "GNMA" means Ginnie Mae, previously the Government National Mortgage Association.

  "NFI Holding" means NFI Holding Corporation, a taxable affiliate of NovaStar Financial.

  "independent directors" means a director of NovaStar Financial who is not an officer or employee of NovaStar Financial or any affiliate (excluding GE Capital and its affiliates) or subsidiary of NovaStar Financial.

  "IPO" means NovaStar Financial's initial public offering, which closed on December 1, 1997.

  "ISOs" means qualified incentive stock options granted under our 1996 Stock Option Plan which meet the requirements of Section 422 of the Code.

  "LTV" or "loan-to-value ratio" is the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

  "Maryland GCL" means the general corporation laws of the State of Maryland, the state in which NovaStar Financial, Inc. is incorporated.

  "mortgage assets" means (i) mortgage loans, and (ii) mortgage securities, and
(iii) other qualified REIT assets.

  "mortgage securities" means (i) pass-through certificates and (ii) CMOs.

  "net interest spread" means the difference between the annual yield earned on interest-earning assets and the rate paid on borrowings.

  "NCFC" means NovaStar Certificates Financing Corporation, a wholly-owned, REIT qualified subsidiary of NovaStar Financial.

  "NovaStar Mortgage" means NovaStar Mortgage, Inc., a taxable affiliate of NovaStar Financial, Inc.

  "NQSOs" means non-qualified stock options, an element of our 1996 Stock Option Plan, which are not treated as ISOs pursuant to Section 422 of the Code.

  "NYSE" means the New York Stock Exchange.

  "Pass-Through Certificates" means securities (or interests therein) which are qualified REIT assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective undivided interests in the pool.

  "private placement" means NovaStar Financial's private placement of units which closed December 9, 1996. Each unit consisted of one share of convertible preferred stock and one warrant to purchase one share of common stock.

  "qualified hedge" means (i) for the years 1996 and 1997 a hedging contract that has each of the following attributes: (a) the hedging contract must be a swap or cap agreement, as contemplated by Section 1.446-3 of the Treasury Regulations; (b) the swap or cap agreement must be a bona fide interest rate swap or cap agreement entered into by NovaStar Financial to hedge any variable rate indebtedness of NovaStar Financial incurred or to be incurred to acquire or carry real estate assets; (c) NovaStar Financial will not treat as a qualified hedge any hedging instrument acquired to hedge an asset of NovaStar Financial; and (d) NovaStar Financial will only treat as a qualified hedge a hedging instrument acquired to hedge a variable rate indebtedness secured by a variable rate asset that itself is subject to periodic or lifetime interest rate caps, or a variable rate indebtedness that is subject to a different interest rate index from that of NovaStar Financial's asset securing such variable rate indebtedness; (ii) for 1998 and thereafter, a qualified hedge is any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by NovaStar Financial in a transaction to reduce NovaStar Financial's interest rate risk with respect to indebtedness (including NovaStar Financial's reverse repurchase obligations) incurred or to be incurred by NovaStar Financial to acquire and carry mortgage assets or other real estate assets.

  "qualified REIT assets" means pass-through certificates, mortgage loans, agency certificates and other assets of the type described in Code Section 856(c)(6)(B).

  "real estate asset" means interests in real property, interests in mortgages on real property, and regular or residual interests in REMICs.

  "REIT" means real estate investment trust as defined under Section 856 of the Code.

  "REMIC" means real estate mortgage investment conduit as defined under
Section 860D of the Code.

  "reverse repurchase agreement" means a secured borrowing device evidenced by an agreement to sell securities or other assets to a third party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

  "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984.

  "Securities Act" means the Securities Act of 1933, as amended.

  "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

  "tax-exempt entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh Plans, bank commingled trust funds for such plans, IRAs and other similar entities intended to be exempt from federal income taxation.

  "taxable income" means for any year the taxable income of NovaStar Financial for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

  "UBTI" means "unrelated trade or business income" as defined in Section 512 of the Code.

  "VA" means the United States Department of Veterans Affairs.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
September 30, 1998
NOVASTAR FINANCIAL, INC.
Unaudited Financial Statements:
  Balance Sheets...........................................................  F-2
  Statements of Operations.................................................  F-3
  Statements of Cash Flows.................................................  F-4
  Notes to Financial Statements............................................  F-5
December 31, 1997
NOVASTAR FINANCIAL, INC.
Audited Financial Statements:
  Balance Sheets...........................................................  F-7
  Statements of Operations.................................................  F-8
  Statements of Stockholders' Equity.......................................  F-9
  Statements of Cash Flows................................................. F-10
  Notes to Financial Statements............................................ F-11
Independent Auditors' Report............................................... F-21

                            NOVASTAR FINANCIAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except share amounts)

                                                     September 30, December 31,
                                                         1998          1997
                                                     ------------- ------------
                                                      (unaudited)
Assets
  Cash and cash equivalents.........................  $      --     $      --
  Restricted cash...................................      55,383        20,424
  Mortgage loans....................................     944,228       574,984
  Available-for-sale securities:
    Mortgage securities.............................     390,276       517,246
    Other...........................................      18,000           --
  Accrued interest receivable.......................      11,046         7,088
  Investment in NFI Holding Corporation.............        (409)        2,188
  Due from NFI Holding Corporation..................     259,312           --
  Other assets......................................      15,489         4,322
                                                      ----------    ----------
      Total assets..................................  $1,693,325    $1,126,252
                                                      ==========    ==========
Liabilities and Stockholders' Equity
  Liabilities:
    Collateralized mortgage obligations.............  $  948,590    $  408,867
    Repurchase agreements...........................     579,697       556,443
    Warehouse line of credit........................      46,779        40,250
    Accounts payable and accrued expenses...........       8,411         4,203
                                                      ----------    ----------
      Total liabilities.............................   1,583,477     1,009,763
  Stockholders' equity:
    Capital stock, $0.01 par value, 50,000,000
     shares authorized:
     Common stock, 8,127,314 and 7,828,665 shares
      issued and outstanding, respectively..........          81            78
    Additional paid-in capital......................     121,358       117,084
    Accumulated deficit.............................      (5,416)       (2,859)
    Accumulated other comprehensive income
     (deficit)......................................      (4,777)        4,353
    Forgivable notes receivable from founders.......      (1,398)       (2,167)
                                                      ----------    ----------
      Total stockholders' equity....................     109,848       116,489
                                                      ----------    ----------
      Total liabilities and stockholders' equity....  $1,693,325    $1,126,252
                                                      ==========    ==========



                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (unaudited; in thousands)

                                                                For the Nine
                                                                Months Ended
                                                                September 30,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Interest income:
  Mortgage loans.............................................. $56,274  $14,749
  Mortgage securities.........................................  22,881    6,796
                                                               -------  -------
Total interest income.........................................  79,155   21,545
Interest expense..............................................  60,948   16,224
                                                               -------  -------
Net interest income...........................................  18,207    5,321
Provision for credit losses...................................   3,400    1,444
                                                               -------  -------
Net interest income after provision for credit losses.........  14,807    3,877
Fees from NovaStar Mortgage, Inc..............................   3,766      --
Other income..................................................   2,012      326
Equity in earnings (loss) of NFI Holding Corporation..........  (2,455)    (141)
General and administrative expenses:
  Services provided by NovaStar Mortgage, Inc.................   5,700    2,450
  Loan servicing..............................................   3,163      694
  Compensation and benefits...................................   1,374      701
  Forgiveness of notes receivable from founders...............     812      --
  Office administration.......................................     681      201
  Professional and outside services...........................     649      430
  Other.......................................................     184      288
                                                               -------  -------
    Total general and administrative expenses.................  12,563    4,764
                                                               -------  -------
Net income (loss)............................................. $ 5,567  $  (702)
                                                               =======  =======
Basic earnings per share...................................... $  0.69  $ (0.19)
                                                               =======  =======
Diluted earnings per share.................................... $  0.64  $ (0.19)
                                                               =======  =======
Dividends declared per share.................................. $  1.00  $  0.18
                                                               =======  =======
Basic weighted average shares outstanding.....................   8,033    3,767
                                                               =======  =======
Diluted weighted average shares outstanding...................   8,639    3,767
                                                               =======  =======

                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (unaudited; in thousands)

                                                          For the Nine Months
                                                          Ended September 30,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
Net cash provided by operating activities                 $   4,191  $   3,281
Cash flow from investing activities:
  Mortgage loans purchased from NovaStar Mortgage, Inc...  (510,267)  (229,364)
  Mortgage loans sold to others..........................     7,933        --
  Mortgage loans purchased from others...................       --    (219,995)
  Mortgage loan repayments...............................   125,818     27,402
  Purchases of available-for-sale securities.............  (375,051)  (380,820)
  Proceeds from sales of available-for-sale securities...   323,631     99,794
  Proceeds from paydowns on and maturities of available-
   for-sale securities...................................   150,018     22,506
  Settlement of amounts payable to brokers...............       --     (12,676)
  Net change in amounts due from NFI Holding
   Corporation...........................................  (259,035)     5,861
  Investment in NFI Holding Corporation..................       --      (1,980)
                                                          ---------  ---------
  Net cash used in investing activities..................  (536,953)  (689,272)
Cash flow from financing activities:
  Net change in restricted cash..........................   (34,959)       --
  Proceeds from issuing collateralized mortgage
   obligations...........................................   665,000        --
  Payments on collateralized mortgage obligations........  (125,277)       --
  Net borrowings under repurchase agreements and
   warehouse line........................................    29,783    644,195
  Exercise of stock options and warrants.................     4,365        --
  Registration costs of stock options and warrants.......       (88)       --
  Additional private placement offering costs............       --         (48)
  Dividends paid.........................................    (6,062)      (354)
                                                          ---------  ---------
  Net cash provided by financing activities..............   532,762    643,793
                                                          ---------  ---------
  Net increase (decrease) in cash and cash equivalents...       --     (42,198)
  Cash and cash equivalents, beginning of period.........       --      46,434
                                                          ---------  ---------
  Cash and cash equivalents, end of period............... $     --   $   4,236
                                                          =========  =========
Supplemental disclosure of cash flow information:
  Cash paid for interest................................. $  60,312  $  15,416
                                                          =========  =========
  Dividends payable...................................... $   2,845  $     284
                                                          =========  =========


                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1998 (Unaudited)

Note 1. Financial Statement Presentation

  The consolidated financial statements as of and for the periods ended September 30, 1998 and 1997 are unaudited. In the opinion of management all adjustments have been made, which were of a normal and recurring nature, necessary for a fair presentation of the balance sheets and results of operations. The consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements of the Company and the Notes thereto, included in the Company's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  The Company owns 100 percent of the common stock of three special purpose entities--NovaStar Assets Corporation, NovaStar Certificates Financing Corporation and NovaStar Mortgage Funding Corporation. The Company formed these entities in connection with the issuance of collateralized mortgage obligations. The consolidated financial statements of the Company include the accounts of these entities. Significant intercompany accounts and transactions have been eliminated in consolidation.

  The Company owns 100 percent of the preferred stock of NFI Holding Corporation (Holding) for which it receives 99 percent of any dividends paid by Holding. The founders of the Company own the voting common stock of Holding. NovaStar Mortgage, Inc. and NovaStar Capital, Inc. are wholly owned subsidiaries of Holding. Certain key officers of the Company serve as officers of Holding, NovaStar Mortgage and NovaStar Capital. The Company accounts for its investment in Holding using the equity method.

Note 2. Subsequent Events

  As a result of significant liquidity constraints imposed upon the Company by certain key lenders subsequent to September 30, 1998, management took the following actions in October 1998:

  On October 11, 1998, the Board of Directors of the Company agreed to defer payment of the dividend it declared on September 22, 1998 ($0.35 per share, $2.8 million in total) until April 15, 1999.

  On various dates during October 1998, the Company and NovaStar Mortgage executed contracts for the sale of all securities owned by the Company and NovaStar Mortgage. All securities sales settled during October at an aggregate loss of $15.4 million.

  On various dates during October 1998, the Company executed contracts for the termination of interest rate swap agreements with a notional amount of $455 million, representing 42 percent of all interest rate agreements owned by the Company. The terminations settled in October 1998 at an aggregate loss of $8.0 million. The Company continues to own interest rate cap agreements, but has significantly reduced liquidity risk exposure relating to its interest rate agreements.

  On October 13, 1998, the Company executed a 90-day financing agreement with GMAC/Residential Funding Corporation, secured by certain mortgage interests of the Company. Under the terms of the agreement, the Company borrowed $15 million to support immediate cash needs. In addition, the Company agreed to pay a $3 million commitment fee at maturity of the note. The resulting $18 million obligation bears interest at one-month LIBOR plus five percent. Additionally, GMAC/RFC acquired 812,731 warrants for the purchase of the Company's common stock at a price of $4.5625, the closing price of the common stock on October 12, 1998. The Company and GMAC/RFC are presently in negotiations regarding terms to establish a long-term strategic alliance. However, no assurance can be given that the alliance will be established. If a strategic alliance is successfully negotiated, GMAC/RFC has the option to waive $2 million of the commitment fees discussed

                            NOVASTAR FINANCIAL, INC.

above in exchange for an additional 811,919 warrants for the purchase of the Company's stock at a price of $4.5625 per share. During January 1999, the financing agreement with GMAC/RFC was extended through February 28, 1999. Management does not expect to extend the financing agreement beyond that date.

  Additional events, as described below, occurred subsequent to September 30, 1998. Although these events were not a direct result of the event discussed above, they affect the Company's liquidity position.

  On various dates during October 1998, NovaStar Mortgage accepted bids from third parties for the sale of approximately $221 million, or 94 percent of loans it owned as of September 30, 1998. Gains exceeding $3 million are expected to be recognized on these transactions. However, final terms of the sales will be determined after due diligence is performed on subject loans. Through January 31, 1999, $160 million of these loans sales had settled for which gains have been recognized totaling $2.9 million. Management of NovaStar Mortgage expects to continue marketing its originated loans for sale to third parties.

  On October 21, 1998, the Company finalized the second closing on the securitization of asset-backed bonds, the first closing of which was during the third quarter. In the second closing, approximately $43 million of loans were added to the trust assets of NovaStar Home Equity Series 1998-2.

Note 3. Related Party Receivable

  Prior to July 1, 1998, the Company acquired all mortgage loans originated by NovaStar Mortgage, Inc. These acquisitions were financed using warehouse and repurchase lending arrangements with commercial and investment banks. During the third quarter of 1998, NovaStar Mortgage discontinued virtually all its sales of mortgage loans to the Company in order to market and sell these loans to third parties. However, the Company continues to provide financing for these loans on behalf NovaStar Mortgage. As a result, the Company has a receivable as of September 30, 1998 of $259.3 million from NovaStar Mortgage. The receivable represents its interest in mortgage loans, restricted cash and other assets related to mortgage loans recorded on the balance sheet of NovaStar Mortgage, Inc. These advances will be repaid when the loans are sold (see Note 2), and the Company will, in turn, repay borrowings.

Note 4. Comprehensive Income

  Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Comprehensive income includes net income and revenues, expenses, gains and losses that are not included in net income. Currently, the only components of comprehensive income for the Company are the net change in the unrealized gain
(loss) on available-for-sale securities and net income. The adoption of SFAS No. 130 did not result in an adjustment to assets, liabilities, stockholders' equity or net income. The consolidated balance sheets of the Company as of and for the year ended December 31, 1997 are comparable to those as of September 30, 1998. However, the caption for comprehensive income has appropriately been identified.

  Following is a summary of comprehensive income for the three- and nine-month periods ended September 30, 1998.

                                                               For the Nine
                                                               Months Ended
                                                              September 30,
                                                              ---------------
                                                               1998     1997
                                                              -------  ------
      Net income (loss)...................................... $ 5,567  $ (702)
      Other comprehensive income--net change in unrealized
       gain (loss) on available-for-sale securities..........  (9,130)  2,255
                                                              -------  ------
      Comprehensive income (loss)............................ $(3,563) $1,553
                                                              =======  ======

                            NOVASTAR FINANCIAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except share amounts)

                                                              December 31,
                                                           -------------------
                                                              1997      1996
                                                           ----------  -------
Assets
  Cash and cash equivalents............................... $      --   $46,434
  Restricted cash.........................................     20,424      --
  Mortgage securities--available-for-sale.................    517,246   13,239
  Mortgage loans, net.....................................    574,984      --
  Accrued interest receivable.............................      7,088       29
  Investment in NFI Holding Corporation...................      2,188      --
  Other assets............................................      4,322      109
                                                           ----------  -------
      Total assets........................................ $1,126,252  $59,811
                                                           ==========  =======
Liabilities and Stockholders' Equity
  Liabilities:
    Repurchase agreements................................. $  556,443  $   --
    Collateralized mortgage obligations...................    408,867      --
    Warehouse line of credit..............................     40,250      --
    Amounts due to brokers and dealers for unsettled
     securities Purchases.................................        --    13,255
    Accounts payable and other liabilities................      4,203      176
                                                           ----------  -------
      Total liabilities...................................  1,009,763   13,431
  Commitments and contingencies
  Stockholders' equity:
    Capital stock, $0.01 par value, 50,000,000 shares
     authorized:
     Convertible preferred stock, 3,549,999 shares issued
      and outstanding as of December 31, 1996.............        --        36
    Common stock, 7,828,665 and 216,666 shares issued and
     outstanding, respectively............................         78        2
    Additional paid-in capital............................    117,084   49,910
    Accumulated deficit...................................     (2,859)    (302)
    Net unrealized gain (loss) on available-for-sale
     securities...........................................      4,353      (16)
    Forgivable notes receivable from founders.............     (2,167)  (3,250)
                                                           ----------  -------
      Total stockholders' equity..........................    116,489   46,380
                                                           ----------  -------
      Total liabilities and stockholders' equity.......... $1,126,252  $59,811
                                                           ==========  =======

                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                For the Year For the period from
                                                   Ended     September 13, 1996
                                                December 31,   (inception) to
                                                    1997      December 31, 1996
                                                ------------ -------------------
Interest income:
  Mortgage loans..............................    $25,154          $  --
  Mortgage securities.........................     11,807             155
                                                  -------          ------
Total interest income.........................     36,961             155
Interest expense..............................     28,185             --
                                                  -------          ------
Net interest income...........................      8,776             155
Provision for credit losses...................      2,453             --
                                                  -------          ------
Net interest income after provision for credit
 losses.......................................      6,323             155
Other income..................................        755             --
Equity in net income of NFI Holding
 Corporation..................................         28             --
General and administrative expenses:
  Administrative services provided by NovaStar
   Mortgage, Inc..............................      3,650             --
  Loan servicing..............................      1,246             --
  Forgiveness of notes receivable from
   founders...................................      1,083             --
  Compensation and benefits...................        839             199
  Professional and outside services...........        676             200
  Office administration.......................        299             --
  Other.......................................        448              58
                                                  -------          ------
  Total general and administrative expenses...      8,241             457
                                                  -------          ------
Net loss......................................    $(1,135)         $( 302)
                                                  =======          ======
Basic and diluted loss per share..............    $ (0.26)         $(0.08)
                                                  =======          ======
Weighted average shares outstanding...........      4,430           3,767
                                                  =======          ======


                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (dollars in thousands, except share amounts)

                                                                       Net
                                                                    Unrealized
                                                                    Gain (Loss) Forgivable
                                                                        on        Notes
                          Convertible        Additional             Available-  Receivable     Total
                           Preferred  Common  Paid-in   Accumulated  for-sale      from    Stockholders'
                             Stock    Stock   Capital     Deficit   Securities   Founders     Equity
                          ----------- ------ ---------- ----------- ----------  ---------- -------------
Balance, September 13,
 1996 (inception).......     $--       $--    $    --     $   --      $  --      $   --      $    --
Issuance of 216,666
 shares of common
 stock..................      --          2        --         --         --          --           --
Proceeds from private
 placement of 3,333,333
 units, net of costs of
 $3,304.................       34       --      46,662        --         --          --        46,696
Units (216,666) acquired
 with forgivable debt...        2       --       3,248        --         --       (3,250)         --
Net loss................      --        --         --        (302)       --          --          (302)
Net change in unrealized
 gain (loss) on
 available-for-sale
 securities.............      --        --         --         --         (16)        --           (16)
                             ----      ----   --------    -------     ------     -------     --------
Balance, December 31,
 1996...................       36         2     49,910       (302)       (16)     (3,250)      46,380
Private placement
 issuance costs.........      --        --         (48)       --         --          --           (48)
Proceeds from initial
 public offering of
 common stock, net of
 issuance costs of
 $5,848.................      (36)       76     67,216        --         --          --        67,256
Exercise of stock
 options................      --        --           6        --         --          --             6
Net loss................      --        --         --      (1,135)       --          --        (1,135)
Net change in unrealized
 gain (loss) on
 available-for-sale
 securities.............      --        --         --         --       4,369         --         4,369
Dividends on convertible
 preferred stock ($0.18
 per share).............      --        --         --        (639)       --          --          (639)
Dividends on common
 stock ($0.10 per
 share).................      --        --         --        (783)       --          --          (783)
Forgiveness of founders'
 notes receivable ......      --        --         --         --         --        1,083        1,083
                             ----      ----   --------    -------     ------     -------     --------
Balance, December 31,
 1997...................     $--        $78   $117,084    $(2,859)    $4,353     $(2,167)    $116,489
                             ====      ====   ========    =======     ======     =======     ========

                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                    For the
                                                                  period from
                                                                 September 13,
                                                                     1996
                                                    For the Year  (inception)
                                                       Ended          to
                                                    December 31, December 31,
                                                        1997         1996
                                                    ------------ -------------
Cash flow from operating activities:
Net loss...........................................  $   (1,135)    $  (302)
Adjustments to reconcile net loss to cash used in
 operating activities:
  Amortization of premiums on mortgage loans.......       2,532         --
  Amortization of premiums on mortgage securities..         908         --
  Provision for credit losses......................       2,453         --
  Forgiveness of notes receivable from founders....       1,083         --
  Equity in net income of NFI Holding Corporation..         (28)        --
  Gains on sales of mortgage securities............         (51)        --
  Change in:
    Accrued interest receivable....................      (7,059)        (29)
    Other assets...................................      (4,213)       (109)
    Other liabilities..............................       3,223         176
                                                     ----------     -------
      Net cash used in operating activities........      (2,287)       (264)
Cash flow from investing activities:
  Purchases of available-for-sale securities.......    (659,415)        --
  Settlement of amounts due to brokers.............     (13,255)        --
  Proceeds from sales of available-for-sale
   securities......................................     110,067         --
  Proceeds from paydowns on available-for-sale
   securities......................................      48,694         --
  Investment in NFI Holding Corporation............      (1,980)        --
  Mortgage loans purchased from NovaStar Mortgage,
   Inc.............................................    (417,752)        --
  Mortgage loans purchased from others.............    (219,995)        --
  Mortgage loan repayments.........................      57,778         --
                                                     ----------     -------
      Net cash used in investing activities........  (1,095,858)        --
Cash flow from financing activities:
  Proceeds from issuance of common stock, net of
   offering costs..................................      67,256           2
  Exercise of stock options........................           6         --
  Net borrowings under repurchase agreements and
   warehouse line..................................     596,693         --
  Net change in restricted cash....................     (20,424)        --
  Proceeds from issuance in collateralized mortgage
   obligations.....................................     424,674         --
  Payments on collateralized mortgage obligations..     (15,807)        --
  Proceeds from private placement, net of offering
   costs...........................................         (48)     46,696
  Dividends paid...................................        (639)        --
                                                     ----------     -------
      Net cash provided by financing activities....   1,051,711      46,698
                                                     ----------     -------
Net increase (decrease) in cash and cash
 equivalents.......................................     (46,434)     46,434
Cash and cash equivalents, beginning of period.....      46,434         --
                                                     ----------     -------
Cash and cash equivalents, end of period...........  $      --      $46,434
                                                     ==========     =======
Supplemental disclosure of cash flow information:
Cash paid for interest.............................  $   27,436     $   --
                                                     ==========     =======
Issuance of units acquired with forgivable debt....  $      --      $ 3,250
                                                     ==========     =======
Dividends payable..................................  $      783     $   --
                                                     ==========     =======

                See notes to consolidated financial statements.

                            NOVASTAR FINANCIAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997

Note 1. Summary of Significant Accounting Policies

  NovaStar Financial, Inc. (NovaStar or the Company) is a Maryland corporation formed on September 13, 1996. The Company acquires subprime mortgage loans and mortgage securities and manages the resulting portfolio of mortgage assets.

  Financial Statement Presentation The Company's financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. The Company uses estimates and employs the judgements of management in determining the amount of its reserve for credit losses, amortizing premiums or accreting discounts on its mortgage assets, and establishing the fair value of its mortgage securities. While the financial statements and footnotes reflect the best estimates and judgments of management at the time, actual results could differ from those estimates. For example, it is possible that credit losses or prepayments could rise to levels that would adversely affect profitability if such levels were sustained for more than brief periods of time.

  The Company owns 100 percent of the common stock of two special purpose entities--NovaStar Assets Corporation and NovaStar Certificates Financial Corporation. The Company formed these entities in connection with the issuance of collateralized mortgage obligations. The consolidated financial statements of the Company include the accounts of these entities. Significant intercompany accounts and transactions have been eliminated in consolidation.

  The Company accounts for its investment in NFI Holding Corporation (Holding) using the equity method. NovaStar owns 100 percent of the nonvoting preferred stock of Holding, for which it receives 99 percent of any dividends paid by Holding. The preferred stock was purchased in February 1997 for $1,980,000. Holding owns 100 percent of the outstanding common stock of NovaStar Mortgage, Inc. (NMI), a mortgage loan originator and servicer. NMI serves as NovaStar's principal source of subprime residential mortgage loans. The founders of NovaStar own 100 percent of the common stock of Holding and serve as officers and directors of Holding and NMI.

  Cash and Cash Equivalents The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 1996, cash equivalents include $35 million in commercial paper.

  Restricted Cash Restricted cash of the Company includes cash held in escrow for payment of borrowers' taxes and insurance, principal and interest payments of loans held in trust as required under the Company's collateralized mortgage obligations, and cash pledged as collateral on certain interest rate agreements.

  Mortgage Securities The Company classifies all of its mortgage securities as available-for-sale and, therefore, reports them at their estimated fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Premiums are amortized and discounts are accreted as yield adjustments over the estimated lives of the securities using a method that approximates the interest method. Amortization includes the effect of prepayments. Gains or losses on sales of securities are recognized using the specific identification method.

  Mortgage Loans Mortgage loans include loans originated through NMI's wholesale production operation and those acquired in bulk pools from other originators and securities dealers. Loans are generally purchased at a premium over the outstanding principal balance. Mortgage loans are stated at amortized cost. Premiums are amortized and discounts accreted as yield adjustments over the estimated lives of the loans using a method that approximates the interest method. Amortization includes the effect of prepayments.

                            NOVASTAR FINANCIAL, INC.

  Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. The accrual of interest on loans is discontinued when, in management's opinion, the interest will not be collectible in the normal course of business, but in no case beyond ninety days. The Company charges off any accrued interest receivable on loans greater than 90 days delinquent. Interest collected on non-accrual loans is recognized as income upon receipt.

  NovaStar maintains a reserve for credit losses at a level deemed appropriate by management. The reserve for credit losses is based upon the assessment by management of various factors affecting its mortgage loan portfolio, including current and projected economic conditions, the makeup of the portfolio based on credit grade, overall loan to value, delinquency status and other factors deemed to warrant consideration. The reserve is maintained through ongoing provisions charged to operating income, reduced by loans that are charged off.

  Included in other assets are properties acquired through foreclosure. These properties are transferred from loans at their fair value at date of foreclosure.

  Financial Instruments with Off-balance-sheet Risk The Company has entered into interest rate swap and cap agreements and financial futures contracts designed to, in effect, alter the interest rates on its funding costs to more closely match the yield on interest-earning assets. Net income earned from or expense incurred on interest rate swap and cap agreements is accounted for on the accrual method and is recorded as an adjustment of interest expense. The gain or loss on early termination, sale or disposition of an interest rate swap or cap agreement is recognized in current earnings if the matched funding source is also extinguished. If the matched funding source is not extinguished, the unrealized gain or loss on the related interest rate swap or cap agreement is deferred and amortized as a component of interest expense over the remaining term of the matched funding source. Unmatched swap or cap agreements are recorded at fair value with changes in the unrealized gains or losses recorded in current earnings.

  Realized and unrealized gains and losses on futures contracts that meet the criteria for deferral accounting are deferred and amortized as an adjustment to interest expense over the remaining life of the underlying financial instrument. The estimated fair values of futures contracts that do not qualify for deferral accounting are recorded at fair value, with changes in their fair value recorded in current operations.

  Earnings (Loss) Per Share The Company has adopted the provisions of Statement of Financial Accounting Standards 128, "Earnings Per Share" (SFAS No. 128), which requires the presentation of basic and diluted earnings (loss) per share
(EPS). Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. For purposes of computing Basic EPS, the Company has treated the convertible preferred stock, which was converted into common stock on October 31, 1997, as if it had been converted at inception of the Company. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is calculated assuming that all options and warrants on the Company's common stock have been exercised, unless such exercise would be anti-dilutive. EPS for all periods have been restated to conform to the requirements of SFAS No. 128.

  Income Taxes NovaStar intends to operate and qualify as a Real Estate Investment Trust (REIT) under the requirements of the Internal Revenue Code. As a result, NovaStar, and its qualified REIT subsidiaries, will generally not be subject to federal income taxes at the corporate level on taxable income distributed to stockholders. Requirements for qualification as a REIT include various restrictions on common stock ownership and the nature of assets and sources of income. In addition, a REIT must distribute at least 95 percent of its annual taxable income to its stockholders. If in any tax year, NovaStar does not qualify as a REIT, it will be

                            NOVASTAR FINANCIAL, INC.

taxed as a corporation and distributions to stockholders will not be deductible in computing taxable income. If NovaStar fails to qualify as a REIT in any tax year, it will not be permitted to qualify for the succeeding four years. The most significant difference between GAAP earnings and taxable income relates to the reserve for credit losses in that only actual amounts charged off are deductible for income tax purposes. NovaStar's non-REIT affiliate, Holding files a consolidated federal income tax return with NMI.

  New Accounting Pronouncements SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending and similar transactions, which transfers will be effective for transactions occurring after December 31, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

  Under the financial-components approach, after a transfer occurs, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. Management believes adoption of SFAS No. 125, as amended by SFAS No. 127, did not and will not have a material effect on the financial position or results of operations, nor did or will adoption require any significant additional capital resources.

  SFAS No. 130, "Reporting Comprehensive Income" requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1997.

Note 2. Mortgage Securities

  Mortgage securities, all classified as available-for-sale, consisted of the following as of December 31, 1997 (dollars in thousands):

                                       Weighted           Unrealized
                                       Average  Amortized -----------  Carrying
                                        Coupon    Cost     Gain  Loss   Value
                                       -------- --------- ------ ----  --------
Mortgage securities issued by:
  Federal National Mortgage
   Association........................   7.55%  $272,773  $3,394 $(32) $276,135
  Government National Mortgage
   Association........................   5.74    234,745     845  (26)  235,564
  Federal Home Loan Mortgage
   Corporation........................   7.71      5,534      13   --     5,547
                                                --------  ------ ----  --------
                                                $513,052  $4,252 $(58) $517,246
                                                ========  ====== ====  ========

  As of December 31, 1996, mortgage securities consisted of obligations of the Federal National Mortgage Association with a weighted-average coupon of 7.77 percent. These securities had gross unrealized losses of $16,000.

  The contractual maturities of mortgage securities were approximately 28 years as of December 31, 1997. The expected maturities of mortgage securities may differ from contractual maturities since borrowers have the right to prepay the obligations.

                            NOVASTAR FINANCIAL, INC.

  Proceeds from the sales of mortgage securities during the year ended December 31, 1997 were $110 million. Gross gains of $51,000, included in other income, were realized on these sales.

  All mortgage securities are pledged as collateral under various borrowing arrangements as described in Note 4.

  As of December 31, 1997, the unrealized gain on available-for-sale securities as reported on the Company's balance sheet includes $159,000 in net unrealized gains on the investments of Holding.

Note 3. Mortgage Loans

  Mortgage loans, all of which are secured by residential properties, consisted of the following as of December 31, 1997 (in thousands):

      Outstanding principal........................................... $559,436
      Net unamortized premium.........................................   17,861
                                                                       --------
      Amortized cost..................................................  577,297
      Reserve for credit losses:
        Provision for credit losses...................................   (2,453)
        Amounts charged off...........................................      140
                                                                       --------
      Reserve for credit losses.......................................   (2,313)
                                                                       --------
                                                                       $574,984
                                                                       ========

  All the mortgage loans serve as collateral for various borrowing arrangements as discussed in Note 4. The weighted-average interest rate on these loans at December 31, 1997 was 10.20%.

  Collateral for 27 percent of mortgage loans outstanding as of December 31, 1997 was located in California. The Company has no other significant concentration of credit risk.

  The following table presents certain information regarding impaired loans as of December 31, 1997 (in thousands):

      Total recorded investment in impaired loans...................... $11,595
                                                                        =======
      Allowance for loan losses allocated to impaired loans............ $ 1,710
                                                                        =======

  The average balance of impaired loans for 1997 was $4,100,000. The net amount of interest income recorded on these loans during their impairment period aggregated $385,000 in 1997, all of which was recorded on a cash basis.

Note 4. Borrowings

  Short-term Financing Arrangements The Company has a $300 million master repurchase agreement with Merrill Lynch Mortgage Capital, Inc. and Merrill Lynch Credit Corporation. Borrowings under the master repurchase agreement bear interest at various rates priced in connection with respective purchases of mortgage assets. The Company is a co-borrower with NMI under a warehouse line of credit agreement with First Union National Bank of Charlotte with a maximum borrowing amount of $50 million. Advances under the line bear interest based on the Federal Funds rate. These agreements expire in the first quarter of 1998. As of December 31, 1997, the Company was in compliance with all covenants and expects the agreements to be renewed at maturity.

                            NOVASTAR FINANCIAL, INC.

  Other repurchase agreements used to finance mortgage securities bear interest at market rates and mature in 30 days to one year.

  The following tables present a summaries of the Company's short-term borrowings (dollars in thousands):

                             As of December 31, 1997
                            --------------------------- Average Daily
                                      Weighted          Balance During
                            Weighted  Days to           the Year Ended
                            Average   Reset or           December 31,
                              Rate    Maturity Balance       1997
                            --------  -------- -------- --------------
Repurchase agreements
 secured by mortgage
 securities...............     5.92%        87 $501,430    $172,829
Master repurchase
 agreement secured by
 mortgage loans...........     6.69         31   55,013     170,344
                                               --------
    Total repurchase
     agreements...........                      556,443
Warehouse line of credit..     7.09     Demand   40,250      18,402
                                               --------
    Total borrowings......                     $596,693
                                               ========
                                    Days to Reset or Maturity
                            ------------------------------------------
                             Daily    0 to 30  30 to 90 90 and greater  Total
                            --------  -------- -------- -------------- --------
Repurchase agreements
 secured by mortgage
 securities...............  $   --    $299,120 $    --     $202,310    $501,430
Master repurchase
 agreement secured by
 mortgage loans...........      --         --    55,013         --       55,013
Warehouse line of credit..   40,250        --       --          --       40,250
                            -------   -------- --------    --------    --------
    Total borrowings......  $40,250   $299,120 $ 55,013    $202,310    $596,693
                            =======   ======== ========    ========    ========

  Following is a summary of counterparties that are considered concentrations of risk under various repurchase agreements as of December 31, 1997 (in thousands):

                                                            Amount at  Weighted
                                                            Risk Under Days to
                                                            Repurchase Reset or
                Counterparty                                Agreements Maturity
                ------------                                ---------- --------
Merrill Lynch Mortgage Capital, Inc........................  $25,161      31
Societe Generale Securities Corporation....................   11,029      27
Donaldson, Lufkin and Jenrette Securities Corporation......    7,505     175
                                                             -------
                                                             $43,695
                                                             =======

  The amount considered at risk is the fair value of the collateral under repurchase agreements plus accrued interest receivable less the Company's obligation to the counterparty.

  Collateralized Mortgage Obligations (CMOs) The Company issues CMOs secured by its mortgage loans as a means for long-term financing. For financial reporting and tax purposes, the mortgage loans held as collateral for CMOs are recorded as assets of the Company and the CMOs are recorded as debt. In a CMO transaction, the Company sells the loans to its wholly owned qualified-REIT subsidiary, NovaStar Assets Corporation (NAC). NAC, in turn, transfers the loans to a trustee who administers the CMO. Interest and principal on each CMO issue is payable only from principal and interest on the underlying mortgage loans

                            NOVASTAR FINANCIAL, INC.

collateralizing the CMO. Following is a summary of outstanding CMOs as of December 31, 1997 (dollars in thousands):

                            Collateralized
                               Mortgage
                              Obligation         Underlying Mortgage Loans
                          ------------------- --------------------------------
                                                                  Estimated
                                                       Weighted    Weighted
                          Remaining  Interest Carrying Average  Average Months
                          Principal    Rate    Value    Coupon   to Maturity
                          ---------  -------- -------- -------- --------------
NovaStar Home Equity
 Series:
  Issue 1997-1........... $250,262     5.95%  $263,468  10.28%        35
  Issue 1997-2 (A).......  160,376     6.25    170,298  10.20         36
  Debt issuance costs,
   net...................   (1,771)     --         --     --         --
                          --------            --------
                          $408,867            $433,766
                          ========            ========

--------

A) Excludes $50 million in loans added during second closing for the transaction on January 20, 1998.

  Interest rates reset monthly based on one-month LIBOR plus 25 basis points. The weighted-average months to maturity are when management expects the underlying pool of mortgage loans to repay. This expectation is based on estimates and assumptions made by management. The actual maturity may differ from expectations.

  Under the terms of supplemental financing agreements with Merrill Lynch Mortgage Capital, Inc., the Company may borrow 65 percent of the estimated value of the residual interests in its CMOs. Availability under these agreements was $29.7 million as of December 31, 1997. Borrowings under these agreements bear interest at one-month LIBOR plus 250 basis points and are due upon demand. No amounts were borrowed under these arrangements as of December 31, 1997.

Note 5. Financial Instruments with Off-balance-sheet Risk

  NovaStar's interest rate swap and cap agreements and financial futures contracts result in off-balance-sheet risk. These instruments involve, to varying degrees, elements of credit and market risk in addition to the amount recognized in the financial statements.

  Credit Risk NovaStar's exposure to credit risk on interest rate swap and cap agreements is limited to the cost of replacing contracts should the counterparty fail. NovaStar seeks to minimize credit risk through the use of credit approval and review processes, the selection of only the most creditworthy counterparties, continuing review and monitoring of all counterparties, exposure reduction techniques and through legal scrutiny of agreements. Prior to engaging in negotiated derivative transactions with any counterparty, NovaStar has in place fully executed written agreements. Agreements with counterparties also call for full two-way netting of payments. Under such agreements, on each payment exchange date all gains and losses of a counterparty are netted into a single amount, limiting exposure to the counterparty to any net positive value.

  Financial futures contracts are exchange-traded, and, as such, credit risk is considered nominal.

  Market Risk The potential for financial loss due to adverse changes in market interest rates is a function of the sensitivity of each position to changes in interest rates, the degree to which each position can affect future earnings under adverse market conditions, the source and nature of funding for the position, and the net effect due to offsetting positions. The synthetic product of these transactions is a "matched" position for NovaStar. The combination of off-balance-sheet instruments with on-balance-sheet liabilities leaves NovaStar in a market risk position that is designed to be a better position than if the derivative had not been used in interest rate risk management. Derivatives instruments used in matched transactions as described above are classified as derivatives held for purposes other than trading. No derivatives were held for trading purposes during the periods ended December 31, 1997 and December 31, 1996.

                            NOVASTAR FINANCIAL, INC.

  Other Risk Considerations NovaStar is cognizant of the risks involved with financial derivatives. The Company's policies and procedures seek to mitigate risk associated with the use of financial derivatives in ways appropriate to its business activities, considering its risk profile as a limited end-user.

  The Company did not enter into any interest rate agreements during 1996. Derivatives held for purposes other than trading consisted of the following as of December 31, 1997 (dollars in thousands):

                                                                Weighted Average
                                   Unrealized   Weighted         Interest Rate     Accrued Interest
                         Notional ------------- Days to  Cap   ------------------ ------------------
                          Value   Gains  Losses Maturity Rate  Receivable Payable Receivable Payable
                         -------- ------ ------ -------- ----  ---------- ------- ---------- -------
Interest rate swap
 agreements--fixed rate
 pay.................... $276,000 $  --  $1,380   670      NA     5.91%    6.27%    $2,157   $2,291
Interest rate cap
 agreements.............  270,000  1,268    --    770    5.99%      NA       NA        --       --
Financial futures
 contracts:
  Eurodollar March
   1998.................  200,000    --      20    77      NA       NA       NA         NA       NA
  Eurodollar June 1998..  200,000    --      46   168      NA       NA       NA         NA       NA
                         -------- ------ ------
                         $946,000 $1,268 $1,446
                         ======== ====== ======

  During the year ended December 31, 1997, the Company recognized $1,047,000 in interest expense relating to off-balance-sheet financial instruments.

Note 6. Fair Value of Financial Instruments

  The following disclosure of the estimated fair value of financial instruments is made using amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

  The estimated fair values of the Company's financial instruments as of December 31, 1997 are as follows (in thousands):

                                                              Carrying   Fair
                                                               Value    Value
                                                              -------- --------
      Financial assets:
        Mortgage securities.................................. $517,246 $517,246
        Mortgage loans.......................................  574,984  608,550
      Financial liabilities:
        Repurchase agreements................................  556,443  556,783
        Collateralized mortgage obligations..................  408,867  409,322
        Warehouse line of credit.............................   40,250   40,250
      Off-balance-sheet financial instruments................      --      (178)

  Market quotations are received for estimating the fair value of mortgage securities. The fair value of all other financial instruments is estimated by discounting projected future cash flows, including projected prepayments for mortgage assets, at current market rates. The fair value of cash and cash equivalents and accrued interest receivable and payable approximates its carrying value.

                            NOVASTAR FINANCIAL, INC.

  As of December 31, 1996, fair values of financial instruments approximated carrying values.

Note 7. Stockholders' Equity

  The Company was formed and capitalized by its founders in September 1996. In December 1996, the Company successfully completed a private placement offering of 3,549,999 units, each unit consisted of one share of convertible preferred stock and one warrant which entitled the holder to purchase one share of common stock for $15.00 per share. The underwriter received 100,000 warrants in addition to underwriting discounts. The Company raised $47 million in the offering, net of $3 million of offering costs. The warrants become exercisable in February 1998 and remain exercisable until February 2001 at an exercise price of $15.00 per share.

  In addition, 216,666 units were issued in equal amounts to the two founders at a price of $15.00 per unit upon the closing of the private placement offering. Payment for these units was made by the founders delivering to the Company forgivable promissory notes, bearing interest at eight percent per annum and secured by the units acquired. Thereafter, interest is payable quarterly, upon forgiveness or at maturity of the notes on December 31, 2001. The principal amount of the notes will be divided into three equal tranches. Payment of principal on each tranche will be forgiven if certain incentive targets are achieved. These notes have been reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheets. During 1997, the Company surpassed its first incentive target resulting in the forgiveness of one-third of the notes and the recognition of compensation expense in December 1997 of $1,083,000.

  On December 1, 1997, the Company completed the sale of its common stock in an initial public offering of 4,059,500 shares at a price of $18.00 per share. The Company raised $67 million in net proceeds from this offering. Under the provisions of the Private Placement agreements, the preferred stock automatically converted to common stock at the closing of the initial public offering. As a result, 3,549,999 additional shares of preferred stock converted into common stock on November 4, 1997. At December 31, 1997, 3,649,000 warrants were outstanding.

Note 8. Stock Option Plan

  The Company's 1996 Stock Option Plan (the Plan) provides for the grant of qualified incentive stock options (ISOs), stock options not so qualified (NQSOs), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights (DERs). ISOs may be granted to the officers and employees of the Company. NQSOs and awards may be granted to the directors, officers, employees, agents and consultants of the Company or any subsidiaries. Unless previously terminated by the Board of Directors, the Plan will terminate on September 1, 2006.

  Options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock at the date of grant. Options vest over four years and expire ten years after the date of grant, except for the founders' options, which vested upon the closing of the Company's initial public offering in October 1997. The following table summarizes option grants to date:

                                                         Grant          Exercise
                          Recipient                      Date  Quantity  Price
                          ---------                      ----- -------- --------
      Non-officer directors............................. 09/96  10,000   $ 0.01
      Founders.......................................... 12/96 289,332    15.00
      Employees......................................... 12/96  35,000     2.50
      Non-officer directors and employees............... 10/97 215,640    18.00
                                                               -------
                                                               549,972
                                                               =======

                            NOVASTAR FINANCIAL, INC.

  The 10,000 options granted in September 1996, the 35,000 options granted in December 1996, and the 10,000 options granted to non-officer directors in October 1997 were granted with dividend equivalent rights (DERs). Under the terms of the DERs, a recipient is entitled to receive additional shares of stock upon the exercise of options. The DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend date. The accrued DERs convert to shares based on the stock's fair value on the dividend declaration date. Compensation expense relating to the DERs during the year ended December 31, 1997 aggregated $14,000, representing 881 shares of common stock.

  Options to exercise 2,500 options at $2.50 per share were exercised by an officer in December 1997. At December 31, 1997 and December 31, 1996, total options outstanding aggregated 547,472 and 334,332, respectively. These options had a weighted-average exercise prices of $15.17 and $13.24, respectively. As of December 31, 1997, 298,082 options were exercisable. No options were exercisable as of December 31, 1996.

  The Company has chosen not to adopt the optional accounting provisions of SFAS 123, "Accounting for Stock-Based Compensation," and, accordingly, there has been no expense recognized in the accompanying financial statements. If the Company had recorded expense based on the fair value of the stock options at the grant date under SFAS No. 123, the Company would have recognized $34,000 as compensation expense in 1997, and the resulting pro forma basic and diluted loss per share would have been $0.26 in 1997.

  The following table summarizes the weighted average fair value of the options granted during 1997 and 1996 and the assumptions used in their determination. The fair value was determined using the Black-Scholes option pricing model.

                                                                    1997  1996
                                                                    ----  -----
      Weighted average fair value.................................. $--   $0.18
      Expected life in years.......................................    7      5
      Annual risk-free interest rate...............................  6.5%   7.0%
      Volatility...................................................  --     --
      Dividend yield...............................................  8.0%   --

Note 9. Related Party Transactions

  NovaStar and NMI are parties to a Mortgage Loan Purchase and Sale Agreement, an Administrative Services Outsourcing Agreement and a Loan Servicing Agreement. Under the terms of the Mortgage Loan Purchase and Sale Agreement, mortgage loans originated by NMI are purchased by the Company at prices that vary with the nature and terms of the underlying mortgage loans. Through December 31, 1997, the Company acquired all mortgage loans originated by NMI. In that regard, NovaStar reimbursed NMI $1,030,000 of interest during 1997. The Company has reflected such cost as interest expense in the accompanying statement of operations. Under the Outsourcing Services Agreement, the Company pays NMI a monthly fee for providing certain services, including the development of loan products, underwriting, funding, and quality control, as well as for any interest costs incurred related to borrowings obtained by NMI to originate loans that are purchased by NovaStar. The Company paid NMI $4,155,000 during the twelve months ended December 31, 1997, of which $505,000 is included in loan servicing expenses in the accompanying financial statements. In addition, through December 31, 1997, NovaStar had purchased 100 percent of the mortgage loans originated by NMI, which was $418 million.

Note 10. Income Taxes

  NovaStar has elected to be taxed as a REIT and accordingly has deducted for income tax purposes, all dividends paid on its common and preferred stock. Because NovaStar has paid or will pay dividends in amounts approximating its taxable income for the year ended December 31, 1997, no provision for income taxes has been provided in the accompanying financial statements.

                            NOVASTAR FINANCIAL, INC.

Note 11. Commitments and Contingencies

  In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company's financial condition or results of operations.

  The Company leases facilities and equipment under operating leases. Rent expense and future obligations under these leases are not material to the financial statements.

Note 12. Condensed financial statements of NFI Holding Corporation

  NFI Holding Corporation and its subsidiary, NMI had no operations, revenues or expenses prior to February 1997, when NMI began originating subprime mortgage loans through a network of wholesale brokers and correspondents. NMI generally intends to sell the mortgage loans it originates to the Company. Effective July 15, 1997, NMI began servicing mortgage loans on behalf of NovaStar. Holding has no operations of its own and, therefore, its consolidated financial statements generally reflect the operations of NMI. Following are the condensed consolidated balance sheet and statement of operations of NFI Holding Corporation for 1997 (in thousands):

                            NFI Holding Corporation

                      Condensed Consolidated Balance Sheet
                               December 31, 1997

Assets
Mortgage securities available-for-sale................................. $55,195
Other assets...........................................................   1,675
                                                                        -------
      Total assets..................................................... $56,870
                                                                        =======
Liabilities and Stockholders' Equity
  Liabilities:
    Repurchase agreements.............................................. $53,490
    Accounts payable and other liabilities.............................   1,192
    Stockholders' equity...............................................   2,188
                                                                        -------
      Total liabilities and stockholders' equity....................... $56,870
                                                                        =======

                            NFI Holding Corporation

                 Condensed Consolidated Statement of Operations
     For the period from February 6, 1997 (inception) to December 31, 1997

Interest income--mortgage securities.................................... $1,136
Interest expense........................................................    945
                                                                         ------
    Net interest income.................................................    191
Fee income:
  Administrative and service fees received from NovaStar Financial,
   Inc..................................................................  4,155
  Other.................................................................  1,271
                                                                         ------
    Total Fee Income....................................................  5,426
General and administrative expenses.....................................  5,569
                                                                         ------
Net income before taxes.................................................     48
Income tax expense......................................................     20
                                                                         ------
Net income.............................................................. $   28
                                                                         ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NovaStar Financial, Inc.:

  We have audited the accompanying consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and the period from September 13, 1996 (inception) to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NovaStar Financial, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the year ended December 31, 1997 and the period from September 13, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Kansas City, Missouri
January 30, 1998

--------------------------------------------------------------------------------

  You should rely only on the information contained or incorporated by reference inthis prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

  We are not offering the securities in any state where the offer is not permitted.

  We do not claim that the information in this prospectus is accurate as of any date other than the dates stated on the cover.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,199,998 SHARES

                            NOVASTAR FINANCIAL, INC.

                                  COMMON STOCK


                                   3,649,999

                            NOVASTAR FINANCIAL INC.

                            STOCK PURCHASE WARRANTS


                       [LOGO OF NOVASTAR FINANCIAL, INC.]


                                ---------------

                                   Prospectus

                             February 12, 1999

                                ---------------


--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

  The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

             SEC Registration................ $ 50,000
             Exchange Listing Fee............   70,000
             Legal Fees and Expenses.........   15,000
             Accounting Fees and Expenses....    5,000
             Printing Fees...................    5,000
             Other...........................    5,000
                                              --------
               Total......................... $150,000
                                              ========

Item 32. Sales to Special Parties.

  None.

Item 33. Recent Sales of Unregistered Securities.

  In September and December 1996 the Registrant sold 216,666 shares of Common Stock to the two founders of the Registrant for $2,167 cash. Such shares were sold without registration under the Securities Act of 1933, as amended (the "Act"), in reliance on the exemption provided by Section 4(2) thereof.

  In December 1996 the Registrant sold an aggregate of 3,333,333 Units, each Unit consisting of one share of Class A Convertible Preferred Stock and one Stock Purchase Warrant, to approximately 180 "accredited investors" (as such term is defined under Rule 501(a) promulgated under the Act) for $49,999,995 cash and an additional 216,666 Units to the two founders of the Registrant for $3,249,999 in forgivable notes. Stifel, Nicolaus & Company, Incorporated acted as placement agent (the "Placement Agent") in connection with such issuance and received commissions and reimbursement of expenses totaling approximately $3,000,000 along with 100,000 Stock Purchase Warrants. Such shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the exemption provided by Section 4(2) thereof and on Regulation D promulgated thereunder.

Item 34. Indemnification of Directors and Officers.

  Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

  The law also provides for comparable indemnification for corporate officers and agents.

  The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  The Purchase Terms Agreement, Registration Rights Agreement and Founders Registration Rights Agreement, included as Exhibits 10.1, 10.2 and 10.4, respectively, to this Registration Statement, provide for indemnification of the Registrant, our directors and certain of our officers against certain liabilities, including liabilities under the Act.

Item 35. Treatment of Proceeds From Stock Being Registered.

  Not applicable.

Item 36. Financial Statements and Exhibits.

  (a) Financial Statements (each included in the Prospectus):

      Balance Sheets
      Statements of Operations
      Statements of Stockholders' Equity
      Statements of Cash Flows
      Notes to Consolidated Financial Statements

  (b) Exhibits:

     3.1*      Articles of Amendment and Restatement of the Registrant
     3.2*      Articles Supplementary of the Registrant
     3.3*      Bylaws of the Registrant
     4.1*      Specimen Common Stock Certificate
     4.2*      Specimen Warrant Certificate
     5.1*      Opinion of Tobin & Tobin, a professional corporation, as
                to legality (including consent of such firm)
     5.2*      Opinion of Piper & Marbury L.L.P., as to legality
                (including consent of such firm)
     8.1*      Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to
                certain tax matters (including consent of such firm)

     10.1*     Purchase Terms Agreement, dated December 6, 1996, between
                the Registrant and the Placement Agent.
     10.2*     Registration Rights Agreement, dated December 9, 1996,
                between the Registrant and the Placement Agent.
     10.3*     Warrant Agreement, dated December 9, 1996, between the
                Registrant and the Holders of the Warrants Acting Through
                the Registrant as the Initial Warrant Agent.
     10.4*     Founders Registration Rights Agreement, dated December 9,
                1996, between the Registrant and the original holders of
                Common Stock of the Registrant.
     10.5*     Commitment Letter dated October 3, 1996 from General
                Electric Capital Group accepted by the Registrant.
     10.6*     Master Repurchase Agreement dated as of January 31, 1997
                among Merrill Lynch Mortgage Capital Inc., Merrill Lynch
                Credit Corporation and the Registrant.
     10.7*     Mortgage Loan Warehousing Agreement dated as of February
                20, 1997 between First Union National Bank of North
                Carolina and the Registrant.
     10.8*     Employment Agreement, dated September 30, 1996, between
                the Registrant and Scott F. Hartman.
     10.9*     Employment Agreement, dated September 30, 1996, between
                the Registrant and W. Lance Anderson.
     10.10*    Promissory Note by Scott F. Hartman to the Registrant,
                dated December 9, 1996.
     10.11*    Promissory Note by W. Lance Anderson to the Registrant,
                dated December 9, 1996.
     10.12*    Stock Pledge Agreement between Scott F. Hartman and the
                Registrant, dated December 9, 1996.
     10.13*    Stock Pledge Agreement between W. Lance Anderson and the
                Registrant, dated December 9, 1996.
     10.14*    1996 Executive and Non-Employee Director Stock Option
                Plan, as last amended December 6, 1996.
     10.15*    Administrative Services Outsourcing Agreement, dated June
                30, 1997, between the Registrant and NovaStar Mortgage,
                Inc.
     10.16*    Mortgage Loan Sale and Purchase Agreement, dated as of
                June 30, 1997, between the Registrant and NovaStar
                Mortgage, Inc.
     10.17*    Flow Loan Subservicing Agreement, dated as of June 30,
                1997, between the Registrant and NovaStar Mortgage, Inc.
     10.18*    Certificate of Incorporation of NFI Holding Corporation.
     10.19*    Agreement of Shareholders of Common Stock NFI Holding
                Corporation.
     10.20*    Term Loan and Security Agreement between NovaStar
                Certificates Financing Corporation and Reliance Funding
                Corporation dated as of October 13, 1998 and related
                agreements including Guaranty of even date by Registrant.
     11.1*     Statement regarding computation of per share earnings.
     21.1*     Subsidiaries of the Registrant (set forth in "Prospectus
                Summary," "The Company" and "Certain Transactions" in the
                Prospectus)
     23.1*     Consent of Tobin & Tobin, a professional corporation
                (included in Exhibit 5.1)
     23.2*     Consent of Piper & Marbury L.L.P. (included in Exhibit
                5.2)
     23.3*     Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in
                Exhibit 8.1)

     23.4      Consent of KPMG LLP.
     24.1*     Power of Attorney
     27.1*     Financial Data Schedule
     99.1      Conflict of Interest Policy

--------

 * Previously filed.

ITEM 39. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 2 TO THE SHELF REGISTRATION STATEMENT TO BE SIGNED ON OUR BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WESTWOOD, STATE OF KANSAS, ON FEBRUARY 12, 1999.

                                          NovaStar Financial, Inc.

                                                 */s/ Scott F. Hartman
                                          By: _________________________________
                                                     Scott F. Hartman
                                                 Chairman of the Board and
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS POST-EFFECTIVE AMENDMENT NO. 2 TO THE SHELF REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                         POSITION                   DATE
             ---------                         --------                   ----


     */s/ Scott F. Hartman           Chairman of the Board, Chief  February 12, 1999
____________________________________  Executive Officer and
          Scott F. Hartman            Director (Principal
                                      Executive Officer)

    */s/ W. Lance Anderson           President, Chief Operating    February 12, 1999
____________________________________  Officer and Director
         W. Lance Anderson

     */s/ Mark J. Kohlrus            Senior Vice President,        February 12, 1999
____________________________________  Treasurer and Chief
          Mark J. Kohlrus             Financial Officer
                                      (Principal Financial
                                      Officer)

   */s/ Rodney E. Schwatken          Vice President, Controller,   February 12, 1999
____________________________________  and Assistant Treasurer
        Rodney E. Schwatken           (Principal Accounting
                                      Officer)

    */s/ Gregory T. Barmore          Director                      February 12, 1999
____________________________________
         Gregory T. Barmore

     */s/ Edward W. Mehrer           Director                      February 12, 1999
____________________________________
          Edward W. Mehrer

                                     Director
____________________________________
          Bart O. Johnson

    /s/ Rodney E. Schwatken
____________________________________
       *Rodney E. Schwatken,
         Attorney-in-Fact


                                 EXHIBIT INDEX

 Exhibit No.                    Description of Document
 -----------                    -----------------------
  3.1*       Articles of Amendment and Restatement of the Registrant
  3.2*       Articles Supplementary of the Registrant
  3.3*       Bylaws of the Registrant
  4.1*       Specimen Common Stock Certificate
  4.2*       Specimen Warrant Certificate
  5.1*       Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
  5.2*       Opinion of Piper & Marbury L.L.P., as to legality (including consent of such firm)
  8.1*       Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
 10.1*       Purchase Terms Agreement, dated December 6, 1996, between
              the Registrant and the Placement Agent.
 10.2*       Registration Rights Agreement, dated December 9, 1996,
              between the Registrant and the Placement Agent.
 10.3*       Warrant Agreement, dated December 9, 1996, between the
              Registrant and the Holders of the Warrants Acting Through
              the Registrant as the Initial Warrant Agent.
 10.4*       Founders Registration Rights Agreement, dated December 9,
              1996, between the Registrant and the original holders of
              Common Stock of the Registrant.
 10.5*       Commitment Letter dated October 3, 1996 from General
              Electric Capital Group accepted by the Registrant.
 10.6*       Master Repurchase Agreement dated as of January 31, 1997
              among Merrill Lynch Mortgage Capital Inc., Merrill Lynch
              Credit Corporation and the Registrant.
 10.7*       Mortgage Loan Warehousing Agreement dated as of February 20,
              1997 between First Union National Bank of North Carolina
              and the Registrant.
 10.8*       Employment Agreement, dated September 30, 1996, between the
              Registrant and Scott F. Hartman.
 10.9*       Employment Agreement, dated September 30, 1996, between the
              Registrant and W. Lance Anderson.
 10.10*      Promissory Note by Scott F. Hartman to the Registrant, dated
              December 9, 1996.
 10.11*      Promissory Note by W. Lance Anderson to the Registrant,
              dated December 9, 1996.
 10.12*      Stock Pledge Agreement between Scott F. Hartman and the
              Registrant, dated December 9, 1996.
 10.13*      Stock Pledge Agreement between W. Lance Anderson and the
              Registrant, dated December 9, 1996.
 10.14*      1996 Executive and Non-Employee Director Stock Option Plan,
              as last amended December 6, 1996.
 10.15*      Administrative Services Outsourcing Agreement, dated June
              30, 1997, between the Registrant and NovaStar Mortgage,
              Inc.
 10.16*      Mortgage Loan Sale and Purchase Agreement, dated as of June
              30, 1997, between the Registrant and NovaStar Mortgage,
              Inc.
 10.17*      Flow Loan Subservicing Agreement, dated as of June 30, 1997, between the Registrant and NovaStar Mortgage, Inc.
 10.18*      Certificate of Incorporation of NFI Holding Corporation.
 10.19*      Agreement of Shareholders of Common Stock NFI Holding
              Corporation.

 EXHIBIT NO.                   DESCRIPTION OF DOCUMENT
 -----------                   -----------------------
 10.20*      Term Loan and Security Agreement between NovaStar
              Certificates Financing Corporation and Reliance Funding
              Corporation dated as of October 13, 1998 and related
              agreements including Guaranty of even date by Registrant.
 11.1*       Statement regarding computation of per share earnings.
 21.1*       Subsidiaries of the Registrant (set forth in "Prospectus
              Summary," "The Company" and "Certain Transactions" in the
              Prospectus)
 23.1*       Consent of Tobin & Tobin, a professional corporation
              (included in Exhibit 5.1)
 23.2*       Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
 23.3*       Consent of Jeffers, Wilson, Shaff & Falk, LLP (included in
              Exhibit 8.1)
 23.4        Consent of KPMG LLP
 24.1*       Power of Attorney
 27.1*       Financial Data Schedule
 99.1        Conflict of Interest Policy

--------

 * Previously filed.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-effective Amendment No. 2 to the Shelf Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on February , 1999.

                                          NovaStar Financial, Inc.


                                          By: _________________________________
                                                     Scott F. Hartman
                                                 Chairman of the Board and
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 2 to the Shelf Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                         Position                   Date
             ---------                         --------                   ----


                                     Chairman of the Board, Chief   February  , 1999
____________________________________  Executive Officer and
          Scott F. Hartman            Director (Principal
                                      Executive Officer)

                                     President, Chief Operating     February  , 1999
____________________________________  Officer and Director
         W. Lance Anderson

                                     Senior Vice President,         February  , 1999
____________________________________  Treasurer and Chief
          Mark J. Kohlrus             Financial Officer
                                      (Principal Financial
                                      Officer)

                                     Vice President, Controller,    February  , 1999
____________________________________  and Assistant Treasurer
        Rodney E. Schwatken           (Principal Accounting
                                      Officer)

                                     Director                       February  , 1999
____________________________________
         Gregory T. Barmore

                                     Director                       February  , 1999
____________________________________
          Edward W. Mehrer

                                     Director                       February  , 1999
____________________________________
          Bart O. Johnson


____________________________________
       *Rodney E. Schwatken,
         Attorney-in-Fact


                                      II-5